Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
CIT Group Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows present fairly, in all material respects, the financial position of CIT Group Inc. and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2015 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded IMB HoldCo LLC from its assessment of internal control over financial reporting as of December 31, 2015 because it was acquired by the Company in a purchase business combination during 2015. We have also excluded IMB HoldCo LLC from our audit of internal control over financial reporting. IMB HoldCo LLC is a wholly-owned subsidiary that represented approximately 33% and 10% of the Company’s total consolidated assets and total consolidated revenue, respectively, as of and for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 4, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 25, as to which the date is September 26, 2016

1

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (dollars in millions – except share data)

	December 31, 2015	December 31, 2014
Assets
Cash and due from banks, including restricted balances of $601.4 and $374.0 at December 31, 2015 and 2014(1), respectively (see Note 10 for amounts pledged)	$1,481.2	$878.5
Interest bearing deposits, including restricted balances of $229.5 and $590.2 at December 31, 2015 and 2014(1), respectively (see Note 10 for amounts pledged)	6,820.3	6,241.2
Securities purchased under agreements to resell	–	650.0
Investment securities, including $339.7 at December 31, 2015 of securities carried at fair value with changes recorded in net income (see Note 10 for amounts pledged)	2,953.8	1,550.3
Assets held for sale(1)	2,092.4	1,218.1
Loans (see Note 10 for amounts pledged)	31,671.7	19,495.0
Allowance for loan losses	(360.2)	(346.4)
Total loans, net of allowance for loan losses(1)	31,311.5	19,148.6
Operating lease equipment, net (see Note 10 for amounts pledged)(1)	16,617.0	14,930.4
Indemnification assets	414.8	–
Unsecured counterparty receivable	537.8	559.2
Goodwill	1,198.3	571.3
Intangible assets	176.3	25.7
Other assets, including $195.9 and $168.4 at December 31, 2015 and 2014, respectively, at fair value	3,394.9	2,106.7
Assets of discontinued operations	500.5	–
Total Assets	$67,498.8	$47,880.0
Liabilities
Deposits	$32,782.2	$15,849.8
Credit balances of factoring clients	1,344.0	1,622.1
Other liabilities, including $221.3 and $62.8 at December 31, 2015 and 2014, respectively, at fair value	3,158.7	2,888.8
Borrowings, including $3,361.2 and $3,053.3 contractually due within twelve months at December 31, 2015 and December 31, 2014, respectively	18,539.1	18,455.8
Liabilities of discontinued operations	696.2	–
Total Liabilities	56,520.2	38,816.5
Stockholders’ Equity
Common stock: $0.01 par value, 600,000,000 authorized
Issued: 204,447,769 and 203,127,291 at December 31, 2015 and December 31, 2014, respectively	2.0	2.0
Outstanding: 201,021,508 and 180,920,575 at December 31, 2015 and December 31, 2014, respectively
Paid-in capital	8,718.1	8,603.6
Retained earnings	2,557.4	1,615.7
Accumulated other comprehensive loss	(142.1)	(133.9)
Treasury stock: 3,426,261 and 22,206,716 shares at December 31, 2015 and December 31, 2014 at cost, respectively	(157.3)	(1,018.5)
Total Common Stockholders’ Equity	10,978.1	9,068.9
Noncontrolling minority interests	0.5	(5.4)
Total Equity	10,978.6	9,063.5
Total Liabilities and Equity	$67,498.8	$47,880.0

(1)	The following table presents information on assets and liabilities related to Variable Interest Entities (VIEs) that are consolidated by the Company. The difference between VIE total assets and total liabilities represents the Company’s interests in those entities, which were eliminated in consolidation. The assets of the consolidated VIEs will be used to settle the liabilities of those entities and, except for the Company’s interest in the VIEs, are not available to the creditors of CIT or any affiliates of CIT.

Assets
Cash and interest bearing deposits, restricted	$314.2	$537.3
Assets held for sale	279.7	–
Total loans, net of allowance for loan losses	2,218.6	3,619.2
Operating lease equipment, net	3,985.9	4,219.7
Other	11.2	10.0
Total Assets	$6,809.6	$8,386.2
Liabilities
Beneficial interests issued by consolidated VIEs (classified as long-term borrowings)	$4,084.8	$5,331.5
Total Liabilities	$4,084.8	$5,331.5

The accompanying notes are an integral part of these consolidated financial statements.

2

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (dollars in millions – except per share data)

	Years Ended December 31,
	2015	2014	2013
Interest income
Interest and fees on loans	$1,441.5	$1,191.0	$1,226.3
Other interest and dividends	71.4	35.5	28.9
Interest income	1,512.9	1,226.5	1,255.2
Interest expense
Interest on borrowings	(773.4)	(855.2)	(881.1)
Interest on deposits	(330.1)	(231.0)	(179.8)
Interest expense	(1,103.5)	(1,086.2)	(1,060.9)
Net interest revenue	409.4	140.3	194.3
Provision for credit losses	(160.5)	(100.1)	(64.9)
Net interest revenue, after credit provision	248.9	40.2	129.4
Non-interest income
Rental income on operating leases	2,152.5	2,093.0	1,897.4
Other income	219.5	305.4	381.3
Total non-interest income	2,372.0	2,398.4	2,278.7
Total revenue, net of interest expense and credit provision	2,620.9	2,438.6	2,408.1
Non-interest expenses
Depreciation on operating lease equipment	(640.5)	(615.7)	(540.6)
Maintenance and other operating lease expenses	(231.0)	(196.8)	(163.1)
Operating expenses	(1,168.3)	(941.8)	(970.2)
Loss on debt extinguishment	(2.6)	(3.5)	–
Total other expenses	(2,042.4)	(1,757.8)	(1,673.9)
Income from continuing operations before benefit (provision) for income taxes	578.5	680.8	734.2
Benefit (provision) for income taxes	488.4	397.9	(83.9)
Income from continuing operations before attribution of noncontrolling interests	1,066.9	1,078.7	650.3
Net loss (income) attributable to noncontrolling interests, after tax	0.1	(1.2)	(5.9)
Income from continuing operations	1,067.0	1,077.5	644.4
Discontinued operations
(Loss) income from discontinued operations, net of taxes	(10.4)	(230.3)	31.3
Gain on sale of discontinued operations, net of taxes	–	282.8	–
Total (loss) income from discontinued operations, net of taxes	(10.4)	52.5	31.3
Net income	$1,056.6	$1,130.0	$675.7
Basic income per common share
Income from continuing operations	$5.75	$5.71	$3.21
(Loss) income from discontinued operations, net of taxes	(0.05)	0.28	0.16
Basic income per common share	$5.70	$5.99	$3.37
Diluted income per common share
Income from continuing operations	$5.72	$5.69	$3.19
(Loss) income from discontinued operations, net of taxes	(0.05)	0.27	0.16
Diluted income per common share	$5.67	$5.96	$3.35
Average number of common shares – (thousands)
Basic	185,500	188,491	200,503
Diluted	186,388	189,463	201,695
Dividends declared per common share	$0.60	$0.50	$0.10

The accompanying notes are an integral part of these consolidated financial statements.

3

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Income from continuing operations, before attribution of noncontrolling interests	$1,066.9	$1,078.7	$650.3
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	9.7	(26.0)	(12.8)
Changes in fair values of derivatives qualifying as cash flow hedges	–	0.2	(0.1)
Net unrealized losses on available for sale securities	(7.1)	(0.1)	(2.0)
Changes in benefit plans net gain (loss) and prior service (cost)/credit	(10.8)	(34.4)	19.0
Other comprehensive income (loss), net of tax	(8.2)	(60.3)	4.1
Comprehensive income before noncontrolling interests and discontinued operation	1,058.7	1,018.4	654.4
Comprehensive loss (income) attributable to noncontrolling interests	0.1	(1.2)	(5.9)
Loss (income) from discontinued operation, net of taxes	(10.4)	52.5	31.3
Comprehensive income	$1,048.4	$1,069.7	$679.8

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (dollars in millions)

	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Noncontrolling Minority Interests	Total Equity
December 31, 2012	$2.0	$8,501.8	$(74.6)	$(77.7)	$(16.7)	$4.7	$8,339.5
Net income			675.7			5.9	681.6
Other comprehensive income, net of tax				4.1			4.1
Dividends paid			(20.1)				(20.1)
Amortization of restricted stock, stock option, and performance share expenses		52.5			(15.9)		36.6
Repurchase of common stock					(193.4)		(193.4)
Employee stock purchase plan		1.1					1.1
Distribution of earnings and capital						0.6	0.6
December 31, 2013	$2.0	$8,555.4	$581.0	$(73.6)	$(226.0)	$11.2	$8,850.0
Net income			1,130.0			1.2	1,131.2
Other comprehensive income, net of tax				(60.3)			(60.3)
Dividends paid			(95.3)				(95.3)
Amortization of restricted stock, stock option, and performance share expenses		47.1			(17.0)		30.1
Repurchase of common stock					(775.5)		(775.5)
Employee stock purchase plan		1.1					1.1
Distribution of earnings and capital						(17.8)	(17.8)
December 31, 2014	$2.0	$8,603.6	$1,615.7	$(133.9)	$(1,018.5)	$(5.4)	$9,063.5
Net income			1,056.6			(0.1)	1,056.5
Other comprehensive income, net of tax				(8.2)			(8.2)
Dividends paid			(114.9)				(114.9)
Amortization of restricted stock, stock option, and performance share expenses		93.4			(23.4)		70.0
Repurchase of common stock					(531.8)		(531.8)
Issuance of common stock – acquisition		45.6			1,416.4		1,462.0
Employee stock purchase plan		2.0					2.0
Purchase of noncontrolling interest and distribution of earnings and capital		(26.5)				6.0	(20.5)
December 31, 2015	$2.0	$8,718.1	$2,557.4	$(142.1)	$(157.3)	$0.5	$10,978.6

The accompanying notes are an integral part of these consolidated financial statements.

5

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Cash Flows From Operations
Net income	$1,056.6	$1,130.0	$675.7
Adjustments to reconcile net income to net cash flows from operations:
Provision for credit losses	160.5	100.1	64.9
Net depreciation, amortization and (accretion)	783.9	973.2	798.7
Net gains on asset sales	(12.3)	(348.4)	(185.3)
(Benefit) provision for deferred income taxes	(569.2)	(426.7)	59.1
(Increase) decrease in finance receivables held for sale	(261.5)	(161.9)	407.6
Goodwill and intangible assets – impairments and amortization	29.0	–	–
Reimbursement of OREO expenses from FDIC	7.2	–	–
Increase (decrease) in other assets	65.9	(106.5)	26.9
Increase (decrease) in other liabilities	(408.2)	32.9	(171.6)
Net cash flows provided by operations	851.9	1,192.7	1,676.0
Cash Flows From Investing Activities
Changes in loans, net	(1,475.3)	(1,703.3)	(2,846.0)
Purchases of investment securities	(8,051.5)	(10,022.8)	(16,462.3)
Proceeds from maturities of investment securities	8,963.2	10,461.2	14,983.4
Proceeds from asset and receivable sales	2,328.8	3,692.4	1,812.3
Purchases of assets to be leased and other equipment	(3,052.5)	(3,028.9)	(2,335.9)
Net (increase) decrease in short-term factoring receivables	124.7	(8.0)	105.2
Purchases of restricted stock	(128.9)	(5.9)	(0.4)
Proceeds from redemption of restricted stock	20.3	2.4	0.8
Payments to the FDIC under loss share agreements	(18.1)	–	–
Proceeds from FDIC under loss share agreements and participation agreements	33.7	–	–
Proceeds from the sale of OREO, net of repurchases	60.8	–	–
Acquisition, net of cash received	2,521.2	(448.6)	–
Net change in restricted cash	156.7	93.8	127.0
Net cash flows provided by (used in) investing activities	1,483.1	(967.7)	(4,615.9)
Cash Flows From Financing Activities
Proceeds from the issuance of term debt	1,626.9	3,871.5	2,099.9
Repayments of term debt	(4,417.7)	(5,842.3)	(2,498.0)
Proceeds from FHLB advances	5,964.1	308.6	7.7
Repayments of FHLB debt	(6,070.2)	(88.6)	(4.7)
Net increase in deposits	2,402.2	3,301.8	2,823.0
Collection of security deposits and maintenance funds	330.9	332.2	295.2
Use of security deposits and maintenance funds	(184.1)	(163.0)	(124.8)
Repurchase of common stock	(531.8)	(775.5)	(193.4)
Dividends paid	(114.9)	(95.3)	(20.1)
Purchase of noncontrolling interest	(20.5)	–	–
Payments on affordable housing investment credits	(4.8)	–	–
Net cash flows (used in) provided by financing activities	(1,019.9)	849.4	2,384.8
Increase (decrease) in unrestricted cash and cash equivalents	1,315.1	1,074.4	(555.1)
Unrestricted cash and cash equivalents, beginning of period	6,155.5	5,081.1	5,636.2
Unrestricted cash and cash equivalents, end of period	$7,470.6	$6,155.5	$5,081.1
Supplementary Cash Flow Disclosure
Interest paid	$(1,110.0)	$(1,049.5)	$(997.8)
Federal, foreign, state and local income taxes (paid) collected, net	$(9.5)	$(21.6)	$(68.0)
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for investment to held for sale	$3,039.4	$2,671.0	$5,167.0
Transfer of assets from held for sale to held for investment	$208.7	$64.9	$10.2
Deposits on flight equipment purchases applied to acquisition of flight equipment, capitalized interest and buyer furnished equipment	$554.2	$589.4	$407.5
Transfers of assets from held for investment to OREO	$65.8	$–	$–
Issuance of common stock as consideration	$1,462.0	$–	$–

The accompanying notes are an integral part of these consolidated financial statements.

6

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CIT Group Inc., together with its subsidiaries (collectively “CIT” or the “Company”), has provided financial solutions to its clients since its formation in 1908. The Company provides financing, leasing and advisory services principally to middle market companies in a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation industry worldwide. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company (“FHC”) in July 2013. Through its bank subsidiary, CIT Bank, N.A., CIT provides a full range of commercial and consumer banking and related services to customers through 70 branches located in southern California and its online bank, bankoncit.com.

Effective as of August 3, 2015, CIT Group Inc. (“CIT”) acquired IMB HoldCo LLC (“IMB”), the parent company of OneWest Bank, National Association, a national bank (“OneWest Bank”). CIT Bank, a Utah-state chartered bank and a wholly owned subsidiary of CIT, merged with and into OneWest Bank (the “OneWest Transaction”), with OneWest Bank surviving as a wholly owned subsidiary of CIT with the name CIT Bank, National Association (“CIT Bank, N.A.” or “CIT Bank”). See Note 2 — Acquisitions and Disposition Activities for details.

CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956. CIT Bank, N.A. is regulated by the Office of the Comptroller of the Currency, U.S. Department of the Treasury (“OCC”). Prior to the OneWest Transaction, CIT Bank was regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”).

BASIS OF PRESENTATION

Basis of Financial Information

The accounting and financial reporting policies of CIT Group Inc. conform to generally accepted accounting principles (“GAAP”) in the United States and the preparation of the consolidated financial statements is in conformity with GAAP which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Some of the more significant estimates include: allowance for loan losses, loan impairment, fair value determination, lease residual values, liabilities for uncertain tax positions, realizability of deferred tax assets, purchase accounting adjustments, indemnification assets, goodwill, intangible assets, and contingent liabilities. Additionally where applicable, the policies conform to accounting and reporting guidelines prescribed by bank regulatory authorities.

Principles of Consolidation

The accompanying consolidated financial statements include financial information related to CIT Group Inc. and its majority-owned subsidiaries and those variable interest entities (“VIEs”) where the Company is the primary beneficiary (“PB”).

In preparing the consolidated financial statements, all significant inter-company accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

The results for the year ended December 31, 2015 contain activity of OneWest Bank for approximately five months, therefore they are not necessarily indicative of the results expected for a full year.

Discontinued Operations

The Financial Freedom business, a division of CIT Bank (formerly a division of OneWest Bank) that services reverse mortgage loans, was acquired in conjunction with the OneWest Transaction. Pursuant to ASC 205-20, as amended by ASU 2014-08, the Financial Freedom business is reflected as discontinued operations as of the August 3, 2015 acquisition date and as of December 31, 2015. The business includes the entire third party servicing of reverse mortgage

7

operations, which consist of personnel, systems and servicing assets. The assets of discontinued operations primarily include Home Equity Conversion Mortgage (“HECM”) loans and servicing advances. The liabilities of discontinued operations include reverse mortgage servicing liabilities, which relates primarily to loans serviced for Fannie Mae, secured borrowings and contingent liabilities. Unrelated to the Financial Freedom business, continuing operations includes a portfolio of reverse mortgages, which is maintained in the Consumer and Community Banking segment.

In addition to the servicing rights, discontinued operations reflect HECM loans, which were pooled and securitized in the form of GNMA HMBS and sold into the secondary market with servicing retained. These HECM loans are insured by the Federal Housing Administration (“FHA”). Based upon the structure of the GNMA HMBS securitization program, the Company has determined that the HECM loans transferred into the program had not met all of the requirements for sale accounting and therefore, has accounted for these transfers as a financing transaction. Under a financing transaction, the transferred loans remain on the Company’s statement of financial position and the proceeds received are recorded as a secured borrowing.

On April 25, 2014, the Company completed the sale of the student lending business, along with certain secured debt and servicing rights. As a result, the student lending business is reported as a discontinued operation for the year ended December 31, 2014.

Discontinued Operations are discussed in Note 2 — Acquisition and Disposition Activities.

SIGNIFICANT ACCOUNTING POLICIES

Financing and Leasing Assets

CIT extends credit to commercial customers through a variety of financing arrangements including term loans, revolving credit facilities, capital (direct finance) leases and operating leases. With the addition of OneWest Bank, CIT now also extends credit through consumer loans, including residential mortgages and home equity loans, and has a portfolio of reverse mortgages. The amounts outstanding on term loans, consumer loans, revolving credit facilities and capital leases are referred to as finance receivables. In certain instances, we use the term “Loans” synonymously, as presented on the balance sheet. These finance receivables, when combined with Assets held for sale (“AHFS”) and Operating lease equipment, net are referred to as financing and leasing assets.

It is CIT’s expectation that the majority of the loans and leases originated will be held for the foreseeable future or until maturity. In certain situations, for example to manage concentrations and/or credit risk or where returns no longer meet specified targets, some or all of certain exposures are sold. Loans for which the Company has the intent and ability to hold for the foreseeable future or until maturity are classified as held for investment (“HFI”). If the Company no longer has the intent or ability to hold loans for the foreseeable future, then the loans are transferred to AHFS. Loans originated with the intent to resell are classified as AHFS.

Loans originated and classified as HFI are recorded at amortized cost. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to interest income over the contractual lives of the related loans. Unearned income on leases and discounts and premiums on loans purchased are amortized to interest income using the effective interest method. For loans classified as AHFS, the amortization of discounts and premiums on loans purchased and unearned income ceases. Direct financing leases originated and classified as HFI are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Management performs periodic reviews of estimated residual values, with other than temporary impairment (“OTTI”) recognized in current period earnings.

If it is determined that a loan should be transferred from HFI to AHFS, then the loan is transferred at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a charge-off when the carrying amount exceeds fair value and the difference relates to credit quality, otherwise the write-down is recorded as a reduction to Other Income, and any allowance for loan loss is reversed. Once classified as AHFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as a reduction to Other Income.

If it is determined that a loan should be transferred from AHFS to HFI, the loan is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the fair value, if lower, is reflected as a loan discount at the transfer date, which reduces its

8

carrying value. Subsequent to the transfer, the discount is accreted into earnings as an increase to interest income over the life of the loan using the effective interest method.

Operating lease equipment is carried at cost less accumulated depreciation. Operating lease equipment is depreciated to its estimated residual value using the straight-line method over the lease term or estimated useful life of the asset. Where management’s intention is to sell the equipment received at the end of a lease, these are marked to the lower of cost or fair value and classified as AHFS. Depreciation is stopped on these assets and any further marks to lower of cost or fair value are recorded in Other Income. Equipment received at the end of the lease is marked to the lower of cost or fair value with the adjustment recorded in Other Income.

In the operating lease portfolio, maintenance costs incurred that exceed maintenance funds collected for commercial aircraft are expensed if they do not provide a future economic benefit and do not extend the useful life of the aircraft. Such costs may include costs of routine aircraft operation and costs of maintenance and spare parts incurred in connection with re-leasing an aircraft and during the transition between leases. For such maintenance costs that are not capitalized, a charge is recorded in expense at the time the costs are incurred. Income recognition related to maintenance funds collected and not used during the life of the lease is deferred to the extent management estimates costs will be incurred by subsequent lessees performing scheduled maintenance. Upon the disposition of an aircraft, any excess maintenance funds that exist are recognized in Other Income.

Loans acquired in the OneWest Transaction were initially recorded at their fair value on the acquisition date. For loans that were not considered credit impaired at the date of acquisition and for which cash flows were evaluated based on contractual terms, a premium or discount was recorded, representing the difference between the unpaid principal balance and the fair value. The discount or premium is accreted or amortized to earnings using the effective interest method as a yield adjustment over the remaining contractual terms of the loans and is recorded in Interest Income. If the loan is prepaid, the remaining discount or premium will be recognized in Interest Income. If the loan is sold, the remaining discount will be considered in the resulting gain or loss on sale. If the loan is subsequently classified as non-accrual, or transferred to AHFS, accretion / amortization of the discount (premium) will cease.

For loans that were purchased with evidence of credit quality deterioration since origination, the discount recorded includes accretable and non-accretable components.

For purposes of income recognition, and consistent with valuation models across loan portfolios, the Company has elected to not take a position on the movement of future interest rates in the model. If interest rates rise, the loans will generate higher income. If rates fall, the loans will generate lower income.

Purchased Credit-Impaired Loans

Loans accounted for as purchased credit-impaired loans (“PCI loans”) are accounted for in accordance with ASC 310-30 Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”). PCI loans were determined as of the date of purchase to have evidence of credit quality deterioration, which make it probable that the Company will be unable to collect all contractually required payments (principal and interest). Evidence of credit quality deterioration as of the purchase date may include past due status, recent borrower credit scores, credit rating (probability of obligor default) and recent loan-to-value ratios.

Commercial PCI loans are accounted for as individual loans. Conversely, consumer PCI loans with similar common risk characteristics are pooled together for accounting purposes (i.e., into one unit of account). Common risk characteristics consist of similar credit risk (e.g., delinquency status, loan-to-value, or credit risk rating) and at least one other predominant risk characteristic (e.g., loan type, collateral type, interest rate index, date of origination or term). For pooled loans, each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows for the pool.

At acquisition, the PCI loans were initially recorded at estimated fair value, which is determined by discounting each commercial loan’s or consumer pool’s principal and interest cash flows expected to be collected using a discount rate for similar instruments with adjustments that management believes a market participant would consider. The Company estimated the cash flows expected to be collected at acquisition using internal credit risk and prepayment risk models that incorporate management’s best estimate of current key assumptions, such as default rates, loss severity and prepayment speeds of the loan.

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For both commercial PCI loans (evaluated individually) and consumer PCI loans (evaluated on a pool basis), an accretable yield is measured as the excess of the cash flows expected to be collected, estimated at the acquisition date, over the recorded investment (estimated fair value at acquisition) and is recognized in interest income over the remaining life of the loan, or pool of loans, on an effective yield basis. The difference between the cash flows contractually required to be paid (principal and interest), measured as of the acquisition date, over the cash flows expected to be collected is referred to as the non-accretable difference.

Subsequent to acquisition, the estimates of the cash flows expected to be collected are evaluated on a quarterly basis for both commercial PCI loans (evaluated individually) and consumer PCI loans (evaluated on a pool basis). During each subsequent reporting period, the cash flows expected to be collected shall be reviewed but will be revised only if it is deemed probable that a significant change has occurred. Probable and significant decreases in expected cash flows as a result of further credit deterioration result in a charge to the provision for credit losses and a corresponding increase to the allowance for loan losses. Probable and significant increases in cash flows expected to be collected due to improved credit quality result in recovery of any previously recorded allowance for loan losses, to the extent applicable, and an increase in the accretable yield applied prospectively for any remaining increase. The accretable yield is affected by revisions to previous expectations that result in an increase in expected cash flows, changes in interest rate indices for variable rate PCI loans, changes in prepayment assumptions and changes in expected principal and interest payments and collateral values. The Company assumes a flat forward interest curve when analyzing future cash flows for the mortgage loans. Changes in expected cash flows caused by changes in market interest rates are recognized as adjustments to the accretable yield on a prospective basis.

Resolutions of loans may include sales to third parties, receipt of payments in settlement with the borrower, or foreclosure of the collateral. Upon resolution, the Company’s policy is to remove an individual consumer PCI loan from the pool at its carrying amount. Any difference between the loans carrying amount and the fair value of the collateral or other assets received does not affect the percentage yield calculation used to recognize accretable yield on the pool. This removal method assumes that the amount received from these resolutions approximates the pool performance expectations of cash flows. The accretable yield percentage is unaffected by the resolution. Modifications or refinancing of loans accounted for within a pool do not result in the removal of those loans from the pool; instead, the revised terms are reflected in the expected cash flows within the pool of loans.

Reverse Mortgages

Reverse mortgage loans, which were recorded at fair value on the acquisition date, are contracts in which a homeowner borrows against the equity in their home and receives cash in one lump sum payment, a line of credit, fixed monthly payments for either a specific term or for as long as the homeowner lives in the home or a combination of these options. Reverse mortgages feature no recourse to the borrower, no required repayment during the borrower’s occupancy of the home (as long as the borrower complies with the terms of the mortgage), and, in the event of foreclosure, a repayment amount that cannot exceed the lesser of either the unpaid principal balance of the loan or the proceeds recovered upon sale of the home. The mortgage balance consists of cash advanced, interest compounded over the life of the loan, capitalized mortgage insurance premiums, and other servicing advances capitalized into the loan.

Revenue Recognition

Interest income on HFI loans is recognized using the effective interest method or on a basis approximating a level rate of return over the life of the asset. Interest income includes components of accretion of the fair value discount on loans and lease receivables recorded in connection with Purchase Accounting Adjustments (“PAA”) and to a lesser extent Fresh Start Accounting (“FSA”) adjustments that were applied as of December 31, 2009, (the Convenience Date), all of which are accreted using the effective interest method as a yield adjustment over the remaining contractual term of the loan and recorded in interest income. If the loan is subsequently classified as AHFS, accretion (amortization) of the discount (premium) will cease. See Purchase Accounting Adjustments in Note 2 — Acquisition and Disposition Activities further in this section.

Uninsured reverse mortgages in continuing operations that were determined to be non-PCI are accounted for in accordance with the instructions provided by the staff of the Securities and Exchange Commission (“SEC”) entitled “Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts.” For these uninsured reverse mortgages, the Company has determined that as a result of the similarities between both the reverse mortgage borrowers’ demographics and the terms of the reverse mortgage loan contracts, these reverse mortgages are accounted for at the pool level. To determine the effective yield of the pool, we project the pool’s cash inflows and outflows including actuarial

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projections of the life expectancy of the individual contract holder and changes in the collateral value of the residence are projected. At each reporting date, a new economic forecast is made of the cash inflows and outflows for the population of reverse mortgages. Projections of cash flows assume the use of flat forward rate interest curves. The effective yield of the pool is recomputed and income is adjusted to retrospectively reflect the revised rate of return. Because of this accounting, the recorded value of reverse mortgage loans and interest income can result in significant volatility associated with the estimates. As a result, income recognition can vary significantly from period to period.

The pool method of accounting results in the establishment of an Actuarial Valuation Allowance (“AVA”) related to the deferral of net gains from loans exiting the pool. The AVA is a component of the net book value of the portfolio and has the ability to absorb potential collectability short-falls.

Insured reverse mortgages included in continuing operations were determined to be PCI, even though these loans are HECMs insured by the Federal Housing Administration, based on management’s consideration of the loan’s loan-to-value (“LTV”) and its relationship to the loan’s Maximum Claim Amount. As such, based on the guidance in ASC 310-30, revenue recognition and income measurement for these loans is based on expected rather than contractual cash flows; and, the fair value adjustment on these loans included both accretable and non-accretable components.

Rental revenue on operating leases is recognized on a straight line basis over the lease term and is included in Non-interest Income. Intangible assets were recorded during PAA related to acquisitions completed by the Company and FSA to adjust the carrying value of above or below market operating lease contracts to their fair value. The FSA related adjustments (net) are amortized into rental income on a straight line basis over the remaining term of the respective lease.

The recognition of interest income (including accretion) on Loans is suspended and an account is placed on non-accrual status when, in the opinion of management, full collection of all principal and interest due is doubtful. To the extent the estimated cash flows, including fair value of collateral, does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against interest income. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. Loans that are on cash basis non-accrual do not accrue interest income; however, payments designated by the borrower as interest payments may be recorded as interest income. To qualify for this treatment, the remaining recorded investment in the loan must be deemed fully collectable.

The recognition of interest income (including accretion) on consumer mortgages and small ticket commercial loans and lease receivables is suspended and all previously accrued but uncollected revenue is reversed, when payment of principal and/or interest is contractually delinquent for 90 days or more. Accounts, including accounts that have been modified, are returned to accrual status when, in the opinion of management, collection of remaining principal and interest is reasonably assured, and there is a sustained period of repayment performance for a minimum of six months.

Due to the nature of reverse mortgages, these loans do not contain a contractual due date or regularly scheduled payments, and therefore are not included in delinquency and non-accrual reporting. The recognition of interest income on reverse mortgages is suspended upon the latter of the foreclosure sale date or date on which marketable title has been acquired (i.e. property becomes OREO).

The Company periodically modifies the terms of finance receivables in response to borrowers’ financial difficulties. These modifications may include interest rate changes, principal forgiveness or payment deferments. Finance receivables that are modified, where a concession has been made to the borrower, are accounted for as Troubled Debt Restructurings (“TDRs”). TDRs are generally placed on non-accrual upon their restructuring and remain on non-accrual until, in the opinion of management, collection of remaining principal and interest is reasonably assured, and upon collection of six consecutive scheduled payments.

PCI loans in pools that the Company may modify as TDRs are not within the scope of the accounting guidance for TDRs.

Allowance for Loan Losses on Finance Receivables

The allowance for loan losses is intended to provide for credit losses inherent in the HFI loan and lease receivables portfolio and is periodically reviewed for adequacy. The allowance for loan losses is determined based on three key components: (1) specific allowances for loans that are impaired, based upon the value of underlying collateral or projected cash flows, or observable market price, (2) non-specific allowances for estimated losses inherent in the portfolio based

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upon the expected loss over the loss emergence period, and (3) allowances for estimated losses inherent in the portfolio based upon economic risks, industry and geographic concentrations, and other factors. Changes to the Allowance for Loan Losses are recorded in the Provision for Credit Losses.

Determining an appropriate allowance for loan losses requires significant judgment that may change based on management’s ongoing process in analyzing the credit quality of the Company’s HFI loan portfolio.

Finance receivables are divided into the following portfolio segments, which correspond to the Company’s business segments: Commercial Banking; Transportation Finance, Consumer and Community Banking and Non-Strategic Portfolios (“NSP”). Within each portfolio segment, credit risk is assessed and monitored in the following classes of loans; within Commercial Banking, Commercial Finance, Real Estate Finance, and Business Capital, and within Transportation Finance, Aerospace, Rail, and Maritime Finance. There is also a portfolio of small business loans that resides in Consumer and Community Banking, which, when included with Commercial Banking, Transportation Finance and NSP, are collectively referred to as Commercial Loans. Within Consumer and Community Banking, classes include LCM and Other Consumer Lending, and when excluding the portfolio of small business loans, collectively referred to as Consumer Loans. The allowance is estimated based upon the finance receivables in the respective class.

For each portfolio, impairment is generally measured individually for larger non-homogeneous loans (finance receivables of $500 thousand or greater) and collectively for groups of smaller loans with similar characteristics or for designated pools of PCI loans based on decreases in cash flows expected to be collected subsequent to acquisition.

Loans acquired in the OneWest Transaction were initially recorded at estimated fair value at the time of acquisition. Expected credit losses were included in the determination of estimated fair value, no allowance was established on the acquisition date.

Allowance Methodology

Commercial Loans

With respect to commercial portfolios, the Company monitors credit quality indicators, including expected and historical losses and levels of, and trends in, past due loans, non-performing assets and impaired loans, collateral values and economic conditions. Commercial loans are graded according to the Company’s internal rating system with respect to probability of default and loss given default (severity) based on various risk factors. The non-specific allowance is determined based on the estimated probability of default, which reflects the borrower’s financial strength, and the severity of loss in the event of default, considering the quality of the underlying collateral. The probability of default and severity are derived through historical observations of default and subsequent losses within each risk grading.

A specific allowance is also established for impaired commercial loans and commercial loans modified in a TDR. Refer to the Impairment of Finance Receivables section of this Note for details.

Consumer Loans

For residential mortgages, the Company develops a loss reserve factor by deriving the projected lifetime losses then adjusting for losses expected to be specifically identified within the loss emergence period. The key drivers of the projected lifetime losses include the type of loan, type of product, delinquency status of the underlying loans, loan-to-value and/or debt-to-income ratios, geographic location of the collateral, and any guarantees.

For uninsured reverse mortgage loans in continuing operations, an allowance is established if the Company is likely to experience losses on the disposition of the property that are not reflected in the recorded investment, including the AVA, as the source of repayment of the loan is tied to the home’s collateral value alone. A reverse mortgage matures when one of the following events occur: 1) the property is sold or transferred, 2) the last remaining borrower dies, 3) the property ceases to be the borrower’s principal residence, 4) the borrower fails to occupy the residence for more than 12 consecutive months or 5) the borrower defaults under the terms of the mortgage or note. A maturity event other than death is also referred to as a mobility event. The level of any required allowance for loan losses on reverse mortgage loans is based on the Company’s estimate of the fair value of the property at the maturity event based on current conditions and trends. The allowance for loan losses assessment on uninsured reverse mortgage loans is performed on a pool basis and is based on the Company’s estimate of the future fair value of the properties at the maturity event based on current conditions and trends.

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Other Allowance Factors

If commercial or consumer loan losses are reimbursable by the FDIC under the loss sharing agreement, the recorded provision is partially offset by any benefit expected to be derived from the related indemnification asset subject to management’s assessment of the collectability of the indemnification asset and any contractual limitations on the indemnified amount. See Indemnification Assets later in this section.

With respect to assets transferred from HFI to AHFS, a charge-off is recognized to the extent carrying value exceeds the fair value and the difference relates to credit quality.

An approach similar to the allowance for loan losses is utilized to calculate a reserve for losses related to unfunded loan commitments along with deferred purchase commitments associated with the Company’s factoring business. A reserve for unfunded loan commitments is maintained to absorb estimated probable losses related to these facilities. The adequacy of the reserve is determined based on periodic evaluations of the unfunded credit facilities, including an assessment of the probability of commitment usage, credit risk factors for loans outstanding to these same customers, and the terms and expiration dates of the unfunded credit facilities. The reserve for unfunded loan commitments is recorded as a liability on the Consolidated Balance Sheet. Net adjustments to the reserve for unfunded loan commitments are included in the provision for credit losses.

The allowance policies described above relate to specific and non-specific allowances, and the impaired finance receivables and charge-off policies that follow are applied across the portfolio segments and loan classes therein. Given the nature of the Company’s business, the specific allowance is largely related to the Commercial Banking and NSP segments. The non-specific allowance, which considers the Company’s internal system of probability of default and loss severity ratings for commercial loans, among other factors, is applicable to both commercial and consumer portfolios. Additionally, divisions in Commercial Banking and Consumer and Community Banking segments also utilize methodologies under ASC 310-30 for PCI loans, as discussed below.

PCI Loans

See Purchased Credit-Impaired Loans in Financing and Leasing Assets for description of allowance factors.

Past Due and Non-Accrual Loans

A loan is considered past due for financial reporting purposes if default of contractual principal or interest exists for a period of 30 days or more. Past due loans consist of both loans that are still accruing interest as well as loans on non-accrual status.

Loans are placed on non-accrual status when the financial condition of the borrower has deteriorated and payment in full of principal or interest is not expected or the scheduled payment of principal and interest has been delinquent for 90 days or more, unless the loan or finance lease is both well secured and in the process of collection.

PCI loans are written down at acquisition to their fair value using an estimate of cash flows deemed to be probable of collection. Accordingly, such loans are no longer classified as past due or non-accrual even though they may be contractually past due because we expect to fully collect the new carrying values of these loans. Due to the nature of reverse mortgage loans (i.e., there are no required contractual payments due from the borrower), they are considered current for purposes of past due reporting and are excluded from reported non-accrual loan balances.

When a loan is placed on non-accrual status, all previously accrued but uncollected interest is reversed. All future interest accruals, as well as amortization of deferred fees, costs, purchase premiums or discounts are suspended. Where there is doubt as to the recoverability of the original outstanding investment in the loan, the cost recovery method is used and cash collected first reduces the carrying value of the loan. Otherwise, interest income may be recognized to the extent cash is collected.

Impairment of Finance Receivables

Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. Impairment is measured as the shortfall between

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estimated value and recorded investment in the finance receivable, with the estimated value determined using fair value of collateral and other cash flows if the finance receivable is collateralized, the present value of expected future cash flows discounted at the contract’s effective interest rate, or observable market prices.

Impaired finance receivables of $500 thousand or greater that are placed on non-accrual status, largely in Commercial Finance, Real Estate Finance, Business Capital, Aerospace and NSP, are subject to periodic individual review by the Company’s problem loan management (“PLM”) function. The Company excludes certain loan and lease portfolios from its impaired finance receivables disclosures as charge-offs are typically determined and recorded for such loans beginning at 90-180 days of contractual delinquency. These include small-ticket loan and lease receivables, largely in Business Capital and NSP, and consumer loans, including single family residential mortgages, in Consumer and Community Banking that have not been modified in a TDR, as well as short-term factoring receivables in Business Capital.

Charge-off of Finance Receivables

Charge-offs on loans are recorded after considering such factors as the borrower’s financial condition, the value of underlying collateral and guarantees (including recourse to dealers and manufacturers), and the status of collection activities. Such charge-offs are deducted from the carrying value of the related finance receivables. This policy is largely applicable in the loan classes within Commercial Banking and Transportation Finance. In general, charge-offs of large ticket commercial loans ($500 thousand or greater) are determined based on the facts and circumstances related to the specific loan and the underlying borrower and the use of judgment by the Company. Charge-offs of small ticket commercial finance receivables are recorded beginning at 90-150 days of contractual delinquency. Charge-offs of Consumer loans are recorded beginning at 120 days of delinquency. The value of the underlying collateral will be considered when determining the charge-off amount if repossession is assured and in process.

Charge-offs on loans originated are reflected in the provision for credit losses. Charge-offs are recognized on consumer loans for which losses are reimbursable under loss sharing agreements with the FDIC, with a provision benefit recorded to the extent applicable via an increase to the related indemnification asset. In the event of a partial charge-off on loans with a PAA, the charge-off is first allocated to the respective loan’s discount. Then, to the extent the charge-off amount exceeds such discount, a provision for credit losses is recorded. Collections on accounts charged off in the post- acquisition or post-emergence periods are recorded as recoveries in the provision for credit losses. Collections on accounts that exceed the balance recorded at the date of acquisition are recorded as recoveries in other income. Collections on accounts previously charged off prior to transfer to AHFS are recorded as recoveries in other income.

Impairment of Long-Lived Assets

A review for impairment of long-lived assets, such as operating lease equipment, is performed at least annually or when events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Impairment of assets is determined by comparing the carrying amount to future undiscounted net cash flows expected to be generated. If an asset is impaired, the impairment is the amount by which the carrying amount exceeds the fair value of the asset. Fair value is based upon discounted cash flow analysis and available market data. Current lease rentals, as well as relevant and available market information (including third party sales for similar equipment and published appraisal data), are considered both in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair value in measuring impairment. Depreciation expense is adjusted when the projected fair value at the end of the lease term is below the projected book value at the end of the lease term. Assets to be disposed of are included in AHFS in the Consolidated Balance Sheet and reported at the lower of the cost or fair market value less disposal costs (“LOCOM”).

Securities Purchased Under Resale Agreements

Securities purchased under agreements to resell (reverse repos) generally do not constitute a sale or purchase of the underlying securities for accounting purposes and, therefore are treated as collateralized financing transactions. These agreements are recorded at the amounts at which the securities were acquired. See Note 13 — Fair Value for discussion of fair value. The Company’s reverse repos are short-term securities secured by the underlying collateral, which, along with the cash investment, are maintained by a third-party.

CIT’s policy is to obtain collateral with a market value in excess of the principal amount under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, the collateral is valued on a daily basis. Collateral typically consists of government-agency securities, corporate bonds and mortgage-backed securities.

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These securities financing agreements give rise to minimal credit risk as a result of the collateral provisions, therefore no allowance is considered necessary. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Interest earned on these financing agreements is included in other interest and dividends in the statement of income.

Investments

Investments in debt securities and equity securities that have readily determinable fair values not classified as trading securities, investment securities carried at fair value with changes recorded in net income, or as held-to-maturity (“HTM”) securities are classified as available-for-sale (“AFS”) securities. Debt and equity securities classified as AFS are carried at fair value with changes in fair value reported in accumulated other comprehensive income (“AOCI”), a component of stockholders’ equity, net of applicable income taxes. Credit-related declines in fair value that are determined to be OTTI are immediately recorded in earnings. Realized gains and losses on sales are included in other income on a specific identification basis, and interest and dividend income on AFS securities is included in other interest and dividends.

Debt securities classified as HTM represent securities that the Company has both the ability and the intent to hold until maturity, and are carried at amortized cost. Interest on such securities is included in other interest and dividends.

Debt and marketable equity security purchases and sales are recorded as of the trade date.

Mortgage-backed security investments acquired in the OneWest Transaction were originally recorded at their fair value on the acquisition date and classified as either securities AFS or securities carried at fair value with changes recorded in net income. Debt securities classified as AFS that had evidence of credit deterioration as of the acquisition date and for which it was probable that the Company would not collect all contractually required principal and interest payments were classified as PCI debt securities. Subsequently, the accretable yield (based on the cash flows expected to be collected in excess of the recorded investment or fair value) is accreted to interest income using an effective interest method pursuant to ASC 310-30 for PCI securities and securities carried at fair value with changes recorded in net income. The Company uses a flat interest rate forward curve for purposes of applying the effective interest method to PCI securities. On a quarterly basis, the cash flows expected to be collected are reviewed and updated. The expected cash flow estimates take into account relevant market and economic data as of the end of the reporting period including, for example, for securities issued in a securitization, underlying loan-level data, and structural features of the securitization, such as subordination, excess spread, overcollateralization or other forms of credit enhancement. OTTI with credit-related losses are recognized as permanent write-downs, while other changes in expected cash flows (e.g., significant increases and contractual interest rate changes) are recognized through a revised accretable yield in subsequent periods. The non-accretable discount is recorded as a reduction to the investments and will be reclassified to accretable discount should expected cash flows improve or used to absorb incurred losses as they occur.

Equity securities without readily determinable fair values are generally carried at cost or the equity method of accounting and periodically assessed for OTTI, with the net asset values reduced when impairment is deemed to be other-than-temporary. Equity method investments are recorded at cost, adjusted to reflect the Company’s portion of income, loss or dividend of the investee. All other non-marketable equity investments are carried at cost and periodically assessed for OTTI.

Evaluating Investments for OTTI

An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in AOCI for AFS securities, while such losses related to HTM securities are not recorded, as these investments are carried at their amortized cost. Unrealized losses on securities carried at fair value would be recorded through earnings as part of the total change in fair value.

The Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary. The Company accounts for investment impairments in accordance with ASC 320-10-35-34, Investments — Debt and Equity Securities: Recognition of an Other-Than-Temporary Impairment. Under the guidance for debt securities, OTTI is recognized in earnings for debt securities that the Company has an intent to sell or that the Company believes it is more-likely-than-not that it will be required to sell prior to the recovery of the amortized cost basis. For debt securities classified as HTM that are considered to have OTTI that the Company does not intend to sell and it is more likely than not that the Company will not be required to sell before recovery, the OTTI is separated into

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an amount representing the credit loss, which is recognized in other income in the Consolidated Statement of Income, and the amount related to all other factors, which is recognized in OCI. OTTI on debt securities and equity securities classified as AFS and non-marketable equity investments are recognized in other income in the Consolidated Statements of Income in the period determined. Impairment is evaluated and to the extent it is credit related amounts are reclassified out of AOCI to other income. If it is not credit related then, the amounts remain in AOCI.

Amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium. Regardless of the classification of the securities as AFS or HTM, the Company assesses each investment with an unrealized loss for impairment.

Factors considered in determining whether a loss is temporary include:

-	the length of time that fair value has been below cost;
-	the severity of the impairment or the extent to which fair value has been below cost;
-	the cause of the impairment and the financial condition and the near-term prospects of the issuer;
-	activity in the market of the issuer that may indicate adverse credit conditions; and
-	the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company’s review for impairment generally includes identification and evaluation of investments that have indications of possible impairment, in addition to:

-	analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;
-	discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having OTTI and those that would not support OTTI; and
-	documentation of the results of these analyses, as required under business policies.

Investments in Restricted Stock

The Company is a member of, and owns capital stock in, the Federal Home Loan Bank (“FHLB”) of San Francisco and the FRB. As a condition of membership, the Company is required to own capital stock in the FHLB based upon outstanding FHLB advances and FRB stock based on a specified ratio relative to the Company’s capital. FHLB and FRB stock may only be sold back to the member institutions at its carrying value and cannot be sold to other parties. For FHLB stock, cash dividends are recorded within interest income when declared by the FHLB. For FRB stock, the Company is legally entitled (without declaration) to a specified dividend paid semi-annually. Dividends are recorded in other interest and dividends in the Consolidated Statements of Income.

Due to the restricted ownership requirements, the Company accounts for its investments in FHLB and FRB stock as a nonmarketable equity stock accounted for under the cost method and reviews the investment for impairment at least annually, or when events or circumstances indicate that their carrying amounts may not be recoverable. The Company’s impairment evaluation considers the long-term nature of the investment, the liquidity position of the member institutions, its recent dividend declarations and the intent and ability to hold this investment for a period of time sufficient to ultimately recover the Company’s recorded investment.

Indemnification Assets

Prior to the acquisition of OneWest Bank by CIT, OneWest Bank, was party to certain shared loss agreements with the FDIC related to its acquisitions of IndyMac Federal Bank, FSB (“IndyMac”), First Federal Bank of California, FSB (“First Federal”) and La Jolla Bank, FSB (“La Jolla”). As part of CITs acquisition of OneWest Bank, CIT is now party to these loss sharing agreements with the FDIC. The loss sharing agreements generally require CIT Bank, N.A. to obtain FDIC approval prior to transferring or selling loans and related indemnification assets. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., loan modifications, charge-off of loan balance or liquidation of collateral). Reimbursements approved by the FDIC are usually received within 60 days of submission.

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The IndyMac transaction encompassed multiple loss sharing agreements that provided protection from certain losses related to purchased SFR loans and reverse mortgage proprietary loans. In addition, CIT is party to the FDIC agreement to indemnify OneWest Bank, subject to certain requirements and limitations, for third party claims from the Government Sponsored Enterprises (“GSEs” or “Agencies”) related to IndyMac selling representations and warranties, as well as liabilities arising from the acts or omissions (including, without limitation, breaches of servicer obligations) of IndyMac as servicer.

The loss sharing arrangements related to the First Federal and La Jolla transactions also provide protection from certain losses related to certain purchased assets, specifically the SFR loans.

All of the loss sharing agreements are accounted for as indemnification assets and were initially recognized at estimated fair value as of the acquisition date based on the discounted present value of expected future cash flows under the respective loss sharing agreements pursuant to ASC 805. As of the acquisition date, the First Federal loss share agreement had a zero fair value given the expiration of the commercial loan portion in December 2014 and management’s expectation not to reach the first stated threshold for the SFR mortgage loan portion, which expires in December 2019. As of the acquisition date, the La Jolla loss share agreement had a negligible indemnification asset value. Under the La Jolla loss share agreement, the FDIC indemnifies the eligible credit losses for SFR and commercial loans. Unlike SFR mortgage loan claim submissions, which do not take place until the loss is incurred through the conclusion of the foreclosure process, commercial loan claims are submitted to and paid by the FDIC at the time of charge-off. Similar to the First Federal agreement, the commercial loan portion expired prior to the acquisition date (expired March 2015).

On a subsequent basis, the indemnification asset is measured on the same basis of accounting as the indemnified loans (e.g., as PCI loans under the effective yield method). A yield is determined based on the expected cash flows to be collected from the FDIC over the recorded investment. The expected cash flows on the indemnification asset are reviewed and updated on a quarterly basis.

Changes in expected cash flows caused by changes in market interest rates or by prepayments of principal are recognized as adjustments to the effective yield on a prospective basis in interest income. In some cases, the cash flows expected to be collected from the indemnified loans may improve so that the related indemnification asset is no longer expected to be fully recovered. For PCI loans with an associated indemnification asset, if the increase in expected cash flows is recognized through a higher yield, a lower and potentially negative yield (i.e. due to a decline in expected cash flows in excess of the current carrying value) is applied to the related indemnification asset to mirror an accounting offset for the indemnified loans. Any negative yield is determined based on the remaining term of the indemnification agreement. Both accretion (positive yield) and amortization (negative yield) from the indemnification asset are recognized in interest income on loans over the lesser of the contractual term of the indemnification agreement or the remaining life of the indemnified loans. A decrease in expected cash flows is recorded in the indemnification asset for the portion that previously was expected to be reimbursed from the FDIC resulting in an increase in the Provision for credit losses that was previously recorded in the Allowance for loan losses.

In connection with the IndyMac transaction, the Company has an indemnification receivable for estimated reimbursements due from the FDIC for loss exposure arising from breach in origination and servicing obligations associated with covered reverse mortgage loans prior to March 2009 pursuant to the loss share agreement with the FDIC. The indemnification receivable uses the same assumptions used to measure the indemnified item (contingent liability) subject to management’s assessment of the collectability of the indemnification asset and any contractual limitations on the indemnified amount.

In connection with the La Jolla transaction, the Company recorded a separate FDIC true-up liability for an estimated payment due to the FDIC at the expiry of the loss share agreement, given the estimated cumulative losses of the acquired covered assets are projected to be lower than the cumulative losses originally estimated by the FDIC at inception of the loss share agreement. There is no FDIC true-up liability recorded in connection with the First Federal transaction based on the projected loss estimates at this time. There is also no FDIC true-up liability recorded in connection with the IndyMac transaction as it was not required. This liability represents contingent consideration to the FDIC and is re-measured at estimated fair value on a quarterly basis, with the changes in fair value recognized in noninterest expense.

For further discussion, see Note 5 — Indemnification Assets.

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Goodwill and Intangible Assets

The Company’s goodwill primarily represented the excess of the purchase prices paid for acquired businesses over the respective fair value of net asset values acquired. The goodwill was assigned to reporting units at the date the goodwill was initially recorded. Once the goodwill was assigned to the reporting unit level, it no longer retained its association with a particular transaction, and all of the activities within the reporting unit, whether acquired or internally generated, are available to support the value of goodwill.

A portion of the Goodwill balance also resulted from the excess of reorganization equity value over the fair value of tangible and identifiable intangible assets, net of liabilities, in connection with the Company’s emergence from bankruptcy in December 2009.

Goodwill is not amortized but it is subject to impairment testing at the reporting unit on an annual basis, or more often if events or circumstances indicate there may be impairment. The Company follows guidance in ASC 350, Intangibles — Goodwill and Other that includes the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two-step impairment test. Examples of qualitative factors to assess include macroeconomic conditions, industry and market considerations, market changes affecting the Company’s products and services, overall financial performance, and company specific events affecting operations.

If the Company does not perform the qualitative assessment or upon performing the qualitative assessment concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, CIT would be required to perform the first step of the two-step goodwill impairment test for that reporting unit. The first step involves comparing the fair value of the reporting unit with its carrying value, including goodwill as measured by allocated equity. If the fair value of the reporting unit exceeds its carrying value, goodwill in that unit is not considered impaired. However, if the carrying value exceeds its fair value, step two must be performed to assess potential impairment. In step two, the implied fair value of the reporting unit’s goodwill (the reporting unit’s fair value less its carrying amount, excluding goodwill) is compared with the carrying amount of the goodwill. An impairment loss would be recorded in the amount that the carrying amount of goodwill exceeds its implied fair value. Reporting unit fair values are primarily estimated using discounted cash flow models. See Note 26 — Goodwill and Intangible Assets for further details.

Intangible assets relate to acquisitions and the remaining amount from fresh start accounting (“FSA”) adjustments. Intangible assets have finite lives and as detailed in Note 26 — Goodwill and Intangible Assets, depending on the component, are amortized on an accelerated or straight line basis over the estimated useful lives. Amortization expense for the intangible assets is recorded in operating expenses.

The Company reviews intangible assets for impairment annually or when events or circumstances indicate that their carrying amounts may not be recoverable. Impairment is recognized by writing down the asset to the extent that the carrying amount exceeds the estimated fair value, with any impairment recorded in operating expense.

Other Assets

Tax Credit Investments

As a result of the OneWest Transaction, the Company has investments in limited liability entities that were formed to operate qualifying affordable housing projects, and other entities that make equity investments, provide debt financing or support community-based investments in tax-advantaged projects. Certain affordable housing investments qualify for credit under the Community Reinvestment Act (“CRA”), which requires regulated financial institutions to help meet the credit needs of the local communities in which they are chartered, particularly in neighborhoods with low or moderate incomes. These tax credit investments provide tax benefits to investors primarily through the receipt of federal and/or state income tax credits or tax benefits in the form of tax deductible operating losses or expenses.

The Company invests as a limited partner and its ownership amount in each limited liability entity varies. As a limited partner, the Company is not the PB as it does not meet the power criterion, i.e., no power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and has no direct ability to unilaterally remove the general partner. Accordingly, the Company is not required to consolidate these entities on its financial statements. For further discussion on VIEs, see Note 10 — Borrowings.

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These tax credit investments, including the commitment to contribute additional capital over the term of the investment, were recorded at fair value at the acquisition date pursuant to ASC 805 — Business Combinations. On a subsequent basis, these investments are accounted for under the equity method. Under the equity method, the Company’s investments are adjusted for the Company’s share of the investee’s net income or loss for the period. Any dividends or distributions received are recorded as a reduction of the recorded investment. The tax credits generated from investments in affordable housing projects and other tax credit investments are recognized on the consolidated financial statements to the extent they are utilized on the Company’s income tax returns through the tax provision.

Tax credit investments are evaluated for potential impairment at least annually, or more frequently, when events or conditions indicate that it is deemed probable that the Company will not recover its investment. Potential indicators of impairment might arise when there is evidence that some or all tax credits previously claimed by the limited liability entities would be recaptured, or that expected remaining credits would no longer be available to the limited liability entities. If an investment is determined to be impaired, it is written down to its estimated fair value and the new cost basis of the investment is not adjusted for subsequent recoveries in value.

These investments are included within other assets and any impairment loss would be recognized in other income.

FDIC Receivable

In connection with the OneWest Transaction, the Company has a receivable from the FDIC representing a secured interest in certain homebuilder, home construction and lot loans. The secured interest entitles the Company to 40% of the underlying cash flows. The Company elected to measure the FDIC Receivable at estimated fair value under the fair value option. The fair value is estimated based on cash flows expected to be collected from the Company’s participation interest in the underlying collateral. The modeled underlying cash flows include estimated amounts expected to be collected from repayment of loan principal and interest and net proceeds from property liquidations through the clean up call date (when the portfolio falls below 10% of the original unpaid principal balance or March 2016) controlled by the FDIC whereby the underlying assets shall be sold six months from the earliest call date (September 2016). These cash flows are offset by amounts paid for servicing expenses, management fees, and liquidation expenses. The Company recognizes interest income on the FDIC receivable on an effective yield basis over the expected remaining life under the accretable yield method pursuant to ASC 310-30. The gains and losses from changes in the estimated fair value of the asset is recorded separately in other income. For further discussion, see Note 13 — Fair Value.

Other Real Estate Owned

Other real estate owned (“OREO”) represents collateral acquired from the foreclosure of secured loans and is being actively marketed for sale. These assets are initially recorded at the lower of cost or market value less disposition costs. Estimated market value is generally based upon independent appraisals or broker price opinions, which are then modified based on assumptions and expectations that are determined by management. Any write-down as a result of differences between carrying and market value on the date of transfer from loan classification is charged to the allowance for credit losses.

Subsequently, the assets are recorded at the lower of its carrying value or estimated fair value less disposition costs. If the property or other collateral has lost value subsequent to foreclosure, a valuation allowance (contra asset) is established, and the charge is recorded in other income. OREO values are reviewed on a quarterly basis and subsequent declines in estimated fair value are recognized in earnings in the current period. Holding costs are expensed as incurred and reflected in operating expenses. Upon disposition of the property, any difference between the proceeds received and the carrying value is booked to gain or loss on disposition recorded in other income.

Property and Equipment

Property and equipment are included in other assets and are carried at cost less accumulated depreciation and amortization. Depreciation is expensed using the straight-line method over the estimated service lives of the assets. Estimated service lives generally range from 3 to 7 years for furniture, fixtures and equipment and 20 to 40 years for buildings. Leasehold improvements are amortized over the term of the respective lease or the estimated useful life of the improvement, whichever is shorter.

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Servicing Advances

The Company is required to make servicing advances in the normal course of servicing mortgage loans. These advances include customary, reasonable and necessary out-of-pocket costs incurred in the performance of its servicing obligation. They include advances related to mortgage insurance premiums, foreclosure activities, funding of principal and interest with respect to mortgage loans held in connection with a securitized transaction and taxes and other assessments which are or may become a lien upon the mortgage property. Servicing advances are generally reimbursed from cash flows collected from the loans.

As the servicer of securitizations of loans or equipment leases, the Company may be required to make servicing advances on behalf of obligors if the Company determines that any scheduled payment was not received prior to the end of the applicable collection period. Such advances may be limited by the Company based on its assessment of recoverability of such amounts in subsequent collection periods. The reimbursement of servicing advances to the Company is generally prioritized over the distribution of any payments to the investors in the securitizations.

A receivable is recognized for the advances that are expected to be reimbursed, while a loss is recognized in operating expenses for advances that are not expected to be reimbursed. Advances not collected are generally due to payments made in excess of the limits established by the investor or as a result of servicing errors. For loans serviced for others, servicing advances are accrued through liquidation regardless of delinquency status. Any accrued amounts that are deemed uncollectible at liquidation are written off against existing reserves. Any amounts outstanding 180 days post liquidation are written off against established reserves. Due to the Company’s planned exit of third party servicing operations, the servicing advances for third party serviced reverse mortgage loans are designated as Assets of discontinued operations held for sale.

Derivative Financial Instruments

The Company manages economic risk and exposure to interest rate and foreign currency risk through derivative transactions in over-the-counter markets with other financial institutions. The Company also offers derivative products to its customers in order for them to manage their interest rate and currency risks. The Company does not enter into derivative financial instruments for speculative purposes.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) includes measures to broaden the scope of derivative instruments subject to regulation by requiring clearing and exchange trading of certain derivatives, and imposing margin, reporting and registration requirements for certain market participants. Since the Company does not meet the definition of a Swap Dealer or Major Swap Participant under the Dodd-Frank Act, the reporting and clearing obligations, which became effective April 10, 2013, apply to a limited number of derivative transactions executed with its lending customers in order to manage their interest rate risk.

Derivatives utilized by the Company may include swaps, forward settlement contracts and options contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. An option contract is an agreement that gives the buyer the right, but not the obligation, to buy or sell an underlying asset from or to another party at a predetermined price or rate over a specific period of time.

The Company documents, at inception, all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking various hedges. Upon executing a derivative contract, the Company designates the derivative as either a qualifying hedge or non-qualifying hedge. The designation may change based upon management’s reassessment of circumstances. Upon de-designation or termination of a hedge relationship, changes in fair value of the derivative is reflected in earnings.

The Company utilizes cross-currency swaps and foreign currency forward contracts to hedge net investments in foreign operations. These transactions are classified as foreign currency net investment hedges with resulting gains and losses reflected in AOCI. For hedges of foreign currency net investment positions, the “forward” method is applied whereby effectiveness is assessed and measured based on the amounts and currencies of the individual hedged net investments versus the notional amounts and underlying currencies of the derivative contract. For those hedging relationships where the critical terms of the underlying net investment and the derivative are identical, and the credit-worthiness of the counterparty to the hedging instrument remains sound, there is an expectation of no hedge ineffectiveness so long as those conditions continue to be met.

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The Company also enters into foreign currency forward contracts to manage the foreign currency risk associated with its non-U.S. subsidiaries’ funding activities and designates these as foreign currency cash flow hedges for which certain components are reflected in AOCI and others recognized in noninterest income when the underlying transaction impacts earnings.

The company uses foreign currency forward contracts, interest rate swaps, cross currency interest rate swaps, and options to hedge interest rate and foreign currency risks arising from its asset and liability mix. These are treated as economic hedges.

The Company also provides interest rate derivative contracts to support the business requirements of its customers (“customer-related positions”). The derivative contracts include interest rate swap agreements and interest rate cap and floor agreements wherein the Company acts as a seller of these derivative contracts to its customers. To mitigate the market risk associated with these customer derivatives, the Company enters into similar offsetting positions with broker-dealers.

All derivative instruments are recorded at their respective fair value. Derivative instruments that qualify for hedge accounting are presented in the balance sheet at their fair values in other assets or other liabilities, with changes in fair value (gains and losses) of cash flow hedges deferred in AOCI, a component of equity. For qualifying derivatives with periodic interest settlements, e.g. interest rate swaps, interest income or interest expense is reported as a separate line item in the statement of income. Derivatives that do not qualify for hedge accounting are also presented in the balance sheet in other assets or other liabilities, but with their resulting gains or losses recognized in other income. For non-qualifying derivatives with periodic interest settlements, the Company reports interest income with other changes in fair value in other income.

Fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation. The fair value of the derivative is reported on a gross-by-counterparty basis. Valuations of derivative assets and liabilities reflect the value of the instrument including the Company’s and counterparty’s credit risk.

CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative. Losses related to credit risk are reflected in other income. The Company manages this credit risk by requiring that all derivative transactions entered into as hedges be conducted with counterparties rated investment grade at the initial transaction by nationally recognized rating agencies, and by setting limits on the exposure with any individual counterparty. In addition, pursuant to the terms of the Credit Support Annexes between the Company and its counterparties, CIT may be required to post collateral or may be entitled to receive collateral in the form of cash or highly liquid securities depending on the valuation of the derivative instruments as measured on a daily basis.

Fair Value

Fair Value Hierarchy

CIT measures the fair value of its financial assets and liabilities in accordance with ASC 820 Fair Value Measurements, which defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. The Company categorizes its financial instruments, based on the significance of inputs to the valuation techniques, according to the following three-tier fair value hierarchy:

-	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain other securities that are highly liquid and are actively traded in over-the-counter markets;

-	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes derivative contracts and certain loans held-for-sale;

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-	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using valuation models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes highly structured or long-term derivative contracts and structured finance securities where independent pricing information cannot be obtained for a significant portion of the underlying assets or liabilities.

Valuation Process

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. The Company generally determines the estimated fair value of Level 3 assets and liabilities by using internally developed models and, to a lesser extent, prices obtained from third-party pricing services or broker dealers (collectively, third party vendors).

The Company’s internally developed models primarily consist of discounted cash flow techniques, which require the use of relevant observable and unobservable inputs. Unobservable inputs are generally derived from actual historical performance of similar assets or are determined from previous market trades for similar instruments. These unobservable inputs include discount rates, default rates, loss severity and prepayment rates. Internal valuation models are subject to review prescribed by the Company’s model validation policy that governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of significant models by the Company’s model review group, who are independent of the business units and perform model validation. Model validation assesses the adequacy and appropriateness of the model, including reviewing its processing components, logic and output results and supporting model documentation. These procedures are designed to provide reasonable assurance that the model is appropriate for its intended use and performs as expected. Periodic re-assessments of models are performed to ensure that they are continuing to perform as designed. The Company updates model inputs and methodologies periodically as a result of the monitoring procedures in place.

Procedures and controls are in place to ensure new and existing models are subject to periodic validations by the Independent Model Validation Group (IMV). Oversight of the IMV is provided by the Model Governance Committee (“MGC”). All internal valuation models are subject to ongoing review by business unit level management. More complex models, such as those involved in the fair value analysis, are subject to additional oversight, at least quarterly, by the Company’s Valuation Reserve Working Group (“VRWG”), which consists of senior management, which reviews the Company’s valuations for complex instruments.

For valuations involving the use of third party vendors for pricing of the Company’s assets and liabilities, or those of potential acquisitions, the Company performs due diligence procedures to ensure information obtained and valuation techniques used are appropriate. The Company monitors and reviews the results (e.g. non-binding broker quotes and prices) from these third party vendors to ensure the estimated fair values are reasonable. Although the inputs used by the third party vendors are generally not available for review, the Company has procedures in place to provide reasonable assurance that the relied upon information is complete and accurate. Such procedures may include, as available and applicable, comparison with other pricing vendors, corroboration of pricing by reference to other independent market data and investigation of prices of individual assets and liabilities.

Fair Value Option

Certain MBS securities acquired in the OneWest Transaction are carried at fair value with changes recorded in net income. Unrealized gains and losses are reflected as part of the overall changes in fair value. The Company recognizes interest income on an effective yield basis over the expected remaining life under the accretable yield method pursuant to ASC 310-30. Unrealized and realized gains or losses are reflected in other income. The determination of fair value for these securities is discussed in Note 13 — Fair Value.

In connection with the OneWest Transaction, the Company acquired a receivable from the FDIC representing a secured interest in certain homebuilder, home construction and lot loans. The secured interest entitles the Company to 40% of the underlying cash flows. The Company elected to measure the FDIC Receivable at estimated fair value under the fair value option. The Company recognizes interest income on the FDIC receivable on an effective yield basis over the expected remaining life under the accretable yield method pursuant to ASC 310-30. The gains and losses from changes in the estimated fair value of the asset is recorded separately in other income. For further discussion regarding the determination of fair value, see Note 13 — Fair Value.

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Income Taxes

Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the consolidated financial statements. Deferred tax assets and liabilities are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the reported amount of any net deferred tax assets of a reporting entity if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized. Additionally, in certain situations, it may be appropriate to write-off the deferred tax asset against the valuation allowance. This reduces the valuation allowance and the amount of the respective gross deferred tax asset that is disclosed. A write-off might be appropriate if there is only a remote likelihood that the reporting entity will ever utilize its respective deferred tax assets, thereby eliminating the need to disclose the gross amounts.

The Company is subject to the income tax laws of the United States, its states and municipalities and those of the foreign jurisdictions in which the Company operates. These tax laws are complex, and the manner in which they apply to the taxpayer’s facts is sometimes open to interpretation. Given these inherent complexities, the Company must make judgments in assessing the likelihood that a beneficial income tax position will be sustained upon examination by the taxing authorities based on the technical merits of the tax position. An income tax benefit is recognized only when, based on management’s judgment regarding the application of income tax laws, it is more likely than not that the tax position will be sustained upon examination. The amount of benefit recognized for financial reporting purposes is based on management’s best judgment of the most likely outcome resulting from examination given the facts, circumstances and information available at the reporting date. The Company adjusts the level of unrecognized tax benefits when there is new information available to assess the likelihood of the outcome. Liabilities for uncertain income tax positions are included in current taxes payable, which is reflected in accrued liabilities and payables. Accrued interest and penalties for unrecognized tax positions are recorded in income tax expense.

Other Comprehensive Income/Loss

Other Comprehensive Income/Loss includes unrealized gains and losses, unless other than temporarily impaired, on AFS investments, foreign currency translation adjustments for both net investment in foreign operations and related derivatives designated as hedges of such investments, changes in fair values of derivative instruments designated as hedges of future cash flows and certain pension and postretirement benefit obligations, all net of tax.

Foreign Currency Translation

In addition to U.S. operations, the Company has operations in Canada, Europe and other jurisdictions. The functional currency for foreign operations is generally the local currency, other than in the Aerospace business in which the U.S. dollar is typically the functional currency. The value of assets and liabilities of the foreign operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in AOCI. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in Other income.

Pension and Other Postretirement Benefits

CIT has both funded and unfunded noncontributory defined benefit pension and postretirement plans covering certain U.S. and non-U.S. employees, each of which is designed in accordance with the practices and regulations in the related countries.

Recognition of the funded status of a benefit plan, which is measured as the difference between plan assets at fair value and the benefit obligation, is included in the balance sheet. The Company recognizes as a component of Other Comprehensive Income, net of tax, the net actuarial gains or losses and prior service cost or credit that arise during the period but are not recognized as components of net periodic benefit cost in the Statements of Income.

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Variable Interest Entities

A VIE is a corporation, partnership, limited liability company, or any other legal structure used to conduct activities or hold assets. These entities: lack sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties; have equity owners who either do not have voting rights or lack the ability to make significant decisions affecting the entity’s operations; and/or have equity owners that do not have an obligation to absorb the entity’s losses or the right to receive the entity’s returns.

The Company accounts for its VIEs in accordance with Accounting Standards Update (“ASU”) No. 2009-16, Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets and ASU No. 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU 2009-17 requires qualified special purpose entities to be evaluated for consolidation and also changed the approach to determining a VIE’s PB and required companies to more frequently reassess whether they must consolidate VIEs. The PB is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE (such as asset managers, collateral managers, servicers, or owners of call options or liquidation rights over the VIE’s assets) or have the right to unilaterally remove those decision-makers are deemed to have the power to direct the activities of a VIE.

To assess whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and derivative or other arrangements deemed to be variable interests in the VIE. This assessment requires that the Company apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: the design of the VIE, including its capitalization structure; subordination of interests; payment priority; relative share of interests held across various classes within the VIE’s capital structure; and the reasons why the interests are held by the Company.

The Company performs on-going reassessments of: (1) whether any entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain events, and are therefore subject to the VIE consolidation framework; and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation conclusion regarding the VIE to change.

When in the evaluation of its interest in each VIE it is determined that the Company is considered the PB, the VIE’s assets, liabilities and non-controlling interests are consolidated and included in the Consolidated Financial Statements. See Note 10 — Borrowings for further details.

Non-interest Income

Non-interest income is recognized in accordance with relevant authoritative pronouncements and includes rental income on operating leases and other income. Other income includes (1) factoring commissions, (2) gains and losses on sales of equipment, (3) fee revenues, including fees on lines of credit, letters of credit, capital markets related fees, agent and advisory fees, service charges on deposit accounts, and servicing fees on loans CIT services for others, (4) gains and losses on loan and portfolio sales, (5) gains and losses on OREO sales, (6) gains and losses on investments, (7) gains and losses on derivatives and foreign currency exchange, (8) impairment on assets held for sale, and (9) other revenues. Other revenues include items that are more episodic in nature, such as gains on work-out related claims, recoveries on acquired loans or loans charged off prior to transfer to AHFS, proceeds received in excess of carrying value on non-accrual accounts held for sale that were repaid or had another workout resolution, insurance proceeds in excess of carrying value on damaged leased equipment, and also includes income from joint ventures.

Non-interest Expenses

Non-interest expense is recognized in accordance with relevant authoritative pronouncements and includes deprecation on operating lease equipment, maintenance and other operating expenses, loss on debt extinguishment and operating expenses.

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Operating expenses consists of (1) compensation and benefits, (2) technology costs, (3) professional fees, (4) net occupancy expenses, (5) provision for severance and facilities exiting activities, (6) advertising and marketing, (7) amortization of intangible assets, and (8) other expenses.

Stock-Based Compensation

Compensation expense associated with equity-based awards is recognized over the vesting period (requisite service period), generally three years, under the “graded vesting” attribution method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. The cost of awards granted to directors in lieu of cash is recognized using the single grant approach with immediate vesting and expense recognition. Expenses related to stock-based compensation are included in operating expenses.

Earnings per Share (“EPS”)

Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted-average number of common shares outstanding increased by the weighted-average potential impact of dilutive securities. The Company’s potential dilutive instruments primarily include restricted unvested stock grants and performance stock grants. The dilutive effect is computed using the treasury stock method, which assumes the conversion of these instruments. However, in periods when there is a net loss, these shares would not be included in the EPS computation as the result would have an anti-dilutive effect.

Accounting for Costs Associated with Exit or Disposal Activities

A liability for costs associated with exit or disposal activities, other than in a business combination, is recognized when the liability is incurred. The liability is measured at fair value, with adjustments for changes in estimated cash flows recognized in earnings.

Consolidated Statements of Cash Flows

Unrestricted cash and cash equivalents includes cash and interest-bearing deposits, which are primarily overnight money market investments and short term investments in mutual funds. The Company maintains cash balances principally at financial institutions located in the U.S. and Canada. The balances are not insured in all cases. Cash and cash equivalents also include amounts at CIT Bank, which are only available for the bank’s funding and investment requirements. Cash inflows and outflows from customer deposits are presented on a net basis. Most factoring receivables are presented on a net basis in the Statements of Cash Flows, as factoring receivables are generally due in less than 90 days.

Cash receipts and cash payments resulting from purchases and sales of loans, securities, and other financing and leasing assets are classified as operating cash flows in accordance with ASC 230-10-45-21 when these assets are originated/acquired and designated specifically for resale.

Activity for loans originated or acquired for investment purposes, including those subsequently transferred to AHFS, is classified in the investing section of the statement of cash flows in accordance with ASC 230-10-45-12 and 230-10-45-13. The vast majority of the Company’s loan originations are for investment purposes. Cash receipts resulting from sales of loans, beneficial interests and other financing and leasing assets that were not specifically originated and/or acquired and designated for resale are classified as investing cash inflows regardless of subsequent classification.

The cash flows related to investment securities and finance receivables (excluding loans held for sale) purchased at a premium or discount are as follows:

-	CIT classifies the entire cash flow, including the premium, as investing outflow in the period of acquisition and on a subsequent basis, the premium amortization is classified in investing as a positive adjustment under a constructive receipts model. Under the constructive receipts model, similar to the cumulative earnings approach, CIT compares the cash receipts to the investment from inception to date. The Company first allocates cash receipts to operating activities based on earned interest income, with the remaining allocated to Investing activities when received in cash.

-	CIT classifies the entire cash flow, net of the discount, as investing outflow in the period of acquisition and on a subsequent basis, the discount accretion is classified in investing as a negative adjustment under a constructive receipts model. The Company first allocates cash receipts to operating activities based on earned interest income, with the remaining allocated to Investing activities when received in cash.

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Restricted cash includes cash on deposit with other banks that are legally restricted as to withdrawal and primarily serve as collateral for certain servicer obligations of the Company. Because the restricted cash result from a contractual requirement to invest cash balances as stipulated, CIT’s change in restricted cash balances is classified as cash flows from (used for) investing activities.

Activity of discontinued operations is included in various line items of the Statements of Cash Flows and summary items are disclosed in Note 2 — Acquisition and Disposition Activities.

In preparing the interim financial statements for the quarters ended June 30, 2016, March 31, 2016 and September 30, 2015, the Company discovered and corrected immaterial errors impacting the classification of certain immaterial balances between line items and categories presented in the Consolidated Statements of Cash Flows. See Note 29 – Select Quarterly Financial Data (Unaudited) and Note 31 – Statements of Cash Flows for detail.

NEW ACCOUNTING PRONOUNCEMENTS

ASU No. 2016-02, Leases (Topic 842)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which is intended to increase transparency and comparability of accounting for lease transactions. The ASU will require all leases to be recognized on the balance sheet as lease assets and lease liabilities.

Lessor accounting remains similar to the current model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. Lease classifications by lessors are similar; operating, direct financing, or sales-type.

Lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit thresholds.

The ASU will require both quantitative and qualitative disclosures regarding key information about leasing arrangements.

The standard is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. CIT is currently evaluating the effect of this ASU on its financial statements and disclosures.

ASU 2016-01: Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

FASB issued an update that addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The main objective is enhancing the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The amendments to current GAAP are summarized as follows:

-	Supersede current guidance to classify equity securities into different categories (i.e. trading or available-for-sale);

-	Require equity investments to be measured at fair value with changes in fair value recognized in net income, rather than other comprehensive income. This excludes those investments accounted for under the equity method, or those that result in consolidation of the investee;

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-	Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment (similar to goodwill);

-	Eliminate the requirement to disclose the method(s) and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost;

-	Require the use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes;

-	Require an entity to present separately in other comprehensive income the portion of the change in fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with fair value option for financial instruments;

-	Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e. securities, or loans and receivables) on the balance sheet or accompanying notes to the financial statements; Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. CIT is currently evaluating the impact of adopting this amendment on its financial instruments.

Business Combinations

In September 2015, FASB issued ASU 2015-16, which eliminates the requirement to retrospectively adjust the financial statements for measurement-period adjustments that occur in periods after a business combination is consummated. Two major impacts are the measurement-period adjustments are calculated as if they were known at the acquisition date, but are recognized in the reporting period in which they are determined. Prior period information is not revised and additional disclosures are required about the impact on current-period income statement line items of adjustments that would have been recognized in prior periods if prior period information had been revised.

The measurement period is a reasonable time period after the acquisition date when the acquirer may adjust the provisional amounts recognized for a business combination if the necessary information is not available by the end of the reporting period in which the acquisition occurs. This may occur, for example, when appraisals are required to determine the fair value of plant and equipment or identifiable intangible assets acquired, or when a business combination is consummated near the end of the acquirer’s reporting period.

The measurement period ends as soon as the acquirer receives the information it was seeking, or learns that more information is not obtainable. But in any event, the measurement period cannot continue for more than one year from the acquisition date.

An entity will apply the changes prospectively to adjustments of provisional amounts that occur after the effective date of December 15, 2015. As permitted, CIT early adopted this ASU. Measurement period adjustments recognized subsequent to the OneWest Bank acquisition were recognized. See Note 2 — Acquisition and Disposition Activities.

Debt Issuance Costs

On April 7, 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount.

Debt issuance costs are specific incremental costs, other than those paid to the lender, that are directly attributable to issuing a debt instrument (i.e., third party costs). Prior to the issuance of the standard, debt issuance costs were required to be presented in the balance sheet as a deferred charge (i.e., an asset).

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In August 2015, FASB issued ASU 2015-15, Interest-Imputation of Interest (Subtopic 835-30) Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting, an update to clarify ASU 2015-03, which did not address the balance sheet presentation of debt issuance costs that are either (1) incurred before a debt liability is recognized (e.g. before the debt proceeds are received), or (2) associated with revolving debt arrangements. ASU 2015-15 states that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing deferred debt issuance costs ratably over the term of the LOC arrangement, regardless of whether there are outstanding borrowings under that LOC arrangement. This standard became effective upon issuance and should be adopted concurrent with the adoption of ASU 2015-03.

In accordance with the new guidance, CIT will reclassify deferred debt costs previously included in other assets to borrowings in the 2016 first quarter and conform prior periods. The adoption of this guidance is not expected to have a significant impact on CIT’s financial statements or disclosures.

Amendments to the Consolidation Analysis

The FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, in February 2015 to improve targeted areas of the consolidation standard and reduce the number of consolidation models. The new guidance changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a variable interest entity (“VIE”), and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. It also eliminates the VIE consolidation model based on majority exposure to variability that applied to certain investment companies and similar entities.

The Board changed the way the voting rights characteristic in the VIE scope determination is evaluated for corporations, which may significantly impact entities for which decision making rights are conveyed though a contractual arrangement.

Under ASU 2015-02:

-	More limited partnerships and similar entities will be evaluated for consolidation under the revised consolidation requirements that apply to VIEs.
-	Fees paid to a decision maker or service provider are less likely to be considered a variable interest in a VIE.
-	Variable interests in a VIE held by related parties of a reporting enterprise are less likely to require the reporting enterprise to consolidate the VIE.
-	There is a new approach for determining whether equity at-risk holders of entities that are not similar to limited partnerships have power to direct the entity’s key activities when the entity has an outsourced manager whose fee is a variable interest.
-	The deferral of consolidation requirements for certain investment companies and similar entities of the VIE in ASU 2009-17 is eliminated.

The anticipated impacts of the new update include:

-	A new consolidation analysis is required for VIEs, including many limited partnerships and similar entities that previously were not considered VIEs.
-	It is less likely that the general partner or managing member of limited partnerships and similar entities will be required to consolidate the entity when the other investors in the entity lack both participating rights and kick-out rights.
-	Limited partnerships and similar entities that are not VIEs will not be consolidated by the general partner.
-	It is less likely that decision makers or service providers involved with a VIE will be required to consolidate the VIE.
-	Entities for which decision making rights are conveyed through a contractual arrangement are less likely to be considered VIEs.
-	Reporting enterprises with interests in certain investment companies and similar entities that are considered VIEs will no longer evaluate those entities for consolidation based on majority exposure to variability.

The guidance is effective for public business entities for annual and interim periods in fiscal years beginning after December 15, 2015 (i.e. January 1, 2016). A reporting enterprise is permitted to apply either a modified retrospective

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approach or full retrospective application. The adoption of this guidance on January 1, 2016 did not have a significant impact on CIT’s financial statements or disclosures.

Extraordinary and Unusual Items

The FASB issued ASU 2015-01, Extraordinary and Unusual Items, in January 2015 as part of FASB’s simplification initiative, which eliminates the concept of extraordinary item and the need for entities to evaluate whether transactions or events are both unusual in nature and infrequently occurring.

The ASU precludes (1) segregating an extraordinary item from the results of ordinary operations; (2) presenting separately an extraordinary item on the income statement, net of tax, after income from continuing operations; and (3) disclosing income taxes and earnings-per-share data applicable to an extraordinary item. However, the ASU does not affect the reporting and disclosure requirements for an event or transaction that is unusual in nature or that occurs infrequently. So, although the Company will no longer need to determine whether a transaction or event is both unusual in nature and infrequently occurring, CIT will still need to assess whether items are unusual in nature or infrequent to determine if the additional presentation and disclosure requirements for these items apply.

For all entities, ASU 2015-01 is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. Adoption of this guidance is not expected to have a significant impact on CIT’s financial statements or disclosures.

Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

The FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, in August 2014. This ASU describes how entities should assess their ability to meet their obligations and sets disclosure requirements about how this information should be communicated. The standard will be used along with existing auditing standards, and provides the following key guidance:

1.	Entities must perform a going concern assessment by evaluating their ability to meet their obligations for a look-forward period of one year from the financial statement issuance date (or date the financial statements are available to be issued).

2.	Disclosures are required if it is probable an entity will be unable to meet its obligations within the look-forward period. Incremental substantial doubt disclosure is required if the probability is not mitigated by management’s plans.

3.	Pursuant to the ASU, substantial doubt about an entity’s ability to continue as a going concern exists if it is probable that the entity will be unable to meet its obligations as they become due within one year after the date the annual or interim financial statements are issued or available to be issued (assessment date).

The new standard applies to all entities for the first annual period ending after December 15, 2016. Company management is responsible for assessing going concern uncertainties at each annual and interim reporting period thereafter. The adoption of this guidance is not expected to have a significant impact on CIT’s financial statements or disclosures.

Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period

The FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, in June 2014.

The ASU directs that a performance target that affects vesting and can be achieved after the requisite service period is a performance condition. That is, compensation cost would be recognized over the required service period if it is probable that the performance condition would be achieved. The total amount of compensation cost recognized during and after the requisite service period would reflect the number of awards that are expected to vest and would be adjusted to reflect those awards that ultimately vest.

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The ASU does not require additional disclosures. Entities may apply the amendments in this update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this ASU as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost.

The ASU is effective for annual periods beginning after December 15, 2015 and interim periods within those years. Adoption of this guidance did not have a significant impact on CIT’s financial statements or disclosures.

Revenue Recognition

The FASB issued ASU No. 2014-09 — Revenue from Contracts with Customers, in June 2014, which will supersede virtually all of the revenue recognition guidance in GAAP, except as it relates to lease accounting.

The core principle of the five-step model is that a company will recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, many companies will have to make more estimates and use more judgment than they do under current GAAP. The five-step analysis of transactions, to determine when and how revenue is recognized, includes:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the transaction price.

4.	Allocate the transaction price to the performance obligations.

5.	Recognize revenue when or as each performance obligation is satisfied.

Companies can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Under the modified approach, financial statements will be prepared for the year of adoption using the new standard, but prior periods will not be adjusted. Instead, companies will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the company and disclose all line items in the year of adoption as if they were prepared under today’s revenue guidance.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date one year for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period, which means CIT would apply the standard in their SEC filings for the first quarter of 2018. Public companies that choose full retrospective application will need to apply the standard to amounts they report for 2016 and 2017 on the face of their full year 2018 financial statements. CIT is currently reviewing the impact of adoption and has not determined the method of adoption (full retrospective approach or a modified retrospective approach) or the effect of the standard on its ongoing financial reporting.

NOTE 2 — ACQUISITION AND DISPOSITION ACTIVITIES

ACQUISITIONS

During 2015 and 2014, the Company completed the following significant business acquisitions.

OneWest Transaction

Effective as of August 3, 2015, CIT acquired IMB, the parent company of OneWest Bank. CIT Bank, a Utah-state chartered bank and a wholly owned subsidiary of CIT, merged with and into OneWest Bank, with OneWest Bank surviving as a wholly owned subsidiary of CIT with the name CIT Bank, National Association. CIT paid approximately $3.4 billion as

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consideration, comprised of approximately $1.9 billion in cash proceeds, approximately 30.9 million shares of CIT Group Inc. common stock (valued at approximately $1.5 billion at the time of closing), and approximately 168,000 restricted stock units of CIT (valued at approximately $8 million at the time of closing). Total consideration also included $116 million of cash retained by CIT as a holdback for certain potential liabilities relating to IMB and $2 million of cash for expenses of the holders’ representative. The acquisition was accounted for as a business combination, subject to the provisions of ASC 805-10-50, Business Combinations.

The acquisition added approximately $21.8 billion of assets, and $18.4 billion of liabilities to CIT’s Consolidated Balance Sheet and 70 branches in Southern California. Primary reasons for the acquisition included advancing CIT’s bank deposit strategy, expanding the Company’s products and services offered to small and middle market customers, and improving CIT’s competitive position in the financial services industry.

The assets acquired, liabilities assumed and consideration exchanged were recorded at their estimated fair value on the acquisition date. No allowance for loan losses was carried over and no allowance was created at acquisition.

Consideration and Net Assets Acquired (dollars in millions)

	Original Purchase Price	Measurement Period Adjustments	Adjusted Purchase Price
Purchase price	$3,391.6	$–	$3,391.6
Recognized amounts of identifiable assets acquired and (liabilities assumed), at fair value
Cash and interest bearing deposits	$4,411.6	$–	$4,411.6
Investment securities	1,297.3	–	1,297.3
Assets held for sale	20.4	–	20.4
Loans HFI	13,598.3	(32.7)	13,565.6
Indemnification assets	480.7	(25.3)	455.4
Other assets	676.6	45.7	722.3
Assets of discontinued operation	524.4	–	524.4
Deposits	(14,533.3)	–	(14,533.3)
Borrowings	(2,970.3)	–	(2,970.3)
Other liabilities	(221.1)	–	(221.1)
Liabilities of discontinued operation	(676.9)	(31.5)	(708.4)
Total fair value of identifiable net assets	$2,607.7	$(43.8)	$2,563.9
Intangible assets	$185.9	$(21.2)	$164.7
Goodwill	$598.0	$65.0	$663.0

The determination of estimated fair values required management to make certain estimates about discount rates, future expected cash flows (that may reflect collateral values), market conditions and other future events that are highly subjective in nature and may require adjustments, which can be updated throughout the year following the acquisition (the “Measurement Period”). Subsequent to the acquisition, management continued to review information relating to events or circumstances existing at the acquisition date. This review resulted in adjustments to the acquisition date valuation amounts, which increased the goodwill balance to $663.0 million. This goodwill increase was primarily related to decreases in certain acquired loan fair value estimates, a decrease to the estimated fair value of acquired indemnification and intangible assets, as well as the valuation of certain pre-acquisition reverse mortgage servicing liabilities.

As of December 31, 2015, management anticipates that its continuing review could result in additional adjustments to the acquisition date valuation amounts presented herein but does not anticipate that these adjustments would be material.

Cash and Interest Bearing Deposits

Acquired cash and interest bearing deposits of $4.4 billion include cash on deposit with the FRB and other banks, vault cash, deposits in transit, and highly liquid investments with original maturities of three months or less. Given the short-term nature and insignificant risk of changes in value because of changes in interest rates, the carrying amount of the acquired cash and interest bearing deposits was determined to equal fair value.

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Investment Securities

In connection with the OneWest acquisition, the Company acquired a portfolio of mortgage-backed securities (MBS) valued at approximately $1.3 billion as of the acquisition date. This MBS portfolio contains various senior and subordinated non-agency MBS, interest-only, and agency securities. Approximately $1.0 billion of the MBS securities were classified as PCI as of the acquisition date due to evidence of credit deterioration since issuance and for which it is probable that the Company would not collect all principal and interest payments that were contractually required at the time of purchase. These securities were initially classified as available-for-sale upon acquisition; however, upon further review following the filing of the Company’s September 30, 2015 Form 10-Q, management determined that $373.4 million of these securities should have been classified as securities carried at fair value with changes recorded in net income as of the acquisition date, and in the fourth quarter of 2015 management corrected this immaterial error impacting classification of investment securities.

The acquisition date fair value of the securities was based on market quotes, where available, or on discounted cash flow techniques using assumptions for prepayment rates, market yield requirements and credit losses where market quotes were not available. Future prepayment rates were estimated based on current and expected future interest rate levels, collateral seasoning and market forecasts, as well as relevant characteristics of the collateral underlying the securities, such as loan types, prepayment penalties, interest rates and recent prepayment experience.

Loan Portfolio

The acquired loan portfolio, with an aggregate Unpaid Principal Balance (“UPB”) of $15.8 billion and a fair value (“FV”) of $13.6 billion, including the effects of the measurement period adjustments, at the acquisition date, is comprised of various types of loan products, including SFR loans, other acquired loans, jumbo mortgages, commercial real estate loans, Small Business Administration (“SBA”) loans, repurchased GNMA loans, reverse mortgages and commercial and industrial loans.

-	Single Family Residential — At the acquisition date, OneWest owned a legacy portfolio of SFR loans that had been acquired by OneWest through various portfolio purchases. The UPB and FV at the acquisition date were $6.2 billion and $4.8 billion, respectively.

-	Other Acquired Loans — This loan portfolio consists mainly of commercial real estate loans secured by various property types, including multifamily, retail, office and other. The UPB and FV at the acquisition date were $1.4 billion and $1.2 billion, respectively.

-	Jumbo Mortgages — At the acquisition date, OneWest owned a portfolio of recently originated Jumbo Mortgages. The Jumbo Mortgages consist of three different product types: fixed rate, adjustable rate mortgage (“ARM”) and home equity lines of credit (“HELOC”). The UPB and FV at the acquisition date were both $1.4 billion.

-	Commercial Real Estate — At the acquisition date, OneWest owned a portfolio of recently originated commercial real estate (“CRE”) loans. The CRE loan portfolio consists of loans secured by various property types, including hotel, multifamily, retail, and other. The UPB and FV at the acquisition date were both $2.0 billion.

-	SBA — At the acquisition date, OneWest owned a portfolio of recently originated SBA loans. The SBA loan portfolio primarily consists of loans provided to small business borrowers and guaranteed by the SBA. The UPB and FV at the acquisition date were both $278 million.

-	Repurchased GNMA Loans — At the acquisition date, OneWest held a portfolio of loans repurchased from GNMA securitizations under its servicer repurchase program. GNMA allows servicers to repurchase loans from securitization pools after the borrowers have been delinquent for three payments. After repurchase, servicers can work to rehabilitate the loan, and subsequently resell the loan into another GNMA pool. The UPB and FV at the acquisition date were both $78 million.

The eight major loan products, including Reverse Mortgages and Commercial & Industrial Loans discussed below, were further stratified into approximately ninety cohorts based on common risk characteristics. Specific valuation assumptions were then applied to these stratifications in the determination of fair value. The stratification of the SFR portfolio cohorts was largely based on product type, while the cohorts for the other products were based on a combination of product type, the Company’s probability of default risk ratings and selected industry groupings.

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For the SFR portfolio, a waterfall analysis was performed to determine if a loan was PCI. This waterfall analysis was comprised of a series of tests which considered the status of the loan (delinquency, foreclosure, etc.), the payment history of the borrowers over the prior two years, collateral coverage of the loan based on the loan-to-value ratio (“LTV”), and changes in borrower FICO scores. Loans that “passed” each of the tests were considered non-PCI and all others were deemed to have some impairment and, thus, classified as PCI. The PCI determination for the other asset classes was largely based on the Company’s probability of default risk ratings.

The above acquired loan portfolios were valued using the direct method of the income approach. The income approach derives an estimate of value based on the present value of the projected future cash flows of each loan using a discount rate which incorporates the relevant risks associated with the asset and time value of money. To perform the valuation, all credit and market aspects of these loans were evaluated, and the appropriate performance assumptions were determined for each portfolio. In general, the key cash flow assumptions relating to the above acquired loan portfolios were: prepayment rate, default rate, severity rate, modification rate, and the recovery lag period, as applicable.

Reverse Mortgages — OneWest Bank held a portfolio of jumbo reverse mortgage loans. The reverse mortgage loan portfolio consists of loans made to elderly borrowers in which the bank makes periodic advances to the borrower, and, in return, at some future point the bank could take custody of the home upon occurrence of a maturity event. A maturity event includes such events as the death of the borrower, the relocation of the borrower, or a refinancing of the mortgage. The UPB and FV at the acquisition date were $1.1 billion and $811 million, respectively.

The reverse mortgage portfolio was valued using the direct method of the income approach. As approximately 97 percent of the uninsured reverse mortgage portfolio had an LTV ratio less than 90 percent, the entire uninsured portfolio was classified as non-PCI. To perform the valuation for the reverse mortgage portfolio we considered all credit aspects of the mortgage portfolio (e.g., severity), selected appropriate performance assumptions related to advances, interest rates, prepayments (e.g., mortality), home price appreciation, actuarial and severity, projected cash flows utilizing the selected assumptions, and ultimately performed a discounted cash flow analysis on the resulting projections. The key terminal cash flow projections were based on two assumptions: (1) the prepayment rate, and (2) the severity. Reverse mortgage borrowers prepay, or terminate, their loans upon a termination event such as the death or relocation of the borrower. Such mortality and mobility events, respectively, constitute the prepayment rate for reverse mortgages.

Commercial and Industrial Loans — OneWest had recently originated a portfolio of commercial and industrial (C&I) loans. The C&I loan portfolio consists of term loans and lines of credit provided to businesses across different industries. The UPB and FV at the acquisition date were $3.3 billion and $3.1 billion, respectively.

The non-PCI portion of the C&I portfolio was valued using the indirect method of the income approach. The indirect method was selected as it is the most common method used in the valuation of commercial loans, which are valued based on an all-in discount rate. To perform the valuation, we considered all credit risks of the non-PCI portion of the C&I portfolio within the discount rate, selecting an all-in discount rate which fully captures the risk associated with the loan rating.

The PCI portion of the C&I portfolio was valued by applying valuation marks based on CIT’s PD and LGD framework and supporting those prices by using the direct method of the income approach. To perform the valuation, a recovery analysis was applied based on the probability of default and loss given default assigned to each loan. The direct method was used for the PCI loans in order to capture either the existing defaulted, or near defaulted, nature of the loans.

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The table below summarizes the key valuation input assumptions by major product type:

	Discount Rate		Severity Rate		Prepayment Rate		Default Rate
Product Type	Range	Weighted Avg.	Range	Weighted Avg.	Range	Weighted Avg.	Range	Weighted Avg.
SFR	4.6%-11.9%	6.9%	(1)	(1)	(1)	(1)	(1)	(1)
Other Acquired Loans	5.1%-10.0%	6.0%	36.6%-60.9%	45.7%	1.0%-6.0%	3.4%	0.2%-82.4%	10.9%
Jumbo Mortgages	3.3%-4.4%	3.4%	0.0%-10.0%	2.7%	10.0%-18.0%	14.0%	0.0%-0.2%	0.0%
Commercial Real Estate	4.2%-5.0%	4.5%	15.0%-35.0%	16.6%	1.5%-6.0%	4.6%	0.6%-14.7%	1.6%
SBA	5.1%-7.3%	5.1%	25.0%	25.0%	2.0%-5.0%	4.9%	3.0%-24.9%	3.4%
Repurchased GNMA	T + 0.9%	2.1%	0.0%-13.5%	6.4%	0.0%-7.3%	3.4%	0.0%-8.8%	4.2%
Reverse Mortgages	10.5%	10.5%	(2)	(2)	(3)	(3)	NA(4)	NA
C&I Loans	5.3%-8.4%	5.8%	NA	NA	NA	NA	NA	NA

(1)	SFR Severity, Prepayment and Default Rates were based on portfolio historic delinquency migration and loss experience.
(2)	Reverse mortgage severity rates were based on housing price index (HPI) and LTV.
(3)	Reverse mortgage prepayment rates were based on mobility and mortality curves.
(4)	NA means not applicable.

Indemnification Assets

As part of the OneWest Transaction, CIT is party to loss share agreements with the FDIC, which provide for the indemnification of certain losses within the terms of these agreements. These loss share agreements are related to OneWest Bank’s previous acquisitions of IndyMac, First Federal and La Jolla. The loss sharing agreements generally require CIT Bank, N.A. to obtain FDIC approval prior to transferring or selling loans and related indemnification assets. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., loan modification, charge-off of loan balance or liquidation of collateral). In connection with the IndyMac transaction, the Company recorded an indemnification receivable for estimated reimbursements due from the FDIC for loss exposure arising from breach in origination and servicing obligations associated with covered reverse mortgage loans prior to March 2009 pursuant to the loss share agreement with the FDIC. The indemnification receivable is measured using the same assumptions used to measure the indemnified item (contingent liability) subject to management’s assessment of the collectability of the indemnification asset and any contractual limitations on the indemnified amount (pursuant to ASC 805-25-27).

The loss share agreements cover the SFR loans acquired from IndyMac, First Federal, and La Jolla. In addition, the IndyMac loss share agreement covers the reverse mortgage loans. The IndyMac agreement was signed on March 19, 2009 and the SFR indemnification expires on the tenth anniversary of the agreement. The First Federal loss share agreement was signed on December 18, 2009 and expires on the tenth anniversary of the agreement. The La Jolla loss share agreement was signed on February 19, 2010 and expires on the tenth anniversary of the agreement. These agreements are accounted for as indemnification assets which were recognized as of the acquisition date at their assessed fair value of $455.4 million, including the effects of the measurement period adjustments. The First Federal and La Jolla loss share agreements also include certain true-up provisions for amounts due to the FDIC if actual and estimated cumulative losses of the acquired covered assets are projected to be lower than the cumulative losses originally estimated at the time of OneWest Bank’s acquisition of the covered loans. Upon acquisition, CIT established a separate liability for these amounts due to the FDIC associated with the La Jolla loss share agreement at the assessed fair value of $56.3 million.

The indemnification assets were valued using the direct method of the income approach. The income approach derives an estimate of value based on the present value of the projected future cash flows allocated to each of the loss share agreements using a discount rate which incorporates the relevant risks associated with the asset and time value of money. To perform the valuation, we made use of the projected losses for each of the relevant loan portfolios, as discussed in each loan portfolio section above, as well as the contractual terms of the loss share agreements. As the indemnification assets relate to cash flows to be received from the FDIC, a government agency, we considered a discount rate reflective of the risk of the FDIC. Conversely, as true-up payments to be made in the future are liabilities, we selected a discount rate reflective of CIT’s borrowing rates for a similar term.

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Goodwill and Intangible Assets

The goodwill recorded is attributable to advancing CIT’s bank deposit strategy, by expanding the Company’s products and services offered to small and middle market customers, improving CIT’s competitive position in the financial services industry and related synergies that are expected to result from the acquisition. The amount of goodwill recorded represents the excess of the purchase price over the estimated fair value of the net assets acquired by CIT, including intangible assets. Subsequent to the acquisition, management continued to review information relating to events or circumstances existing at the acquisition date. This review resulted in adjustments to the acquisition date valuation amounts during the measurement period, which increased the goodwill balance to $663.0 million. See Note 26 — Goodwill and Intangible Assets for a description of goodwill recognized, along with the reporting units within the Commercial Banking and Consumer and Community Banking segments that recorded goodwill. Goodwill related to this transaction is not deductible for income tax purposes. The intangible assets recorded related primarily to the valuation of existing core deposits, customer relationships and trade names recorded in conjunction with the OneWest Transaction.

Intangible assets acquired, as of August 3, 2015 consisted of the following, including the effects of the measurement period adjustments:

Intangible Assets (dollars in millions)

Intangible Assets	Fair Value	Measurement Period Adjustments	Adjusted Fair Value	Estimated Useful Life	Amortization Method
Core deposit intangibles	$126.3	$–	$126.3	7 years	Straight line
Trade names	36.4	(16.3)	20.1	10 years	Straight line
Customer relationships	20.3	(3.7)	16.6	10 years	Accelerated
Other	2.9	(1.2)	1.7	3 years	Straight line
Total	$185.9	$(21.2)	$164.7

-	Core Deposit Intangibles — Certain core deposits were acquired as part of the transaction, which provide an additional source of funds for CIT. The core deposit intangibles represent the costs saved by CIT by acquiring the core deposits and not needing to source the funds elsewhere. This intangible was valued using the income approach: cost savings method.

-	OneWest Trade Name — OneWest’s brand is recognized in the Financial Services industry, as such, OneWest’s brand name reputation and positive brand recognition embodied in its trade name was valued using the income approach: relief from royalty method.

-	Customer Relationships — Certain commercial borrower customer relationships were acquired as part of the transaction. The acquired customer relationships were valued using the income approach: multi-period excess earnings method.

-	Other — Relates to certain non-competition agreements which limit specific employees from competing in related businesses of CIT. This intangible was valued using the income approach: with-and-without method.

See Note 26 — Goodwill and Intangible Assets, for further discussion of the accounting for goodwill and other intangible assets.

Other Assets

Acquired other assets of $0.7 billion, including the effects of the measurement period adjustments, include items such as investment tax credits, OREO, deferred federal and state tax assets, property, plant and equipment (“PP&E”), and an FDIC receivable, as well as accrued interest and other receivables.

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-	Investment tax credits — As of the acquisition date, OneWest’s most significant tax credit investments were in several funds specializing in the financing and development of low-income housing (“LIHTC”). Our fair value analysis of the LIHTC investments took into account the ongoing equity installments regularly allocated to the underlying tax credit funds, along with changes to projected tax benefits and the impact this has on future capital contributions. CIT’s assessment of the investment tax credits primarily consisted of applying discount rates ranging from 4% – 6% to projected cash flows. As a result of this analysis, CIT determined that the fair value of the tax credit assets was approximately $114 million (the fair value of associated future funding commitments is separately recorded as a liability at its fair value of $19.3 million). At acquisition, OneWest also held smaller investments in funds promoting film production and renewable energy; these were recorded at their acquisition fair value of approximately $21 million based on CIT’s consideration of market based indications of value.

-	OREO — A portfolio of real estate assets acquired over time as part of the foreclosure process associated with mortgages on real estate. OREO assets primarily include single family residences, and also include land, multi-family, medical office, and condominium units. OREO assets are actively marketed for sale and carried by OneWest at the lower of its carrying amount or estimated fair value less disposition costs. Estimated fair value is generally based upon broker price opinions and independent appraisals, modified based on assumptions and expectations determined by management. CIT reviewed the OREO carried in other assets and concluded that the net book value of $132.4 million at the acquisition date was a reasonable approximation of fair value.

-	Property Plant and Equipment — The operations of the Company are supported by various property, plant and equipment (“PP&E”) assets. The PP&E assets broadly include real and personal property used in the normal course of the company’s daily operations. CIT considered the income, market, and cost approaches in estimating the fair value of the PP&E. The owned real estate assets were valued under the income approach to derive property level fair value estimates. The underlying assets, including the land, buildings, site improvements, and leases-in-place were discretely valued using the cost and market approaches. Furniture and fixtures were reviewed and it was found that the depreciated book value was a reasonable proxy for fair value. Based on our analysis, the fair value of the PP&E was estimated at $61.4 million. The valuation resulted in a premium of approximately $23.6 million.

-	FDIC Receivable — CIT acquired a receivable with the FDIC representing a secured interest in certain homebuilder, home construction and lot loans. The secured interest entitles the Company to 40% of the underlying cash flows. The Company recorded this receivable at its estimated acquisition date fair value of $54.8 million. The fair value was estimated based on cash flows expected to be collected from the Company’s participation interest in the underlying collateral modeled through the clean up call date (when the portfolio falls below 10% of the original unpaid principal balance or March 2016) controlled by the FDIC, whereby the underlying assets shall be sold in six months from the earliest call date (September 2016). The underlying cash flows include estimated amounts expected to be collected from repayment of loan principal and interest and net proceeds from property liquidations. These cash flows are offset by amounts paid for servicing expenses, management fees, and liquidation expenses.

Deposits

Deposits of $14.5 billion included $8,327.6 million with no stated maturities and Certificates of Deposit (CDs) that totaled $6,205.7 million. For deposits with no stated maturities (primarily checking and savings deposits), fair value was assumed to equal the carrying value, therefore no PAA was recorded. The CDs had maturities ranging from 3 months to 5 years and were valued using the indirect method of the income approach, which was based on discounting the cash flows associated with the CDs. Value under the indirect method was a function of the projected contractual cash flows of the fixed term deposits and a credit adjusted discount rate, as observed from similar risk instruments, based on the platform in which the deposit was originated.

In order to best capture the features and risks, CDs were grouped along two dimensions, maturity groups, based on the remaining term of the fixed deposits (e.g., 0 to 1 year, 1 to 2 years, etc.) and origination channel (e.g., Branch or Online).

Contractual cash flows of each CD group were projected, related to interest accrual and principal and interest repayment, for the CDs over the remaining term of each deposit pool. Upon the maturity of each group, the accumulated interest and principal are repaid to the depositor. Each underlying fixed term CD had a contractual interest rate, and the weighted average interest rate for each group was calculated. The weighted average interest rate of each group was used to forecast the accumulated interest to be repaid at maturity. The applicable discount rate for each group of CDs reflected the maturity and origination channel of that group. The selected discount rate for all channels other than Branch was based on the observed difference in OneWest Bank origination rates between channels, added to the selected Branch channel rate of the same maturity. The discount rates ranged from 0.25 percent to 1.38 percent. The valuation resulted in a PAA premium of $29.0 million.

Borrowings

Borrowings of $3.0 billion at the acquisition date consisted of FHLB advances that included fixed rate credit (“FRC”), adjustable rate credit (“ARC”), and overnight (“Fed Funds Overnight”) borrowing. The FHLB advances were valued using the indirect method of the income approach, which is based on discounting the cash flows associated with the borrowing. Value under the indirect method is a function of the projected contractual cash flows of the FHLB borrowing and a discount rate matching the type of FHLB borrowing, as observed from recent FHLB advance rates. The applicable discount rate for each borrowing type was observed based on rates published by the FHLB.

Each FHLB borrowing has a contractual interest rate, interest payment terms, and a stated maturity date; therefore, cash flows of each FHLB borrowing was projected to match its contractual terms of repayment, both principal and interest, and then discounted to the valuation date. For Fed Funds Overnight borrowing, as these borrowings are settled overnight, the

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Fair Value is assumed to be equal to the outstanding balance, as the interest rate resets to the market rate overnight. The applicable discount rate for each borrowing ranged from 0.22 percent to 0.89 percent. The valuation resulted in a PAA premium of $6.8 million.

Other Liabilities

Other liabilities include various amounts accrued for compensation related costs, a separate reserve for credit losses on off-balance sheet commitments, liabilities associated with economic hedges, and commitments to invest in the LIHTC noted above.

Consideration Holdback Liability

In connection with the OneWest acquisition, the parties negotiated four separate holdbacks related to selected trailing risks, totaling $116 million, which reduced the cash consideration paid at closing. Any unapplied holdback funds at the end of the respective holdback periods, which range from 1 — 5 years, are payable to the former OneWest Bank shareholders. Unused funds for any of the four holdbacks cannot be applied against another holdback amount. The range of potential holdback to be paid is from $0 to $116 million. Based on management’s estimate of the probability of each holdback, it was determined that the probable amount of holdback to be paid was $62.4 million. See Note 13 — Fair Value. The amount expected to be paid was discounted based on CIT’s cost of funds. This contingent consideration was measured at fair value at the acquisition date.

Mortgage Servicing Rights

CIT acquired certain reverse mortgage servicing rights (“MSRs”) accounted for as a servicing liability with an acquisition date fair value of approximately $10 million, which are included in discontinued operations. MSRs are accounted for as separate assets or liabilities only when servicing is contractually separated from the underlying mortgage loans 1) by sale or securitization of the loans with servicing retained or 2) by separate purchase or assumption of the servicing. Under the servicing agreements, the Company performs certain accounting and reporting functions for the benefit of the related mortgage investors. For performing such services, the Company receives a servicing fee. MSRs represent a contract for the right to receive future revenue associated with the servicing of financial assets and thus are considered a non-financial asset. The acquisition date estimated fair value was based on observable market data and to the extent such information is not available, CIT determined the estimated fair value of the MSRs using discounted cash flow techniques using a third-party valuation model. Estimates of fair value involve several assumptions, including market expectations of future prepayment rates, interest rates, discount rates, servicing costs and default rates, all of which are subject to change over time. Assumptions are evaluated for reasonableness in comparison to actual performance, available market and third party data. CIT will evaluate the acquired MSRs for potential impairment using stratification based on one or more predominant risk characteristics of the underlying financial assets such as loan vintage. The MSRs are amortized in proportion to and over the period of estimated net servicing income and the amortization is recorded as an offset to Loan servicing fee, net. The amortization of MSRs is analyzed at least quarterly and adjusted to reflect changes in prepayment speeds, delinquency rates, as well as other factors. CIT will recognize OTTI when it is probable that all or part of the valuation allowance for impairment (recognized under LOCOM) will not be recovered within the foreseeable future. For this purpose, the foreseeable future shall not exceed a period of two years. The Company will assess a servicing asset or liability for OTTI when conditions exist or events occur indicating that OTTI may exist (e.g., a severe or extended decline in estimated fair value).

Unaudited Pro Forma Information

Upon closing the transaction and integrating OneWest Bank, effective August 3, 2015, separate records for OneWest Bank as a stand-alone business have not been maintained as the operations have been integrated into CIT. At year-end 2015, the Company no longer has the ability to break out the results of the former OneWest entities in a reliable manner. The pro forma information presented below reflects management’s best estimate, based on information available at the reporting date.

The following table presents certain unaudited pro forma information for illustrative purposes only, for the year ended December 31, 2015 and 2014 as if OneWest Bank had been acquired on January 1, 2014. The unaudited estimated pro forma information combines the historical results of OneWest Bank with the Company’s consolidated historical results and includes certain adjustments reflecting the estimated impact of certain fair value adjustments for the respective periods. The pro forma information is not indicative of what would have occurred had the acquisition taken place on January 1, 2014.

Further, the unaudited pro forma information does not consider any changes to the provision for credit losses resulting from recording loan assets at fair value by OneWest Bank prior to the acquisition, which in turn did not require an

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allowance for loan losses. The pro forma financial information does not include the impact of possible business changes or synergies. The preparation of the pro forma financial information includes adjustments to conform accounting policies between OneWest Bank and CIT, specifically related to (1) adjustments to remove the fair value adjustments previously recorded by OneWest Bank on $4.4 billion of loan balances and record income on a level yield basis, reflecting the adoption of ASC 310-20 and ASC 310-30 for loans, depending on whether the loans were determined to be purchased credit impaired; and (2) adjustments to remove the fair value adjustments previously recorded by OneWest Bank on $500 million of borrowings and record interest expense in accordance with ASC 835-30.

The pro forma financial information in the table below reflects the total impact ($1,022 million) of income tax benefits recognized by the Company in 2014 and 2015 ($375 million and $647 million for the year ended December 31, 2014 and 2015, respectively) in the 2014 period, assuming for the purpose of preparing the pro forma information that the acquisition of OneWest Bank had occurred on January 1, 2014. These tax benefits, which related to the reduction in the Company’s deferred tax asset valuation allowance, do not have a continuing impact. Similarly, in connection with the OneWest Transaction, CIT incurred acquisition and integration costs recognized by the Company during the year ended December 31, 2014 and 2015 of approximately $5 million and $55 million, respectively. For the purpose of preparing the pro forma information, these acquisition and integration costs have been reflected as if the acquisition had occurred on January 1, 2014. Additionally, CIT expects to achieve operating cost savings and other business synergies as a result of the acquisition that are not reflected in the pro forma amounts that follow. Therefore, actual results may differ from the unaudited pro forma information presented and the differences could be material.

Unaudited Pro Forma (dollars in millions)

	Years Ended December 31,
	2015	2014
Net finance revenue	$3,131.4	$3,247.4
Net income	636.1	1,708.2

Nacco Acquisition

On January 31, 2014, CIT acquired 100% of the outstanding shares of Paris-based Nacco SAS (“Nacco”), an independent full service railcar lessor in Europe. The purchase price was approximately $250 million and the acquired assets and liabilities were recorded at their estimated fair values as of the acquisition date, resulting in $77 million of goodwill. The purchase included approximately $650 million of assets (operating lease equipment), comprised of more than 9,500 railcars, including tank cars, flat cars, gondolas and hopper cars, and liabilities, including secured debt of $375 million.

Direct Capital Acquisition

On August 1, 2014, CIT Bank acquired 100% of the outstanding shares of Capital Direct Group and its subsidiaries (“Direct Capital”), a U.S. based lender providing equipment financing to small and mid-sized businesses operating across a range of industries. The purchase price was approximately $230 million and the acquired assets and liabilities were recorded at their estimated fair values as of the acquisition date resulting in approximately $170 million of goodwill. The assets acquired included finance receivables of approximately $540 million, along with existing secured debt of $487 million. In addition, intangible assets of approximately $12 million were recorded relating mainly to the valuation of existing customer relationships and trade names.

DISCONTINUED OPERATIONS

Student Lending

On April 25, 2014, the Company completed the sale of its student lending business, along with certain secured debt and servicing rights. The business was in run-off and $3.4 billion in portfolio assets were classified as assets held for sale as of December 31, 2013. Income from the discontinued operation for the year ended December 31, 2014, reflected the benefit of proceeds received in excess of the net carrying value of assets and liabilities sold. The interest expense primarily reflected the acceleration of FSA accretion on the extinguishment of the debt, while the gain on sale mostly reflects the excess of purchase price over net assets, and amounts received for the sale of servicing rights.

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The 2014 interest expense allocated to the discontinued operation corresponded to debt of approximately $3.2 billion, net of $224 million of FSA. The debt included $0.8 billion that was repaid using a portion of the cash proceeds. Operating expenses included in the discontinued operation consisted of direct expenses of the student lending business that were separate from ongoing CIT operations and did continue subsequent to disposal.

In connection with the classification of the student lending business as a discontinued operation, certain indirect operating expenses that previously had been allocated to the business have instead been allocated to Corporate and Other as part of continuing operations and are not included in the summary of discontinued operations presented in the table below. The total incremental pretax amounts of indirect overhead expense that were previously allocated to the student lending business and remain in continuing operations were approximately $2.2 million for the year ended December 31, 2014.

There were no assets or liabilities related to the student loan business at December 31, 2015.

Reverse Mortgage Servicing

The Financial Freedom business, a division of CIT Bank (formerly a division of OneWest Bank) that services reverse mortgage loans, was acquired in conjunction with the OneWest Transaction. Pursuant to ASC 205-20, as amended by ASU 2014-08, the Financial Freedom business is reflected as discontinued operations as of the August 3, 2015 acquisition date and as of December 31, 2015. The business includes the entire third party servicing of reverse mortgage operations, which consist of personnel, systems and servicing assets. The assets of discontinued operations primarily include Home Equity Conversion Mortgage (“HECM”) loans and servicing advances. The liabilities of discontinued operations include reverse mortgage servicing liabilities, which relates primarily to loans serviced for Fannie Mae, secured borrowings and contingent liabilities. In addition, continuing operations includes a portfolio of reverse mortgages, which are maintained in the Consumer and Community Banking segment, which are serviced by Financial Freedom. Based on the Company’s continuing assessment of market participants costs to service in response to recent information from bidders and contemplation of recent industry servicing practice changes, the Company’s value for the reverse MSRs was a negative $10 million at December 31, 2015, which is unchanged from the acquisition date fair value from the OneWest acquisition.

As a mortgage servicer of residential reverse mortgage loans, the Company is exposed to contingent liabilities for breaches of servicer obligations as set forth in industry regulations established by HUD and FHA and in servicing agreements with the applicable counterparties, such as Fannie Mae and other investors. Under these agreements, the servicer may be liable for failure to perform its servicing obligations, which could include fees imposed for failure to comply with foreclosure timeframe requirements established by servicing guides and agreements to which CIT is a party as the servicer of the loans. The Company has established reserves for contingent servicing-related liabilities associated with discontinued operations. While the Company believes that such accrued liabilities are adequate, it is reasonably possible that such liabilities could ultimately exceed the Company’s reserve for probable and reasonably estimable losses by up to $40 million as of December 31, 2015.

Separately, a corresponding indemnification receivable from the FDIC of $66 million is recognized for the loans covered by indemnification agreements with the FDIC reported in continuing operations as of December 31, 2015. The indemnification receivable is measured using the same assumptions used to measure the indemnified item (contingent liability) subject to management’s assessment of the collectability of the indemnification asset and any contractual limitations on the indemnified amount.

Condensed Balance Sheet of Discontinued Operations (dollars in millions)

December 31, 2015
Net Finance Receivables(1)	$449.5
Other assets(2)	51.0
Assets of discontinued operations	$500.5
Secured borrowings(1)	$440.6
Other liabilities(3)	255.6
Liabilities of discontinued operations	$696.2

(1)	Net finance receivables includes $440.2 million of securitized balances and $9.3 million of additional draws awaiting securitization at December 31, 2015. Secured borrowings relate to those receivables.
(2)	Amount includes servicing advances, servicer receivables and property and equipment, net of accumulated depreciation.
(3)	Other liabilities include contingent liabilities and other accrued liabilities. A measurement period adjustment was recorded at year-end to increase certain pre-acquisition reverse mortgage servicing liabilities by approximately $32 million.
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The results from discontinued operations, net of tax, for the year ended December 31, 2015, reflects activities of the reverse mortgage servicing business while the results for the years ended December 31, 2014 and 2013 reflect the student lending business.

Condensed Statements of Operation (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Interest income(1)	$4.3	$27.0	$130.7
Interest expense(1)	(4.4)	(248.2)	(77.2)
Other income	16.7	(2.1)	0.9
Operating expenses(2)	(33.7)	(3.6)	(14.5)
(Loss) income from discontinued operation before benefit (provision) for income taxes	(17.1)	(226.9)	39.9
Benefit (provision) for income taxes(3)	6.7	(3.4)	(8.6)
(Loss) income from discontinued operations, net of taxes	(10.4)	(230.3)	31.3
Gain on sale of discontinued operations	–	282.8	–
(Loss) income from discontinued operation, net of taxes	$(10.4)	$52.5	$31.3

(1)	Includes amortization for the premium associated with the HECM loans and related secured borrowings for the year ended December 31, 2015.
(2)	For the year ended December 31, 2015, operating expense is comprised of $11.4 million in salaries and benefits, $6.4 million in professional services and $15.6 million for other expenses such as data processing, premises and equipment, legal settlement, and miscellaneous charges.
(3)	The Company’s tax rate for discontinued operations is 39% for the year ended December 31, 2015.

Condensed Statement of Cash Flows (dollars in millions)

Year Ended December 31, 2015
Net cash flows used for operations	$18.5
Net cash flows provided by investing activities	27.9

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NOTE 3 — LOANS

The following tables and data as of December 31, 2015 include the loan balances acquired in the OneWest Transaction, which were recorded at fair value at the time of the acquisition (August 3, 2015). See Note 2 — Acquisition and Disposition Activities for details of the OneWest Transaction.

Finance receivables, excluding those reflected as discontinued operations, consist of the following:

Finance Receivables by Product (dollars in millions)

	December 31,	December 31,
	2015	2014
Commercial Loans	$21,380.9	$14,878.5
Direct financing leases and leveraged leases	3,427.5	4,616.5
Total commercial	24,808.4	19,495.0
Consumer Loans	6,863.3	–
Total finance receivables	31,671.7	19,495.0
Finance receivables held for sale	1,985.1	779.9
Finance receivables and held for sale receivables (1)	$33,656.8	$20,274.9

(1)	Assets held for sale on the Balance Sheet includes finance receivables and operating lease equipment primarily related to portfolios in Canada, China and the U.K. As discussed in subsequent tables, since the Company manages the credit risk and collections of finance receivables held for sale consistently with its finance receivables held for investment, the aggregate amount is presented in this table.

In preparing the interim financial statements for the quarter ended September 30, 2015 and the year end financial statements as of December 31, 2015, the Company discovered and corrected an immaterial error impacting the classification of balances for Commercial loans and Direct financing leases and leverage leases in the amount of $480 million as of December 31, 2014. The reclassification had no impact on the Company’s Balance Sheet and Statements of Operations or Cash Flows for any period.

The following table presents finance receivables by segment, based on obligor location:

Finance Receivables (dollars in millions)

	December 31, 2015			December 30, 2014
	Domestic	Foreign	Total	Domestic	Foreign	Total
Transportation Finance	$815.1	$2,727.0	$3,542.1	$812.6	$2,120.6	$2,933.2
Commercial Banking	20,607.9	321.3	20,929.2	14,645.1	383.9	15,029.0
Consumer and Community Banking	7,200.4	–	7,200.4	–	–	–
Non-Strategic Portfolios	–	–	–	–	1,532.8	1,532.8
Total	$28,623.4	$3,048.3	$31,671.7	$15,457.7	$4,037.3	$19,495.0

The following table presents selected components of the net investment in finance receivables:

Components of Net Investment in Finance Receivables (dollars in millions)

	December 31,	December 31,
	2015	2014
Unearned income	$(870.4)	$(1,037.8)
Equipment residual values	662.8	684.2
Unamortized premiums / (discounts)	(34.0)	(22.0)
Accretable yield on PCI loans	1,294.0	–
Net unamortized deferred costs and (fees) (1)	42.9	48.5
Leveraged lease third party non-recourse debt payable	(154.0)	(180.5)

(1)	Balance relates to Commercial Banking and Transportation Finance segments.

In preparing the interim financial statements for the quarter ended March 31, 2015, the Company discovered and corrected an immaterial error impacting the disclosure of unearned income in the amount of approximately $170 million as of December 31, 2014. Certain of the following tables present credit-related information at the “class” level in accordance with ASC 310-10-50, Disclosures about the Credit Quality of Finance Receivables

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and the Allowance for Credit Losses. A class is generally a disaggregation of a portfolio segment. In determining the classes, CIT considered the finance receivable characteristics and methods it applies in monitoring and assessing credit risk and performance.

Credit Quality Information

Commercial obligor risk ratings are reviewed on a regular basis by Credit Risk Management and are adjusted as necessary for updated information affecting the borrowers’ ability to fulfill their obligations.

The definitions of the commercial loan ratings are as follows:

•	Pass – finance receivables in this category do not meet the criteria for classification in one of the categories below.
•	Special mention – a special mention asset exhibits potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects.
•	Classified – a classified asset ranges from: (1) assets that exhibit a well-defined weakness and are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to (2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors.

The following table summarizes commercial finance receivables by the risk ratings that bank regulatory agencies utilize to classify credit exposure and which are consistent with indicators the Company monitors. The consumer loan risk profiles are different from commercial loans, and use loan-to-value (“LTV”) ratios in rating the credit quality, and therefore are presented separately below.

Commercial Finance and Held for Sale Receivables – Risk Rating by Class / Segment (dollars in millions)

Grade:	Pass	Special Mention	Classified- accruing	Classified- non-accrual	PCI Loans	Total
December 31, 2015
Transportation Finance
Aerospace	$1,635.7	$65.0	$46.2	$15.4	$–	$1,762.3
Rail	118.9	1.4	0.6	–	–	120.9
Maritime Finance	1,309.0	162.0	207.4	–	–	1,678.4
Total Transportation Finance	3,063.6	228.4	254.2	15.4	–	3,561.6
Commercial Banking
Commercial Finance	8,215.0	626.4	389.9	131.5	69.4	9,432.2
Real Estate Finance	5,143.2	97.6	18.6	3.6	94.6	5,357.6
Business Capital	5,649.0	517.0	320.1	56.0	–	6,542.1
Total Commercial Banking	19,007.2	1,241.0	728.6	191.1	164.0	$21,331.9
Consumer and Community Banking
Other Consumer Banking	300.6	12.1	18.3	–	5.3	336.3
Non-Strategic Portfolios	1,286.3	115.4	60.1	56.0	–	1,517.8
Total	23,657.7	1,596.9	1,061.2	262.5	169.3	26,747.6
December 31, 2014
Transportation Finance
Aerospace	$1,742.0	$11.4	$43.0	$0.1	$–	$1,796.5
Rail	127.5	1.4	1.1	–	–	130.0
Maritime Finance	1,026.4	–	–	–	–	1,026.4
Total Transportation Finance	2,895.9	12.8	44.1	0.1	–	2,952.9
Commercial Banking
Commercial Finance	5,937.3	547.5	122.8	30.8	–	6,638.4
Real Estate Finance	1,692.0	76.6	–	–	–	1,768.6
Business Capital	5,633.3	590.7	363.2	57.7	–	6,644.9
Total Commercial Banking	$13,262.6	$1,214.8	$486.0	$88.5	$–	$15,051.9
Non- Strategic Portfolios	$1,950.5	$165.7	$82.0	$71.9	$–	$2,270.1
Total	$18,109.0	$1,393.3	$612.1	$160.5	$–	$20,274.9

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For consumer loans, the Company monitors credit risk based on indicators such as delinquencies and LTV, which the Company believes are relevant credit quality indicators.

LTV refers to the ratio comparing the loan’s unpaid principal balance to the property’s collateral value. We examine LTV migration and stratify LTV into categories to monitor the risk in the loan classes.

The following table provides a summary of the consumer portfolio credit quality. The amounts represent the carrying value, which differ from unpaid principal balances, and include the premiums or discounts and the accretable yield and non-accretable difference for PCI loans recorded in purchase accounting. Included in the consumer finance receivables are “covered loans” for which the Company can be reimbursed for a substantial portion of future losses under the terms of loss sharing agreements with the FDIC. Covered Loans are discussed further in Note 5 – Indemnification Assets.

Included in the consumer loan balances as of December 31, 2015, were loans with terms that permitted negative amortization with an unpaid principal balance of $966 million.

Consumer Loan LTV Distributions at December 31, 2015 (dollars in millions)

	Single Family Residential					Reverse Mortgage
	Covered Loans		Non-covered Loans		Total Single Family	Covered Loans	Non-covered loans		Total Reverse	Total Consumer
	Non- PCI	PCI	Non- PCI	PCI	Residential	Non- PCI	Non- PCI	PCI	Mortgages	Loans
Greater than 125%	$1.1	$395.6	$0.8	$15.7	$413.2	$1.0	$3.9	$39.3	$44.2	$457.4
101% - 125%	3.6	619.9	0.2	14.9	638.6	2.5	6.5	17.0	26.0	664.6
80% - 100%	449.3	552.1	14.3	11.4	1,027.1	26.5	37.4	7.0	70.9	1,098.0
Less than 80%	1,621.0	829.3	1,416.1	12.9	3,879.3	432.6	312.5	11.1	756.2	4,635.5
Not Applicable (1)	–	–	7.8	–	7.8	–	–	–	–	7.8
Total	$2,075.0	$2,396.9	$1,439.2	$54.9	$5,966.0	$462.6	$360.3	$74.4	$897.3	$6,863.3

(1)	Certain Consumer Loans do not have LTV’s, including the Credit Card portfolio.

There are no prior period balances in the above table as the Company did not have consumer loans prior to the acquisition of OneWest Bank.

The following table summarizes the covered loans, all of which are in the Consumer and Community Banking segment:

Covered Loans (dollars in millions)

	PCI	Non-PCI	Total
Consumer and Community Banking loans HFI at carrying value	$2,396.9	$2,537.6	$4,934.5

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Past Due and Non-accrual Loans

The table that follows presents portfolio delinquency status, regardless of accrual/non-accrual classification:

Finance and Held for Sale Receivables – Delinquency Status (dollars in millions)

	Past Due
	30–59 Days	60–89 Days	90 Days or	Total		PCI Loans
	Past Due	Past Due	Greater	Past Due	Current (1)	(2)	Total
December 31, 2015
Transportation Finance
Aerospace	$1.4	$–	$15.4	$16.8	$1,745.5	$–	$1,762.3
Rail	8.5	2.0	2.1	12.6	108.3	–	120.9
Maritime Finance	–	–	–	–	1,678.4	–	1,678.4
Total Transportation Finance	9.9	2.0	17.5	29.4	3,532.2	–	3,561.6
Commercial Banking
Commercial Finance	–	–	20.5	20.5	9,342.3	69.4	9,432.2
Real Estate Finance	1.9	–	0.7	2.6	5,260.4	94.6	5,357.6
Business Capital	131.1	32.8	26.8	190.7	6,351.4	–	6,542.1
Total Commercial Banking	133.0	32.8	48.0	213.8	20,954.1	164.0	21,331.9
Consumer and Community Banking
Legacy Consumer Mortgages	15.8	1.7	4.1	21.6	2,923.8	2,526.2	5,471.6
Other Consumer Banking	2.7	0.3	0.4	3.4	1,765.2	5.3	1,773.9
Total Consumer and Community Banking	18.5	2.0	4.5	25.0	4,689.0	2,531.5	7,245.5
Non-Strategic Portfolios	18.7	22.1	33.7	74.5	1,443.3	–	1,517.8
Total	$180.1	$58.9	$103.7	$342.7	$30,618.6	$2,695.5	$33,656.8
December 31, 2014
Transportation Finance
Aerospace	$–	$–	$0.1	$0.1	$1,796.4	$–	$1,796.5
Rail	5.2	1.9	4.2	11.3	118.7	–	130.0
Maritime Finance	–	–	–	–	1,026.4	–	1,026.4
Total Transportation Finance	5.2	1.9	4.3	11.4	2,941.5	–	2,952.9
Commercial Banking
Commercial Finance	4.4	–	0.5	4.9	6,633.5	–	6,638.4
Real Estate Finance	–	–	–	–	1,768.6	–	1,768.6
Business Capital	143.5	30.4	13.7	187.6	6,457.3	–	6,644.9
Total Commercial Banking	147.9	30.4	14.2	192.5	14,859.4	–	15,051.9
Non-Strategic Portfolios	72.7	19.7	33.3	125.7	2,144.4	–	2,270.1
Total	$225.8	$52.0	$51.8	$329.6	$19,945.3	$–	$20,274.9

(1)	Due to their nature, reverse mortgage loans are included in Current, as they do not have contractual payments due at a specified time.
(2)	PCI loans are written down at acquisition to their fair value using an estimate of cash flows deemed to be collectible. Accordingly, such loans are no longer classified as past due or non-accrual even though they may be contractually past due as we expect to fully collect the new carrying values of these loans.

Non-accrual loans include loans that are individually evaluated and determined to be impaired (generally loans with balances greater than $500,000), as well as other, smaller balance loans placed on non-accrual due to delinquency (generally 90 days or more for smaller commercial loans and 120 or more days regarding real estate mortgage loans).

Certain loans 90 days or more past due as to interest or principal are still accruing, because they are (1) well-secured and in the process of collection or (2) real estate mortgage loans or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due.

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The following table sets forth non-accrual loans, assets received in satisfaction of loans (repossessed assets and OREO) and loans 90 days or more past due and still accruing.

Finance Receivables on Non-Accrual Status (dollars in millions)

	December 31, 2015			December 31, 2014
	Held for Investment	Held for Sale	Total	Held for Investment	Held for Sale	Total
Transportation Finance
Aerospace	$15.4	$–	$15.4	$0.1	$–	$0.1
Total Transportation Finance	15.4	–	15.4	0.1	–	0.1
Commercial Banking
Commercial Finance	120.5	11.0	131.5	30.8	–	30.8
Real Estate Finance	3.6	–	3.6	–	–	–
Business Capital	56.0	–	56.0	57.7	–	57.7
Total Commercial Banking	180.1	11.0	191.1	88.5	–	88.5
Consumer and Community Banking
Legacy Consumer Mortgage	4.2	0.6	4.8	–	–	–
Other Consumer Banking	–	0.4	0.4	–	–	–
Total Consumer and Community Banking	4.2	1.0	5.2	–	–	–
Non-Strategic Portfolios	–	56.0	56.0	34.8	37.1	71.9
Total	$199.7	$68.0	$267.7	$123.4	$37.1	$160.5
Repossessed assets and OREO			127.3			0.8
Total non-performing assets			$395.0			$161.3
Commercial loans past due 90 days or more accruing			15.6			10.3
Consumer loans past due 90 days or more accruing			0.2			–
Total Accruing loans past due 90 days or more			$15.8			$10.3

Payments received on non-accrual financing receivables are generally applied first against outstanding principal, though in certain instances where the remaining recorded investment is deemed fully collectible, interest income is recognized on a cash basis. Reverse mortgages are not included in the non-accrual balances.

Loans in Process of Foreclosure

The table below summarizes the residential mortgage loans in the process of foreclosure and OREO as of December 31, 2015:

(dollars in millions)	December 31, 2015
PCI	$320.0
Non-PCI	71.0
Loans in process of foreclosure	$391.0
OREO	$118.0

Impaired Loans

The Company’s policy is to review for impairment finance receivables greater than $500,000 that are on non-accrual status. Consumer and small-ticket loan and lease receivables that have not been modified in a restructuring, as well as short-term factoring receivables, are included (if appropriate) in the reported non-accrual balances above, but are excluded from the impaired finance receivables disclosure below as charge-offs are typically determined and recorded for such loans when they are more than 90 – 150 days past due.

The following table contains information about impaired finance receivables and the related allowance for loan losses by class, exclusive of finance receivables that were identified as impaired at the Acquisition Date for which the Company is applying the income recognition and disclosure guidance in ASC 310-30 (Loans and

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Debt Securities Acquired with Deteriorated Credit Quality), which are disclosed further below in this note. Impaired loans exclude PCI loans.

Impaired Loans (dollars in millions)

		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment(3)
December 31, 2015
With no related allowance recorded:
Commercial Banking
Commercial Finance	15.4	22.8	–	6.5
Business Capital	6.3	9.7	–	5.9
Real Estate Finance	0.2	0.8	–	0.7
Non-Strategic Portfolios	–	–	–	7.3
With an allowance recorded:
Transportation Finance
Aerospace	15.4	15.4	0.4	5.0
Commercial Banking
Commercial Finance	102.6	112.1	22.7	53.2
Business Capital	9.7	11.7	4.7	5.4
Non-Strategic Portfolios	–	–	–	7.3
Total Impaired Loans(1)	149.6	172.5	27.8	91.3
Total Loans Impaired at Acquisition Date and Convenience Date(2)	2,695.5	3,977.3	4.9	1,108.0
Total	$2,845.1	$4,149.8	$32.7	$1,199.3

December 31, 2014
With no related allowance recorded:
Commercial Banking
Commercial Finance	$1.2	$1.2	$–	$104.9
Business Capital	6.7	6.9	–	10.2
Non-Strategic Portfolios	13.3	21.1	–	15.9
With an allowance recorded:
Transportation Finance
Aerospace	–	–	–	9.0
Commercial Banking
Commercial Finance	29.6	34.3	11.4	43.6
Business Capital	–	–	–	3.6
Non-Strategic Portfolios	6.0	6.0	1.0	3.4
Total Impaired Loans(1)	56.8	69.5	12.4	190.6
Total Loans Impaired at Convenience Date(2)	1.2	15.8	0.5	26.4
Total	$58.0	$85.3	$12.9	$217.0

(1)	Interest income recorded for the years ended December 31, 2015 and December 31, 2014 while the loans were impaired were $1.5 million and $10.1 million, of which $0.5 and $0.7 million was interest recognized using cash-basis method of accounting for each year, respectively.
(2)	Details of finance receivables that were identified as impaired at the Acquisition Date and Convenience Date are presented under Loans Acquired with Deteriorated Credit Quality.
(3)	Average recorded investment for the year ended December 31, 2015 and year ended December 31, 2014.

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Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. For commercial loans, the Company has established review and monitoring procedures designed to identify, as early as possible, customers that are experiencing financial difficulty. Credit risk is captured and analyzed based on the Company’s internal probability of obligor default (PD) and loss given default (LGD) ratings. A PD rating is determined by evaluating borrower credit-worthiness, including analyzing credit history, financial condition, cash flow adequacy, financial performance and management quality. An LGD rating is predicated on transaction structure, collateral valuation and related guarantees or recourse. Further, related considerations in determining probability of collection include the following:

•	Instances where the primary source of payment is no longer sufficient to repay the loan in accordance with terms of the loan document;
•	Lack of current financial data related to the borrower or guarantor;
•	Delinquency status of the loan;
•	Borrowers experiencing problems, such as operating losses, marginal working capital, inadequate cash flow, excessive financial leverage or business interruptions;
•	Loans secured by collateral that is not readily marketable or that has experienced or is susceptible to deterioration in realizable value; and
•	Loans to borrowers in industries or countries experiencing severe economic instability.

Impairment is measured as the shortfall between estimated value and recorded investment in the finance receivable. A specific allowance or charge-off is recorded for the shortfall. In instances where the estimated value exceeds the recorded investment, no specific allowance is recorded. The estimated value is determined using fair value of collateral and other cash flows if the finance receivable is collateralized, the present value of expected future cash flows discounted at the contract’s effective interest rate, or market price. A shortfall between the estimated value and recorded investment in the finance receivable is reported in the provision for credit losses. In instances when the Company measures impairment based on the present value of expected future cash flows, the change in present value is reported in the provision for credit losses.

The following summarizes key elements of the Company’s policy regarding the determination of collateral fair value in the measurement of impairment:

•	“Orderly liquidation value” is the basis for collateral valuation;
•	Appraisals are updated annually or more often as market conditions warrant; and
•	Appraisal values are discounted in the determination of impairment if the:
•	appraisal does not reflect current market conditions; or
•	collateral consists of inventory, accounts receivable, or other forms of collateral that may become difficult to locate, or collect or may be subject to pilferage in a liquidation.
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Loans Acquired with Deteriorated Credit Quality

For purposes of this presentation, the Company is applying the income recognition and disclosure guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality) to loans that were identified as impaired as of the acquisition date of OneWest Bank. PCI loans were initially recorded at estimated fair value with no allowance for loan losses carried over, since the initial fair values reflected credit losses expected to be incurred over the remaining lives of the loans. The acquired loans are subject to the Company’s internal credit review. See Note 4 — Allowance for Loan Losses.

Purchased Credit Impaired Loans at December 31, 2015 (dollars in millions)(1)

	Unpaid Principal Balance	Carrying Value	Allowance for Loan Losses
Commercial Banking
Commercial Finance	$115.5	$69.4	$2.5
Real Estate Finance	161.1	94.6	0.6
Consumer and Community Banking
Other Consumer Banking	6.8	5.3	–
Legacy Consumer Mortgages	3,693.9	2,526.2	1.8
	$3,977.3	$2,695.5	$4.9

(1)	PCI loans prior to the OneWest Transaction were not significant and are not included.

An accretable yield is measured as the excess of the cash flows expected to be collected, estimated at the acquisition date, over the recorded investment (estimated fair value at acquisition) and is recognized in interest income over the remaining life of the loan, or pool of loans, on an effective yield basis. The difference between the cash flows contractually required to be paid, measured as of the acquisition date, over the expected cash flows is referred to as the non-accretable difference.

Subsequent to acquisition, we evaluate our estimates of the cash flows expected to be collected on a quarterly basis. Probable and significant decreases in expected cash flows as a result of further credit deterioration result in a charge to the provision for credit losses and a corresponding increase to the allowance for credit losses. Probable and significant increases in expected cash flows due to improved credit quality result in reversal of any previously recorded allowance for loan losses, to the extent applicable, and an increase in the accretable yield applied prospectively for any remaining increase. Changes in expected cash flows caused by changes in market interest rates or by prepayments are recognized as adjustments to the accretable yield on a prospective basis.

The following table summarizes commercial PCI loans, which are monitored for credit quality based on internal risk classifications as of December 31, 2015. See previous table Consumer Loan LTV Distributions for credit quality metrics on consumer PCI loans.

	December 31, 2015
(dollars in millions)	Non- criticized	Criticized	Total
Commercial Banking	$5.3	$64.1	$69.4
Real Estate Finance	33.2	61.4	94.6
Total	$38.5	$125.5	$164.0

Accretable Yield

The excess of cash flows expected to be collected over the recorded investment (estimated fair value at acquisition) of the PCI loans represents the accretable yield and is recognized in interest income on an effective yield basis over

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the remaining life of the loan, or pools of loans. The accretable yield is adjusted for changes in interest rate indices for variable rate PCI loans, changes in prepayment assumptions and changes in expected principal and interest payments and collateral values. Further, if a loan within a pool of loans is modified, the modified loan remains part of the pool of loans.

The following table provides details on PCI loans acquired in connection with the OneWest Transaction on August 3, 2015.

PCI Loans at Acquisition Date (dollars in millions)

	Consumer	Commercial	Total
Contractually required payments, including interest(1)	$6,891.4	$408.5	$7,299.9
Less: Non-accretable difference	(2,977.3)	(181.5)	(3,158.8)
Cash flows expected to be collected(2)	3,914.1	227.0	4,141.1
Less: Accretable yield	(1,222.6)	(32.2)	(1,254.8)
Fair value of loans acquired at acquisition date	$2,691.5	$194.8	$2,886.3

(1)	During the quarter ended December 31, 2015, Management determined that $15.0 million (UPB) of PCI loans as of the acquisition date should have been classified as HFI loans. This reclassification reduced the fair value of the PCI loans acquired from the OneWest Transaction by $14.5 million. In addition, the Company recognized a measurement period adjustment totaling $16.5 million as a reduction to the acquired PCI loans with an increase to the recognized goodwill from the OneWest Transaction, which resulted in a decrease of non-accretable difference by $35.7 million and an increase of $53.0 million of accretable yield.
(2)	Represents undiscounted expected principal and interest cash flows at acquisition.

Changes in the accretable yield for PCI loans for the period from August 3, 2015 (the date of the OneWest transaction) to December 31, 2015 are summarized below:

(dollars in millions)	Accretable
Yield
Balance at August 3, 2015	$1,254.8
Accretion into interest income	(81.3)
Reclassification from non-accretable difference	126.9
Disposals and Other	(6.4)
Balance at December 31, 2015	$1,294.0

Troubled Debt Restructurings

The Company periodically modifies the terms of finance receivables in response to borrowers’ difficulties. Modifications that include a financial concession to the borrower are accounted for as troubled debt restructurings (TDRs).

CIT uses a consistent methodology across all loans to determine if a modification is with a borrower that has been determined to be in financial difficulty and was granted a concession. Specifically, the Company’s policies on TDR identification include the following examples of indicators used to determine whether the borrower is in financial difficulty:

•	Borrower is in default with CIT or other material creditor
•	Borrower has declared bankruptcy
•	Growing doubt about the borrower’s ability to continue as a going concern
•	Borrower has (or is expected to have) insufficient cash flow to service debt
•	Borrower is de-listing securities
•	Borrower’s inability to obtain funds from other sources
•	Breach of financial covenants by the borrower.

If the borrower is determined to be in financial difficulty, then CIT utilizes the following criteria to determine whether a concession has been granted to the borrower:

•	Assets used to satisfy debt are less than CIT’s recorded investment in the receivable
•	Modification of terms – interest rate changed to below market rate
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•	Maturity date extension at an interest rate less than market rate
•	The borrower does not otherwise have access to funding for debt with similar risk characteristics in the market at the restructured rate and terms
•	Capitalization of interest
•	Increase in interest reserves
•	Conversion of credit to Payment-In-Kind (PIK)
•	Delaying principal and/or interest for a period of three months or more
•	Partial forgiveness of the balance.

Modified loans that meet the definition of a TDR are subject to the Company’s standard impaired loan policy, namely that non-accrual loans in excess of $500,000 are individually reviewed for impairment, while non-accrual loans less than $500,000 are considered as part of homogenous pools and are included in the determination of the non-specific allowance.

We may require some consumer borrowers experiencing financial difficulty to make trial payments generally for a period of three to four months, according to the terms of a planned permanent modification, to determine if they can perform according to those terms. These arrangements represent trial modifications, which we classify and account for as TDRs. While loans are in trial payment programs, their original terms are not considered modified and they continue to advance through delinquency status and accrue interest according to their original terms. The planned modifications for these arrangements predominantly involve interest rate reductions or other interest rate concessions; however, the exact concession type and resulting financial effect are usually not finalized and do not take effect until the loan is permanently modified. The trial period terms are developed in accordance with our proprietary programs or the U.S. Treasury’s Making Homes Affordable programs for real estate 1-4 family first lien (i.e. Home Affordable Modification Program – HAMP) and junior lien (i.e. Second Lien Modification Program – 2MP) mortgage loans.

At December 31, 2015, the loans in trial modification period were $26.2 million under HAMP, $0.1 million under 2MP and $5.2 million under proprietary programs. Trial modifications with a recorded investment of $31.4 million at December 31, 2015 were accruing loans and $0.1 million, were non-accruing loans. Our experience is that substantially all of the mortgages that enter a trial payment period program are successful in completing the program requirements and are then permanently modified at the end of the trial period. Our allowance process considers the impact of those modifications that are probable to occur.

The recorded investment of TDRs, excluding those classified as PCI, at December 31, 2015 and December 31, 2014 was $40.2 million and $17.2 million, of which 63% and 75%, respectively, were on non-accrual. Commercial Banking and Transportation Finance receivables accounted for 61% and 26%, respectively, of the total TDRs at December 31, 2015. At December 31, 2014, Commercial Banking and Non-Strategic Portfolios receivables accounted for 78% and 22%, respectively. There were $1.4 million and $0.8 million, as of December 31, 2015 and 2014, respectively, of commitments to lend additional funds to borrowers whose loan terms have been modified in TDRs.

Recorded investment related to modifications qualifying as TDRs that occurred during the years ended December 31, 2015 and 2014 were $31.6 million and $10.3 million, respectively. The recorded investment at the time of default of TDRs that experience a payment default (payment default is one missed payment), during the years ended December 31, 2015 and 2014, and for which the payment default occurred within one year of the modification totaled $4.3 million and $1.0 million, respectively. The December 31, 2015 defaults related to Commercial Banking and NSP.

The financial impact of the various modification strategies that the Company employs in response to borrower difficulties is described below. While the discussion focuses on the 2015 amounts, the overall nature and impact of modification programs were comparable in the prior year.

•	The nature of modifications qualifying as TDR’s based upon recorded investment at December 31, 2015 was comprised of payment deferrals for 13% and covenant relief and/or other for 87%. December 31, 2014 TDR recorded investment was comprised of payment deferrals for 35% and covenant relief and/or other for 65%.
•	Payment deferrals result in lower net present value of cash flows, if not accompanied by additional interest or fees, and increased provision for credit losses to the extent applicable. The financial impact of these modifications is not significant given the moderate length of deferral periods;
•	Interest rate reductions result in lower amounts of interest being charged to the customer, but are a relatively small part of the Company’s restructuring programs. Additionally, in some instances, modifications improve the Company’s economic return through increased interest rates and fees, but are reported as TDRs due to assessments regarding
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the borrowers’ ability to independently obtain similar funding in the market and assessments of the relationship between modified rates and terms and comparable market rates and terms. The weighted average change in interest rates for all TDRs occurring during the quarters ended December 31, 2015 and 2014 was not significant;

•	Debt forgiveness, or the reduction in amount owed by borrower, results in incremental provision for credit losses, in the form of higher charge-offs. While these types of modifications have the greatest individual impact on the allowance, the amounts of principal forgiveness for TDRs occurring during the years ended December 31, 2015 and 2014 was not significant, as debt forgiveness is a relatively small component of the Company’s modification programs; and

The other elements of the Company’s modification programs that are not TDRs, do not have a significant impact on financial results given their relative size, or do not have a direct financial impact, as in the case of covenant changes.

Reverse Mortgages

Consumer loans within continuing operations include the outstanding balance of $897.3 million at December 31, 2015 related to the reverse mortgage portfolio, of which $812.6 million is uninsured. The uninsured reverse mortgage portfolio consists of approximately 1,960 loans with an average borrowers’ age of 82 years old and an unpaid principal balance of $1,113.4 million at December 31, 2015. There is currently overcollateralization in the portfolio, as the realizable collateral value (the lower of collectible principal and interest, or estimated value of the home) exceeds the outstanding book balance at December 31, 2015.

Reverse mortgage loans were recorded at fair value on the acquisition date. Subsequent to that, we account for uninsured reverse mortgages, which are the vast majority of the total, in accordance with the instructions provided by the staff of the Securities and Exchange Commission (SEC) entitled “Accounting for Pools of Uninsured Residential Reverse Mortgage Contracts.” The remaining amounts are accounted for in accordance with PCI guidance. See Note 1 – Business and Summary of Significant Accounting Policies for further details. To determine the carrying value of these reverse mortgages as of December 31, 2015, the Company used a proprietary model which uses actual cash flow information, actuarially determined mortality assumptions, likelihood of prepayments, and estimated future collateral values (determined by applying externally published market index). In addition, drivers of cash flows include:

•	Mobility rates – We used the actuarial estimates of contract termination using the Society of Actuaries mortality tables, adjusted for expected prepayments and relocations.
•	Home Price Appreciation – Consistent with other projections from various market sources, we use the Moody’s baseline forecast at a regional level to estimate home price appreciation on a loan-level basis.

As of December 31, 2015, the Company’s estimated future advances to reverse mortgagors are as follows:

Estimated Future Advances in Reverse Mortgagors (dollars in millions)

Year Ending:

2016	$17.2
2017	14.2
2018	11.7
2019	9.6
2020	7.8
Years 2021 - 2025	21.3
Years 2026 - 2030	6.5
Years 2031 - 2035	1.7
Thereafter	0.4
Total (1), (2)	$90.4

(1)	This table does not take into consideration cash inflows including payments from mortgagors or payoffs based on contractual terms.
(2)	This table includes the reverse mortgages supported by the Company as a result of the IndyMac loss-share agreements with the FDIC. As of December 31, 2015, the Company is responsible for funding up to a remaining $48 million of the total amount. Refer to the Indemnification Asset footnote for more information on this agreement and the Company’s responsibilities toward this reverse mortgage portfolio.

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From the acquisition date through December 31, 2015, any changes to the portfolio value as a result of re-estimated cash flows due to changes in actuarial assumptions or actual or expected appreciation or depreciation in property values was immaterial to the portfolio as a whole.

Serviced Loans

In conjunction with the OneWest Transaction, the Company services HECM reverse mortgage loans sold to Agencies (Fannie Mae) and securitized in GNMA HMBS pools. HECM loans transferred into the HMBS program have not met all of the requirements for sale accounting and, therefore, the Company has accounted for these transfers as a financing transaction with the loans remaining on the Company’s statement of financial position and the proceeds received are recorded as a secured borrowing. The pledged loans and secured borrowings are reported in Assets of discontinued operations and Liabilities of discontinued operations, respectively.

As servicer of HECM loans, the Company either chooses to repurchase the loan out of the HMBS pool upon reaching a maturity event (i.e., borrower’s death or the property ceases to be the borrower’s principal residence) or is required to repurchase the loan once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount. These HECM loans are repurchased at a price equal to the unpaid principal balance outstanding on the loan plus accrued interest. The repurchase transaction represents extinguishment of debt. As a result, the HECM loan basis and accounting methodology (retrospective effective interest) would carry forward. However, if the Company classifies these repurchased loans as AHFS, that classification would result in a new accounting methodology. Loans classified as AHFS are carried at LOCOM pending assignment to the Department of Housing and Urban Development (“HUD”). Loans classified as HFI are not assignable to HUD and are subject to periodic impairment assessment as described elsewhere in this document. Cash activity relating to loans repurchased would generally be reflected in the investing section of the Statement of Cash Flows, while cash activity for the related debt would be reflected as financing transactions.

For the period from August 3, 2015 (the date of the OneWest transaction) to December 31, 2015, the Company repurchased $39.1 million (unpaid principal balance) of additional HECM loans, of which $26.5 million were classified as AHFS and the remaining $12.6 million were classified as HFI. As of December 31, 2015, the Company had an outstanding balance of $118.1 million of HECM loans, of which $20.2 million (unpaid principal balance) is classified as AHFS with a remaining purchase discount of $0.1 million, $87.6 million is classified as HFI accounted for as PCI loans with an associated remaining purchase discount of $13.2 million. Serviced loans also include $10.3 million that are classified as HFI, which are accounted for under the effective yield method and have no remaining purchase discount.

NOTE 4 — ALLOWANCE FOR LOAN LOSSES

The Company maintains an allowance for loan losses for estimated credit losses in its HFI loan portfolio. The allowance is adjusted through a provision for credit losses, which is charged against current period earnings, and reduced by any charge-offs for losses, net of recoveries.

The Company maintains a separate reserve for credit losses on off-balance sheet commitments, which is reported in Other Liabilities. Off-balance sheet credit exposures include items such as unfunded loan commitments, issued standby letters of credit and deferred purchase agreements. The Company’s methodology for assessing the appropriateness of this reserve is similar to the allowance process for outstanding loans.

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Allowance for Loan Losses and Recorded Investment in Finance Receivables (dollars in millions)

	Transportation Finance	Commercial Banking	Consumer and Community Banking	Non-Strategic Portfolios	Corporate and Other	Total
Year Ended December 31, 2015
Balance - December 31, 2014	$26.5	$282.4	$–	$37.5	$–	$346.4
Provision for credit losses	14.5	131.0	8.7	6.3	–	160.5
Other(1)	(0.1)	(8.2)	1.8	(2.6)	–	(9.1)
Gross charge-offs (2)	(1.7)	(112.3)	(1.3)	(50.7)	–	(166.0)
Recoveries	0.2	17.6	1.1	9.5	–	28.4
Balance - December 31, 2015	$39.4	$310.5	$10.3	$–	$–	$360.2

Allowance balance at December 31, 2015
Loans individually evaluated for impairment	$0.4	$27.4	$–	$–	$–	$27.8
Loans collectively evaluated for impairment	39.0	280.0	8.5	–	–	327.5
Loans acquired with deteriorated credit quality (3)	–	3.1	1.8	–	–	4.9
Allowance for loan losses	$39.4	$310.5	$10.3	$–	$–	$360.2
Other reserves (1)	$0.2	$42.8	$0.1	$–	$–	$43.1

Finance receivables at December 31, 2015
Loans individually evaluated for impairment	$15.4	$134.2	$–	$–	$–	$149.6
Loans collectively evaluated for impairment	3,526.7	20,631.0	4,668.9	–	–	28,826.6
Loans acquired with deteriorated credit quality (3)	–	164.0	2,531.5	–	–	2,695.5
Ending balance	$3,542.1	$20,929.2	$7,200.4	$–	$–	$31,671.7
Percent of loans to total loans	11.2%	66.1%	22.7%	0%	0%	100%
Year Ended December 31, 2014
Balance - December 31, 2013	$21.7	$278.4	$–	$56.0	$–	$356.1
Provision for credit losses	5.5	63.5	–	30.9	0.2	100.1
Other(1)	(0.2)	(7.7)	–	(2.6)	(0.2)	(10.7)
Gross charge-offs (2)	(0.7)	(69.3)	–	(57.5)	–	(127.5)
Recoveries	0.2	17.5	–	10.7	–	28.4
Balance - December 31, 2014	$26.5	$282.4	$–	$37.5	$–	$346.4

Allowance balance at December 31, 2014
Loans individually evaluated for impairment	$–	$11.4	$–	$1.0	$–	$12.4
Loans collectively evaluated for impairment	26.5	270.5	–	36.5	–	333.5
Loans acquired with deteriorated credit quality(3)	–	0.5	–	–	–	0.5
Allowance for loan losses	$26.5	$282.4	$–	$37.5	$–	$346.4
Other reserves (1)	$0.3	$34.9	$–	$0.2	$–	$35.4

Finance receivables at December 31, 2014
Loans individually evaluated for impairment	$–	$37.5	$–	$19.3	$–	$56.8
Loans collectively evaluated for impairment	2,933.2	14,990.3	–	1,513.5	–	19,437.0
Loans acquired with deteriorated credit quality(3)	–	1.2	–	–	–	1.2
Ending balance	$2,933.2	$15,029.0	$–	$1,532.8	$–	$19,495.0
Percentage of loans to total loans	15.0%	77.1%	0.0%	7.9%	0%	100%

(1)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit and for deferred purchase agreements, all of which is recorded in Other liabilities. “Other” also includes changes relating to loans under the indemnification provided by the FDIC, sales and foreign currency translations.

(2)	Gross charge-offs of amounts specifically reserved in prior periods included $21 million and $13 million charged directly to the Allowance for loan losses for the years ended December 31, 2015 and December 31, 2014, respectively. In 2015, $15 million related to Commercial Banking, $5 million related to NSP and $1 million related to Transportation Finance. In 2014, $13 million related to Commercial Banking.

(3)	Represents loans considered impaired as part of the OneWest transaction and are accounted for under the guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality).
53

NOTE 5 — INDEMNIFICATION ASSETS

The Company acquired the indemnifications provided by the FDIC under the loss sharing agreements from previous transactions entered into by OneWest Bank. The loss share agreements with the FDIC relates to the FDIC-assisted transactions of IndyMac Federal Bank in March 2009 (“IndyMac Transaction”), First Federal Bank of California in December 2009 (“First Federal Transaction”) and La Jolla Bank in February 2010 (“La Jolla Bank Transaction”). Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., loan modification, charge-off of loan balance or liquidation of collateral). Reimbursements approved by the FDIC are received usually within 60 days of submission.

In connection with the lndyMac, First Federal and La Jolla Transactions, the FDIC indemnified the Company against certain future losses. For the IndyMac Transaction, First Federal Transaction and La Jolla Transaction the loss share agreement covering SFR mortgage loans is set to expire March 2019, December 2019 and February 2020, respectively. In addition, in connection with the IndyMac Transaction, the Company recorded an indemnification receivable for estimated reimbursements due from the FDIC for loss exposure arising from breach in origination and servicing obligations associated with covered reverse mortgage loans prior to March 2009 pursuant to the loss share agreement with the FDIC.

Below are the estimated fair value and range of value on an undiscounted basis for the indemnification assets associated with the FDIC-assisted transactions as of the acquisition date (August 3, 2015) pursuant to ASC 805, Business Combinations.

	August 3, 2015
		Range of Value
(dollars in millions)	Fair Value(1)	Low	High
IndyMac Transaction	$455.0	$–	$4,596.8
La Jolla Transaction	0.4	–	85.3
First Federal Transaction	–	–	–
	$455.4	$–	$4,682.1

(1)	During the quarter ended December 31, 2015, the Company recognized a measurement period adjustment totaling $25.2 million ($24.9 million for IndyMac and $0.3 million for La Jolla) as a reduction to the Indemnification asset with an increase to the recognized goodwill from the OneWest Transaction.

As of the acquisition date, the indemnification related to the First Federal Transaction is zero as the covered losses are not projected to meet the threshold for FDIC reimbursement. The fair value of the indemnification assets associated with the IndyMac Transaction and La Jolla Transaction totaled $455.4 million for projected credit losses covered by the loss share agreement with a potential maximum value of $4.7 billion. The estimated maximum value (high end) represents the maximum claims eligible under the respective shared-loss agreement as of the acquisition date on an undiscounted basis with the low end representing no eligible submissions.

In addition, as of the acquisition date, the Company separately recognized a net receivable of $13.0 million (recorded in other assets) associated with the IndyMac Transaction for the claim submissions filed with the FDIC and a net payable of $17.4 million (recorded in other liabilities) for the amount due to the FDIC for previously submitted claims for commercial loans that were later recovered by investor (e.g., guarantor payments, recoveries) associated with the La Jolla Transaction.

The indemnification asset is carried on the same measurement basis as the indemnified item (i.e. mirror accounting principal), subject to management’s assessment of collectability and any contractual limitations. Accounting for the indemnification assets is discussed in detail in Note 1 — Business and Summary of Significant Accounting Policies.

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Below provides the carrying value of the recognized indemnification assets and related receivable/payable balance with the FDIC associated with indemnified losses under the IndyMac and La Jolla Transactions as of December 31, 2015.

	December 31, 2015
(dollars in millions)	IndyMac Transaction	La Jolla Transaction	Total
Loan indemnification	$338.6	$0.3	$338.9
Reverse mortgage indemnification	10.3	–	10.3
Agency claims indemnification	65.6	–	65.6
Total	$414.5	$0.3	$414.8
Receivable with (Payable to) the FDIC	$18.6	$(1.9)	$16.7

IndyMac Transaction

There are three components to the Indy Mac indemnification program described below: 1. SFR Mortgages, 2. Reverse Mortgages, and 3. Certain Servicing Obligations.

Single Family Residential (SFR) Mortgage Loan Indemnification Asset

The FDIC indemnifies the Company against certain credit losses on SFR mortgage loans based on specified thresholds as follows:

Loss Threshold	FDIC Loss Percentage	CIT Loss Percentage	Comments
First Loss Tranche	0%	100%	The first $2.551 billion (First Loss Tranche) of losses based on the unpaid principal balances as of the transaction date are borne entirely by the Company without reimbursement from the FDIC.
Under Stated Threshold	80%	20%

Losses based on the unpaid principal balances as of the transaction date in excess of the First Loss Tranche but less than $3.826 billion (Stated Threshold) are reimbursed 80% by the FDIC with the remaining 20% borne by the Company.

Meets or Exceeds Stated Threshold	95%	5%

Losses based on the unpaid principal balances as of the transaction date that equal or exceed $3.826 billion (Stated Threshold) are reimbursed 95% by the FDIC with the remaining 5% borne by the Company.

Prior to the OneWest acquisition, the cumulative losses of the SFR portfolio exceeded the first loss tranche ($2.551 billion) effective December 2011 with the excess losses reimbursed 80% by the FDIC. As of December 31, 2015, the Company projects the cumulative losses will reach the final loss threshold of “meets or exceeds stated threshold” ($3.826 billion) in April 2017 at which time the excess losses will be reimbursed 95% by the FDIC. The following table summarizes the submission of qualifying losses (net of recoveries) for reimbursement from the FDIC since inception of the loss share agreement:

Submission of Qualifying Losses for Reimbursement (dollars in millions)

December 31, 2015
Unpaid principal balance	$4,372.8
Cumulative losses incurred	3,623.4
Cumulative claims	3,608.4
Cumulative reimbursement	802.6

As part of this indemnification agreement, the Company must continue to modify loans under certain U.S. government programs, or other programs approved by the FDIC. Final settlement on the remaining indemnification obligations will occur at the earlier of the sale of the portfolio or the expiration date, March 2019.

Reverse Mortgage Indemnification Asset

Under the loss share agreement, the FDIC agreed to indemnify against losses on the first $200.0 million of funds advanced post March 2009, and to fund any advances above $200.0 million. Final settlement on the remaining indemnification obligation will occur at the earlier of the sale of the portfolio, payment of the last shared-loss loan, or final payment to the purchaser in settlement of all remaining loss share obligations under the agreement, which can occur within the six month period prior to March 2019.

55

As of December 31, 2015, $152.4 million had been advanced on the reverse mortgage loans. Prior to the OneWest acquisition, the cumulative loss submissions and reimbursements totaled $1.8 million from the FDIC. From August 3, 2015 (the acquisition date of OneWest Bank) through December 31, 2015, the Company was reimbursed $0.4 million from the FDIC for the cumulative losses incurred.

Indemnification from Certain Servicing Obligations

Subject to certain requirements and limitations, the FDIC agreed to indemnify the Company, among other things, for third party claims from the Agencies related to the selling representations and warranties of IndyMac as well as liabilities arising from the acts or omissions, including, without limitation, breaches of servicer obligations of IndyMac for SFR mortgage loans and reverse mortgage loans as follows:

SFR mortgage loans sold to the Agencies

-	The FDIC indemnified the Company through March 2014 for third party claims made by Fannie Mae or Freddie Mac relating to any liabilities or obligations imposed on the seller of mortgage loans with respect to mortgage loans acquired by Fannie Mae or Freddie Mac from IndyMac. This indemnification was in addition to the contractual protections provided by both Fannie Mae and Freddie Mac, through the respective servicing transfer agreements executed upon the FDICs sale of such mortgage servicing rights to OneWest Bank. Under these contracts, each of the GSEs agreed to not enforce any such claims arising from breaches that would otherwise be imposed on the seller of such mortgage loans.

-	The FDIC indemnified the Company through March 2014 for third party claims made by GNMA, relating to any liabilities or obligations imposed on the seller of mortgage loans with respect to mortgage loans acquired by GNMA from IndyMac.

-	The FDIC indemnified the Company for third party claims from the Agencies or others arising from certain servicing errors of IndyMac commenced within two years from March 2009 or three years from March 2009 if the claim was brought by FHLB.

The FDIC indemnification for third party claims made by the Agencies for servicer obligations expired as of the acquisition date; however, for any claims, issues or matters relating to the servicing obligations that are known or identified as of the end of the expired term, the FDIC indemnification protection continues until resolution of such claims, issues or matters.

The Company had no submitted claims from acquisition date through December 31, 2015. Prior to the OneWest acquisition, the cumulative loss submissions and reimbursements totaled $5.7 million from the FDIC to cover third party claims made by the Agencies for SFR loans.

Reverse mortgage loans sold to the Agencies

The FDIC indemnifies the Company through March 2019 for third party claims made by the Agencies relating to any liabilities or obligations imposed on the seller of HECM loans acquired by the Agencies from IndyMac resulting from servicing errors or servicing obligations prior to March 2009.

The Company had no submitted claims from acquisition date through December 31, 2015. Prior to the OneWest acquisition, the cumulative loss submissions totaled $11.2 million and reimbursements totaled $10.7 million from the FDIC to cover third party claims made by the Agencies for reverse mortgage loans.

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First Federal Transaction

The FDIC agreed to indemnify the Company against certain losses on SFR and commercial loans based on established thresholds as follows:

Loss Threshold	FDIC Loss Percentage	CIT Loss Percentage	Comments
First Loss Tranche	0%	100%	The first $932 million (First Loss Tranche) of losses based on the unpaid principal balances as of the transaction date are borne entirely by the Company without reimbursement from the FDIC.
Under Stated Threshold	80%	20%

Losses based on the unpaid principal balances as of the transaction date in excess of the First Loss Tranche but less than $1.532 billion (Stated Threshold) are reimbursed 80% by the FDIC with the remaining 20% borne by the Company.

Meets or Exceeds Stated Threshold	95%	5%

Losses based on the unpaid principal balances as of the transaction date that equal or exceed $1.532 billion (Stated Threshold) are reimbursed 95% by the FDIC with the remaining 5% borne by the Company.

The loss thresholds apply to the covered loans collectively. As of the OneWest Transaction, the loss share agreements covering the SFR mortgage loans remain in effect (expiring in December 2019) while the agreement covering commercial loans expired (in December 2014). However, pursuant to the terms of the shared-loss agreement, the loss recovery provisions for commercial loans extend for three years past the expiration date (December 2017).

As of December 31, 2015, the Company has not met the threshold ($932 million) to receive reimbursement for any losses incurred related to the First Federal Transaction. The following table summarizes the submission of qualifying losses for reimbursement from the FDIC since inception of the loss share agreement:

Submission of Qualifying Losses for Reimbursement (dollars in millions)

	December 31, 2015
	SFR	Commercial	Total
Unpaid principal balance(1)	$1,456.8	$–	$1,456.8
Cumulative losses incurred	408.5	9.0	417.5
Cumulative claims	407.2	9.0	416.2
Cumulative reimbursement	–	–	–

(1)	Due to the expiration of the loss share agreement covering commercial loans in December 2014, the outstanding unpaid principal balance eligible for reimbursement is zero.

As reflected above, the cumulative losses incurred have not reached the First Loss Tranche ($932 million) for FDIC reimbursement and the Company does not project to reach the specified level of losses. Accordingly, no indemnification asset was recognized in connection with the First Federal Transaction.

Separately, as part of the loss sharing agreement, the Company is required to make a true-up payment to the FDIC in the event that losses do not exceed a specified level by December 2019. As the Company does not project to reach the First Loss Tranche ($932 million) for FDIC reimbursement, the Company does not expect that such true-up payment will be required for the First Federal portfolio.

La Jolla Transaction

The FDIC agreed to indemnify the Company against certain losses on SFR, and commercial loans HFI based on established thresholds as follows:

Loss Threshold	FDIC Loss Percentage	CIT Loss Percentage	Comments
Under Stated Threshold	80%	20%	Losses based on unpaid principal balance up to the Stated Threshold ($1.007 billion) are reimbursed 80% by the FDIC with the remaining 20% borne by the Company.
Meets or Exceeds Stated Threshold	95%	5%	Losses based on unpaid principal balance at or in excess of the Stated Threshold ($1.007 billion) are reimbursed 95% by the FDIC with the remaining 5% borne by the Company.

57

The loss thresholds apply to the covered loans collectively. As of the OneWest Transaction, the loss share agreements covering the SFR mortgage loans remain in effect (expiring in February 2020) while the agreement covering commercial loans expired (in March 2015). However, pursuant to the terms of the shared-loss agreement, the loss recovery provisions for commercial loans extend for three years past the expiration date (March 2018).

Pursuant to the loss sharing agreement, the Company’s cumulative losses since acquisition date are reimbursed by the FDIC at 80% until the stated threshold ($1.007 billion) is met. The following table summarizes the submission of cumulative qualifying losses (net of recoveries) for reimbursement from the FDIC since inception of the loss share agreement:

Submission of Qualifying Losses for Reimbursement (dollars in millions)

	December 31, 2015
	SFR	Commercial	Total
Unpaid principal balance(1)	$89.3	$–	$89.3
Cumulative losses incurred	56.2	359.5	415.7
Cumulative claims	56.2	359.5	415.7
Cumulative reimbursement	45.0	287.6	332.6

(1)	Due to the expiration of the loss share agreement covering commercial loans in March 2015, the outstanding unpaid principal balance eligible for reimbursement is zero.

As part of the loss sharing agreement, the Company is required to make a true-up payment to the FDIC in the event that losses do not exceed a specified level by the tenth anniversary of the agreement (February 2020). The Company currently expects that such payment will be required based upon its forecasted loss estimates for the La Jolla portfolio as the actual and estimated cumulative losses of the acquired covered assets are projected to be lower than the cumulative losses. As of December 31, 2015, an obligation of $56.9 million has been recorded as a FDIC true-up liability for the contingent payment measured at estimated fair value. Refer to Note 13 — Fair Value for further discussion.

NOTE 6 — OPERATING LEASE EQUIPMENT

The following table provides the net book value (net of accumulated depreciation of $2.4 billion at December 31, 2015 and $1.8 billion at December 31, 2014) of operating lease equipment, by equipment type.

Operating Lease Equipment (dollars in millions)

	December 31, 2015	December 31, 2014
Commercial aircraft (including regional aircraft)	$9,708.6	$8,890.1
Railcars and locomotives	6,591.9	5,714.0
Other equipment	316.5	326.3
Total(1)	$16,617.0	$14,930.4

(1)	Includes equipment off-lease of $614.7 million and $183.2 million at December 31, 2015 and 2014, respectively, primarily consisting of rail and aerospace assets.

The following table presents future minimum lease rentals due on non-cancelable operating leases at December 31, 2015. Excluded from this table are variable rentals calculated on asset usage levels, re-leasing rentals, and expected sales proceeds from remarketing equipment at lease expiration, all of which are components of operating lease profitability.

Minimum Lease Rentals Due (dollars in millions)

Years Ended December 31,
2016	$1,943.5
2017	1,663.8
2018	1,368.9
2019	1,087.9
2020	839.0
Thereafter	2,695.4
Total	$9,598.5

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NOTE 7 — INVESTMENT SECURITIES

Investments include debt and equity securities. The Company’s debt securities include residential mortgage-backed securities (“MBS”), U.S. Government Agency securities, U.S. Treasury securities, and supranational and foreign government securities. Equity securities include common stock and warrants, along with restricted stock in the FHLB and FRB.

Investment Securities (dollars in millions)

	December 31, 2015	December 31, 2014
Available-for-sale securities
Debt securities	$2,007.8	$1,116.5
Equity securities	14.3	14.0
Held-to-maturity securities
Debt securities(1)	300.1	352.3
Securities carried at fair value with changes recorded in net income
Debt securities(2)	339.7	–
Non-marketable investments(3)	291.9	67.5
Total investment securities	$2,953.8	$1,550.3

(1)	Recorded at amortized cost.
(2)	These securities were initially classified as available-for-sale upon acquisition; however, upon further review, after filing of the Company’s September 30, 2015 Form 10-Q management determined that these securities as of the acquisition date should have been classified as securities carried at fair value with changes recorded in net income and in the fourth quarter of 2015 management corrected this immaterial error impacting classification of investment securities.
(3)	Non-marketable investments include securities of the FRB and FHLB carried at cost of $263.5 million at December 31, 2015 and $15.2 million at December 31, 2014. The remaining non-marketable investments include ownership interests greater than 3% in limited partnership investments that are accounted for under the equity method, other investments carried at cost, which include qualified Community Reinvestment Act (CRA) investments, equity fund holdings and shares issued by customers during loan work out situations or as part of an original loan investment, totaling $28.4 million and $52.3 million at December 31, 2015 and December 31, 2014, respectively.

Realized investment gains totaled $8.1 million, $39.7 million, and $8.9 million for the years ended 2015, 2014, and 2013, respectively. In addition, the Company maintained $6.8 billion and $6.2 billion of interest bearing deposits at December 31, 2015 and December 31, 2014, respectively, which are cash equivalents and are classified separately on the balance sheet.

The following table presents interest and dividends on interest bearing deposits and investments:

Interest and Dividend Income (dollars in millions)

	Year Ended December 31,
	2015	2014	2013
Interest income – investments/reverse repos	$43.8	$14.1	$8.9
Interest income – interest bearing deposits	17.2	17.7	16.6
Dividends – investments	10.4	3.7	3.4
Total interest and dividends	$71.4	$35.5	$28.9

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Securities Available-for-Sale

The following table presents amortized cost and fair value of securities AFS.

Debt Securities AFS — Amortized Cost and Fair Value (dollars in millions)

December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities AFS
Mortgage-backed Securities
U.S. government agency securities	$148.4	$–	$(0.9)	$147.5
Non-agency securities	573.9	0.4	(7.2)	567.1
U.S. government agency obligations	996.8	–	(3.7)	993.1
Supranational and foreign government securities	300.1	–	–	300.1
Total debt securities AFS	2,019.2	0.4	(11.8)	2,007.8
Equity securities AFS	14.4	0.1	(0.2)	14.3
Total securities AFS	$2,033.6	$0.5	$(12.0)	$2,022.1
December 31, 2014
Debt securities AFS
U.S. Treasury securities	$200.0	$–	$–	$200.0
U.S. government agency obligations	904.2	–	–	904.2
Supranational and foreign government securities	12.3	–	–	12.3
Total debt securities AFS	1,116.5	–	–	1,116.5
Equity securities AFS	14.0	0.2	(0.2)	14.0
Total securities AFS	$1,130.5	$0.2	$(0.2)	$1,130.5

The following table presents the debt securities AFS by contractual maturity dates:

Debt Securities AFS — Amortized Cost and Fair Value Maturities (dollars in millions)

	December 31, 2015
	Amortized Cost	Fair Value	Weighted Average Yield
Mortgage-backed securities – U.S. government agency securities
Due after 10 years	$148.4	$147.5	3.28%
Total	148.4	147.5	3.28%
Mortgage-backed securities – non agency securities
After 5 but within 10 years	$27.2	$27.2	4.92%
Due after 10 years	546.7	539.9	5.72%
Total	573.9	567.1	5.68%
U.S. government agency obligations
After 1 but within 5 years	$996.8	$993.1	1.16%
Total	996.8	993.1	1.16%
Supranational and foreign government securities
Due within 1 year	$300.1	$300.1	0.39%
Total	300.1	300.1	0.39%
Total debt securities available-for-sale	$2,019.2	$2,007.8

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The following table summarizes the gross unrealized losses and estimated fair value of AFS securities aggregated by investment category and length of time that the securities have been in a continuous unrealized loss position.

Debt Securities AFS — Estimated Unrealized Losses (dollars in millions)

	December 31, 2015
	Less than 12 months		12 months or greater
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Debt securities AFS
Mortgage-backed securities
U.S. government agency securities	$147.0	$(0.9)	$–	$–
Non-agency securities	495.5	(7.2)	–	–
U.S. government agency obligations	943.0	(3.7)	–	–
Total debt securities AFS	1,585.5	(11.8)	–	–
Equity securities AFS	0.2	(0.2)	–	–
Total securities available-for-sale	$1,585.7	$(12.0)	$–	$–

	December 31, 2014
	Less than 12 months		12 months or greater
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Equity securities AFS	$0.2	$(0.2)	–	–
Total securities available-for-sale	$0.2	$(0.2)	$–	$–

Purchased Credit-Impaired AFS Securities

In connection with the OneWest acquisition, the Company classified AFS mortgage-backed securities as PCI due to evidence of credit deterioration since issuance and for which it was probable that the Company will not collect all principal and interest payments contractually required at the time of purchase. Accounting for these PCI securities is discussed in Note 1 — Business and Summary of Significant Accounting Policies.

The following table provides detail of the acquired PCI securities classified as AFS in connection with the OneWest Transaction on August 3, 2015.

PCI Securities at Acquisition Date (dollars in millions)

Total(1)
Contractually required payments, including interest	$1,025.4
Less: Non-accretable differences	(209.7)
Cash flows expected to be collected(2)	815.7
Less: Accretable yield	(204.4)
Fair value of securities acquired at acquisition date	$611.3

(1)	During the quarter ended December 31, 2015, Management determined that $373.4 million of AFS securities as of the acquisition date should have been classified as securities carried at fair value with changes recorded in net income and in the fourth quarter of 2015 management corrected this immaterial error impacting classification of investment securities. This reduced the fair value of the PCI AFS Securities acquired from the OneWest Transaction by $370.8 million. The adjustment resulted in a reduction of contractually required payments by $606.4 million, non-accretable difference by $141.6 million and accretable yield by $94.0 million.
(2)	Represents undiscounted expected principal and interest cash flows at acquisition.

Changes in the accretable yield for PCI securities for the period from August 3, 2015 (the date of the OneWest transaction) to December 31, 2015 are summarized below:

Changes in Accretable Yield (dollars in millions)

Total
Balance at August 3, 2015	$204.4
Accretion into interest income	(13.5)
Reclassifications to non-accretable difference	(1.7)
Disposals & Other	(0.2)
Balance at December 31, 2015	$189.0

The estimated fair value of PCI securities was $559.6 million with a par value of $717.1 million as of December 31, 2015. The Company did not own any PCI securities as of December 31, 2014.

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Securities Carried at Fair Value with Changes Recorded in Net Income

These securities were initially classified as available-for-sale upon acquisition; however, upon further review following the filing of the Company’s September 30, 2015 Form 10-Q, management determined that $373.4 million of these securities as of the acquisition date should have been classified as securities carried at fair value with changes recorded in net income as of the acquisition date, with the remainder classified as available-for-sale, and in the fourth quarter of 2015 management corrected this immaterial error impacting classification of investment securities.

Securities Carried at Fair Value with changes Recorded in Net Income (dollars in millions)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2015
Mortgage-backed Securities – Non-agency	$343.8	$0.3	$(4.4)	$339.7
Total securities held at fair value through net income	$343.8	$0.3	$(4.4)	$339.7

Securities Carried at Fair Value with changes Recorded in Net Income – Amortized Cost and Fair Value Maturities (dollars in millions)

	December 31, 2015
	Amortized Cost	Fair Value	Weighted Average Yield
Mortgage-backed securities – non agency securities
After 5 but within 10 years	$0.5	$0.5	9.80%
Due after 10 years	343.3	339.2	4.85%
Total	$343.8	$339.7	4.85%

Debt Securities Held-to-Maturity

The carrying value and fair value of securities HTM at December 31, 2015 and December 31, 2014 were as follows:

Debt Securities HTM — Carrying Value and Fair Value (dollars in millions)

	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2015
Mortgage-backed securities
U.S. government agency securities	$147.2	$1.1	$(2.6)	$145.7
State and municipal	37.1	–	(1.6)	35.5
Foreign government	13.5	–	–	13.5
Corporate – foreign	102.3	4.5	–	106.8
Total debt securities held-to-maturity	$300.1	$5.6	$(4.2)	$301.5
December 31, 2014
Mortgage-backed securities
U.S. government agency securities	$156.3	$2.5	$(1.9)	$156.9
State and municipal	48.1	0.1	(1.8)	46.4
Foreign government	37.9	0.1	–	38.0
Corporate – foreign	110.0	9.0	–	119.0
Total debt securities held-to-maturity	$352.3	$11.7	$(3.7)	$360.3

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The following table presents the debt securities HTM by contractual maturity dates:

Debt Securities HTM — Amortized Cost and Fair Value Maturities (dollars in millions)

	December 31, 2015
	Amortized Cost	Fair Value	Weighted Average Yield
Mortgage-backed securities – U.S. government agency securities
After 5 but within 10 years	$1.3	$1.3	2.09%
Due after 10 years	145.9	144.4	2.53%
Total	147.2	145.7	2.52%
State and municipal
Due within 1 year	0.7	0.7	1.81%
After 1 but within 5 years	1.5	1.5	2.26%
After 5 but within 10 years	0.8	0.8	2.70%
Due after 10 years	34.1	32.5	2.28%
Total	37.1	35.5	2.28%
Foreign government
Due within 1 year	11.2	11.2	0.20%
After 1 but within 5 years	2.3	2.3	2.43%
Total	13.5	13.5	0.58%
Corporate – Foreign securities
Due within 1 year	0.7	0.7	6.07%
After 1 but within 5 years	101.6	106.1	4.51%
Total	102.3	106.8	4.52%
Total debt securities held-to-maturity	$300.1	$301.5	3.12%

Debt Securities HTM — Estimated Unrealized Losses (dollars in millions)

	December 31, 2015
	Less than 12 months		12 months or greater
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Mortgage-backed securities
U.S. government agency securities	$62.2	$(0.9)	$40.7	$(1.7)
State and municipal	3.1	(0.1)	28.2	(1.5)
Total securities held-to-maturity	$65.3	$(1.0)	$68.9	$(3.2)

	December 31, 2014
	Less than 12 months		12 months or greater
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Mortgage-backed securities
U.S. government agency securities	$–	$–	$55.1	$(1.9)
State and municipal	–	–	36.3	(1.8)
Total securities held-to-maturity	$–	$–	$91.4	$(3.7)

Other Than Temporary Impairment

As discussed in Note 1 — Business and Summary of Significant Accounting Policies, the Company conducted and documented its periodic review of all securities with unrealized losses, which it performs to evaluate whether the impairment is other than temporary.

For PCI securities, management determined certain PCI securities with unrealized losses were deemed credit-related and recognized OTTI credit-related losses of $2.8 million as permanent write-downs for the year ended December 31, 2015. There were no PCI securities in 2014 and 2013.

The Company reviewed debt securities AFS and HTM with unrealized losses and determined that the unrealized losses were not OTTI. The unrealized losses were not credit-related and the Company does not have an intent to sell and believes it is not more-likely-than-not that the Company will have to sell prior to the recovery of the amortized cost basis.

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The Company reviewed equity securities classified as AFS with unrealized losses and determined that the unrealized losses were not OTTI. The unrealized losses were not credit-related.

There were no unrealized losses on non-marketable investments.

NOTE 8 — OTHER ASSETS

The following table presents the components of other assets.

Other Assets (dollars in millions)

	December 31, 2015	December 31, 2014
Current and deferred federal and state tax assets(1)	$1,252.5	$483.5
Deposits on commercial aerospace equipment	696.0	736.3
Tax credit investments and investments in unconsolidated subsidiaries(2)	223.9	73.4
Property, furniture and fixtures	197.2	126.4
Fair value of derivative financial instruments	140.7	168.0
Deferred debt costs and other deferred charges	129.6	148.1
OREO and repossessed assets	127.3	0.8
Tax receivables, other than income taxes	98.2	102.0
Other(3)(4)	529.5	268.2
Total other assets	$3,394.9	$2,106.7

(1)	The increase is primarily due to the reversal of the deferred tax asset valuation ($647 million) in the third quarter of 2015. See Note 19 — Income Taxes
(2)	Included in this balance are affordable housing investments of $108.4 million as of December 31, 2015 that provide tax benefits to investors in the form of tax deductions from operating losses and tax credits. As a limited partner, the Company has no significant influence over the operations. In 2015, the Company recognized pre-tax losses of $5.2 million related to these affordable housing investments. In addition, the Company recognized total tax benefits of $8.7 million, which included tax credits of $6.7 million recorded in income taxes. The Company is periodically required to provide additional financial support during the investment period. The Company’s liability for these unfunded commitments was $15.7 million at December 31, 2015. See Note 10 — Borrowings.
(3)	Other includes executive retirement plan and deferred compensation, tax receivables other income, prepaid expenses and other miscellaneous assets.
(4)	Other also includes servicing advances. In connection with the OneWest Transaction, the Company acquired the servicing obligations for residential mortgage loans. As of December 31, 2015, the loans serviced for others total $17.4 billion for reverse mortgage loans and $87.4 million for single family mortgage loans. The Company’s loan servicing activities require the Company to hold cash in custodial accounts that are not included in the financial statements in the amount of $66.7 million as of December 31, 2015.

NOTE 9 — DEPOSITS

The following table presents detail on the type, maturities and weighted average interest rates of deposits.

Deposits (dollars in millions)

	December 31, 2015	December 31, 2014
Deposits Outstanding	$32,782.2	$15,849.8
Weighted average contractual interest rate	1.26%	1.69%
Weighted average remaining number of days to maturity(1)	864 days	1,293 days

(1)	Excludes deposit balances with no stated maturity.

	Year Ended December 31, 2015	Year Ended December 31, 2014
Daily average deposits	$23,277.8	$13,925.4
Maximum amount outstanding	32,899.6	15,851.2
Weighted average contractual interest rate for the year	1.45%	1.59%

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The following table provides further detail of deposits.

Deposits — Rates and Maturities (dollars in millions)

	December 31, 2015
	Amount	Average Rate
Deposits – no stated maturity
Non-interest-bearing checking	$866.2	–
Interest-bearing checking	3,123.7	0.52%
Money market	5,560.5	0.78%
Savings	4,840.5	0.93%
Other	169.6	NM
Total checking and savings deposits	$14,560.5
Certificates of deposit, remaining contractual maturity:
Within one year	$7,729.1	1.14%
One to two years	3,277.5	1.36%
Two to three years	1,401.5	1.71%
Three to four years	2,039.1	2.32%
Four to five years	1,620.1	2.30%
Over five years	2,134.6	3.16%
Total certificates of deposit	$18,201.9
Premium / discount	(1.0)
Purchase accounting adjustments	20.8
Total Deposits	$32,782.2	1.26%

NM Not meaningful — includes certain deposits such as escrow accounts, security deposits, and other similar accounts.

The following table presents the maturity profile of other time deposits with a denomination of $100,000 or more.

Certificates of Deposit $100,000 or More (dollars in millions)

	December 31, 2015	December 31, 2014
U.S. certificates of deposits:
Three months or less	$1,476.5	$340.9
After three months through six months	1,462.6	330.8
After six months through twelve months	2,687.2	757.8
After twelve months	9,245.8	2,590.3
Total U.S. Bank	$14,872.1	$4,019.8
Non-U.S. certificates of deposits	$–	$57.0

NOTE 10 — BORROWINGS

The following table presents the carrying value of outstanding borrowings.

Borrowings (dollars in millions)

	December 31, 2015			December 31, 2014
	CIT Group Inc.	Subsidiaries	Total	Total
Senior Unsecured(1)	$10,677.7	$–	$10,677.7	$11,932.4
Secured borrowings:
Structured financings	–	4,743.8	4,743.8	6,268.7
FHLB advances	–	3,117.6	3,117.6	254.7
Total Borrowings	$10,677.7	$7,861.4	$18,539.1	$18,455.8

(1)	Senior Unsecured Notes at December 31, 2015 were comprised of $8,188.6 million unsecured notes, $2,450.0 million Series C Notes, and $39.1 million other unsecured debt.

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The following table summarizes contractual maturities of borrowings outstanding, which excludes PAA discounts, original issue discounts, and FSA discounts.

Contractual Maturities — Borrowings as of December 31, 2015 (dollars in millions)

	2016	2017	2018	2019	2020	Thereafter	Contractual Maturities
Senior unsecured notes	$–	$2,944.5	$2,200.0	$2,750.0	$750.0	$2,051.4	$10,695.9
Structured financings	1,412.7	810.2	655.6	355.8	342.0	1,159.7	4,736.0
FHLB advances	1,948.5	15.0	1,150.0	–	–	–	3,113.5
	$3,361.2	$3,769.7	$4,005.6	$3,105.8	$1,092.0	$3,211.1	$18,545.4

Unsecured Borrowings

Revolving Credit Facility

The following information was in effect prior to the 2016 Revolving Credit facility amendment. See Note 30 — Subsequent Events for changes to this facility.

There were no outstanding borrowings under the Revolving Credit Facility at December 31, 2015 and December 31, 2014. The amount available to draw upon at December 31, 2015 was approximately $1.4 billion, with the remaining amount of approximately $0.1 billion being utilized for issuance of letters of credit to customers.

The Revolving Credit Facility has a total commitment amount of $1.5 billion and the maturity date of the commitment is January 27, 2017. The total commitment amount consists of a $1.15 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit to customers. The applicable margin charged under the facility is 2.50% for LIBOR-based loans and 1.50% for Base Rate loans.

The Revolving Credit Facility may be drawn and prepaid at the option of CIT. The unutilized portion of any commitment under the Revolving Credit Facility may be reduced permanently or terminated by CIT at any time without penalty.

The Revolving Credit Facility is unsecured and is guaranteed by eight of the Company’s domestic operating subsidiaries. The facility was amended in January 2014 to modify the covenant requiring a minimum guarantor asset coverage ratio and the criteria for calculating the ratio. The amended covenant requires a minimum guarantor asset coverage ratio ranging from 1.25:1.0 to the current requirement of 1.5: 1.0 depending on the Company’s long-term senior unsecured debt rating.

The Revolving Credit Facility is subject to a $6 billion minimum consolidated net worth covenant of the Company, tested quarterly, and also limits the Company’s ability to create liens, merge or consolidate, sell, transfer, lease or dispose of all or substantially all of its assets, grant a negative pledge or make certain restricted payments during the occurrence and continuance of an event of default.

Senior Unsecured Notes

Senior Unsecured Notes include notes issued under the “shelf” registration filed in March 2012 that matured in the first quarter of 2015, and Series C Unsecured Notes. In January 2015, the Company filed a new shelf that expires in January 2018. The notes issued under the shelf registration rank equal in right of payment with the Series C Unsecured Notes and the Revolving Credit Facility.

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The following tables present the principal amounts of Senior Unsecured Notes issued under the Company’s shelf registration and Series C Unsecured Notes by maturity date.

Senior Unsecured Notes (dollars in millions)

Maturity Date	Rate (%)	Date of Issuance	Par Value
May 2017	5.000%	May 2012	$1,208.7
August 2017	4.250%	August 2012	1,735.8
March 2018	5.250%	March 2012	1,500.0
April 2018*	6.625%	March 2011	700.0
February 2019*	5.500%	February 2012	1,750.0
February 2019	3.875%	February 2014	1,000.0
May 2020	5.375%	May 2012	750.0
August 2022	5.000%	August 2012	1,250.0
August 2023	5.000%	August 2013	750.0
Weighted average rate and total	5.02%		$10,644.5

*	Series C Unsecured Notes

The Indentures for the Senior Unsecured Notes and Series C Unsecured Notes limit the Company’s ability to create liens, merge or consolidate, or sell, transfer, lease or dispose of all or substantially all of its assets. Upon a Change of Control Triggering Event as defined in the Indentures for the Senior Unsecured Notes and Series C Unsecured Notes, holders of the Senior Unsecured Notes and Series C Unsecured Notes will have the right to require the Company, as applicable, to repurchase all or a portion of the Senior Unsecured Notes and Series C Unsecured Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of such repurchase.

Secured Borrowings

FHLB Advances

As a member of the FHLB of San Francisco, CIT Bank, N.A. can access financing based on an evaluation of its creditworthiness, statement of financial position, size and eligibility of collateral. The interest rates charged by the FHLB for advances typically vary depending upon maturity, the cost of funds of the FHLB, and the collateral provided for the borrowing and the advances are secured by certain Bank assets and bear either a fixed or floating interest rate. The FHLB advances are collateralized by a variety of consumer and commercial loans, including SFR mortgage loans, multi-family mortgage loans, commercial real estate loans, certain foreclosed properties and certain amounts receivable under a loss sharing agreement with the FDIC. During October 2015, a subsidiary of CIT Bank, N.A. received approval to withdraw its membership from the FHLB Des Moines and at December 31, 2015, there were no advances outstanding with FHLB Des Moines.

As of December 31, 2015, the Company had $5.7 billion of financing availability with the FHLB, of which $2.6 billion was unused and available. FHLB Advances as of December 31, 2015 have a weighted average rate of 0.84%. The following table includes the outstanding FHLB Advances, and respective pledged assets. The acquisition of OneWest Bank added $3.0 billion of FHLB Advances as of the acquisition date, which were recorded with a $6.8 million premium purchase accounting adjustment.

FHLB Advances with Pledged Assets Summary (dollars in millions)

	December 31, 2015		December 31, 2014
	FHLB Advances	Pledged Assets	FHLB Advances	Pledged Assets
Total	$3,117.6	$6,783.1	$254.7	$309.6

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Structured Financings

Set forth in the following table are amounts primarily related to and owned by consolidated VIEs. Creditors of these VIEs received ownership and/or security interests in the assets. These entities are intended to be bankruptcy remote so that such assets are not available to creditors of CIT or any affiliates of CIT until and unless the related secured borrowings have been fully discharged. These transactions do not meet accounting requirements for sales treatment and are recorded as secured borrowings. Structured financings as of December 31, 2015 had a weighted average rate of 3.40%, which ranged from 0.75% to 6.11%.

Structured Financings and Pledged Assets Summary(1) (dollars in millions)

	December 31, 2015		December 31, 2014
	Secured Borrowing	Pledged Assets	Secured Borrowing	Pledged Assets
Rail(2)	$920.1	$1,336.1	$1,179.7	$1,575.7
Aerospace(2)	2,137.5	3,732.2	2,411.7	3,914.4
Subtotal - Transportation Finance	3,057.6	5,068.3	3,591.4	5,490.1
Commercial Finance	–	0.2	–	–
Business Capital	1,133.4	2,434.1	2,002.0	3,838.9
Subtotal - Commercial Banking	1,133.4	2,434.3	2,002.0	3,838.9
Non-Strategic Portfolios	552.8	712.5	675.3	889.1
Total	$4,743.8	$8,215.1	$6,268.7	$10,218.1

(1)	As part of our liquidity management strategy, the Company pledges assets to secure financing transactions (which include securitizations), and for other purposes as required or permitted by law while CIT Bank, N.A. also pledges assets to secure borrowings from the FHLB and access the FRB discount window.
(2)	At December 31, 2015, the GSI TRS related borrowings and pledged assets, respectively, of $1.1 billion and $1.8 billion were included in Transportation Finance. The GSI TRS is described in Note 11 — Derivative Financial Instruments.

FRB

CIT Bank, N.A. has a borrowing facility with the FRB Discount Window that can be used for short-term, typically overnight, borrowings. The borrowing capacity is determined by the FRB based on the collateral pledged.

There were no outstanding borrowings with the FRB Discount Window as of December 31, 2015 or December 31, 2014; however, $2.7 billion was pledged as collateral at December 31, 2015.

At December 31, 2015 pledged assets (including collateral for FHLB advances and FRB discount window) totaled $17.7 billion, which included $12.2 billion of loans (including amounts held for sale), $4.6 billion of operating lease assets, $0.8 billion of cash, and $0.1 billion of investment securities.

Not included in the above are liabilities of discontinued operations at December 31, 2015 consisting of $440.6 million of secured borrowings related to HECM loans securitized in the form of GNMA HMBS, which were sold prior to the OneWest Transaction to third parties. See Note 2 — Acquisitions and Disposition Activities.

Variable Interest Entities (“VIEs”)

Below describes the results of the Company’s assessment of its variable interests to determine its current status with regards to being the primary beneficiary of a VIE.

Consolidated VIEs

The Company utilizes VIEs in the ordinary course of business to support its own and its customers’ financing needs. Each VIE is a separate legal entity and maintains its own books and records.

The most significant types of VIEs that CIT utilizes are ‘on balance sheet’ secured financings of pools of leases and loans originated by the Company where the Company is the primary beneficiary. The Company originates pools of assets and sells these to special purpose entities, which, in turn, issue debt instruments backed by the asset pools or sells individual interests in the assets to investors. CIT retains the servicing rights and participates in certain cash flows. These VIEs are typically organized as trusts or limited liability companies, and are intended to be bankruptcy remote, from a legal standpoint.

The main risks inherent in structured financings are deterioration in the credit performance of the vehicle’s underlying asset portfolio and risk associated with the servicing of the underlying assets.

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Lenders typically have recourse to the assets in the VIEs and may benefit from other credit enhancements, such as: (1) a reserve or cash collateral account that requires the Company to deposit cash in an account, which will first be used to cover any defaulted obligor payments, (2) over-collateralization in the form of excess assets in the VIE, or (3) subordination, whereby the Company retains a subordinate position in the secured borrowing, which would absorb losses due to defaulted obligor payments before the senior certificate holders. The VIE may also enter into derivative contracts in order to convert the debt issued by the VIEs to match the underlying assets or to limit or change the risk of the VIE.

With respect to events or circumstances that could expose CIT to a loss, as these are accounted for as on balance sheet, the Company records an allowance for loan losses for the credit risks associated with the underlying leases and loans. The VIE has an obligation to pay the debt in accordance with the terms of the underlying agreements.

Generally, third-party investors in the obligations of the consolidated VIEs have legal recourse only to the assets of the VIEs and do not have recourse to the Company beyond certain specific provisions that are customary for secured financing transactions, such as asset repurchase obligations for breaches of representations and warranties. In addition, the assets are generally restricted to pay only such liabilities.

Unconsolidated VIEs

Unconsolidated VIEs include GSE securitization structures, private-label securitizations and limited partnership interests where the Company’s involvement is limited to an investor interest where the Company does not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE and limited partnership interests.

As a result of the OneWest Transaction, the Company has certain contractual obligations related to the HECM loans and the GNMA HMBS securitizations. The Company, as servicer of these HECM loans, is currently obligated to fund future borrower advances, which include fees paid to taxing authorities for borrowers’ unpaid taxes and insurance, mortgage insurance premiums and payments made to borrowers for line of credit draws on HECM loans. In addition, the Company capitalizes the servicing fees and interest income earned and is obligated to fund guarantee fees associated with the GNMA HMBS. The Company periodically pools and securitizes certain of these funded advances through issuance of HMBS to third-party security holders, which did not qualify for sale accounting and rather, are treated as financing transactions. As a financing transaction, the HECM loans and related proceeds from the issuance of the HMBS recognized as secured borrowings remain on the Company’s Consolidated Balance Sheet. Due to the Company’s planned exit of third party servicing, HECM loans of $449.5 million were included in Assets of discontinued operations and the associated secured borrowing of $440.6 million (including an unamortized premium balance of $13.2 million) were included in Liabilities of discontinued operations at December 31, 2015.

As servicer, the Company is required to repurchase the HECM loans once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount or when the property forecloses to OREO, which reduces the secured borrowing balance. Additionally the Company services $189.6 million of HMBS outstanding principal balance at December 31, 2015 for transferred loans securitized by IndyMac for which OneWest Bank prior to the acquisition had purchased the mortgage servicing rights (“MSRs”) in connection with the IndyMac Transaction. The carrying value of the MSRs was not significant at December 31, 2015. As the HECM loans are federally insured by the FHA and the secured borrowings guaranteed to the investors by GNMA, the Company does not believe maximum loss exposure as a result of its involvement is material or quantifiable.

For Agency and private label securitizations where the Company is not the servicer, the maximum exposure to loss represents the recorded investment based on the Company’s beneficial interests held in the securitized assets. These interests are not expected to absorb losses or receive benefits that are significant to the VIE.

As a limited partner, the nature of the Company’s ownership interest in tax credit equity investments is limited in its ability to direct the activities that drive the economic performance of the entity, as these entities are managed by the general or managing partner. As a result, the Company was not deemed to be the primary beneficiary of these VIEs.

The table below presents the carrying value of the associated assets and liabilities and the associated maximum loss exposure that would be incurred under hypothetical circumstances, such that the value of its interests and any associated collateral declines to zero and at the same time assuming no consideration of recovery or offset from any economic hedges. The Company believes the possibility is remote under this hypothetical scenario; accordingly, this required disclosure is not an indication of expected loss.

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Assets and Liabilities in Unconsolidated VIEs (dollars in millions)

	Unconsolidated VIEs Carrying Value December 31, 2015
	Securities	Partnership Investment
Agency securities	$147.5	$–
Non agency securities – Other servicer	906.8	–
Tax credit equity investments	–	125.0
Total Assets	$1,054.3	$125.0
Commitments to tax credit investments	–	15.7
Total Liabilities	$–	$15.7
Maximum loss exposure(1)	$1,054.3	$125.0

(1)	Maximum loss exposure to the unconsolidated VIEs excludes the liability for representations and warranties, corporate guarantees and also excludes servicing advances.

NOTE 11 — DERIVATIVE FINANCIAL INSTRUMENTS

As part of managing economic risk and exposure to interest rate and foreign currency risk, the Company primarily enters into derivative transactions in over-the-counter markets with other financial institutions. The Company does not enter into derivative financial instruments for speculative purposes.

The Dodd-Frank Act (the “Act”) includes measures to broaden the scope of derivative instruments subject to regulation by requiring clearing and exchange trading of certain derivatives, and imposing margin, reporting and registration requirements for certain market participants. Since the Company does not meet the definition of a Swap Dealer or Major Swap Participant under the Act, the reporting and clearing obligations apply to a limited number of derivative transactions executed with its lending customers in order to manage their interest rate risk.

See Note 1 — Business and Summary of Significant Accounting Policies for further description of the Company’s derivative transaction policies.

The following table presents fair values and notional values of derivative financial instruments:

Fair and Notional Values of Derivative Financial Instruments(1) (dollars in millions)	December 31, 2015			December 31, 2014
Qualifying Hedges	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Foreign currency forward contracts – net investment hedges	$787.6	$45.5	$(0.3)	$1,193.1	$74.7	$–
Total Qualifying Hedges	787.6	45.5	(0.3)	1,193.1	74.7	–
Non-Qualifying Hedges
Interest rate swaps(2)	4,645.7	45.1	(38.9)	1,902.0	15.6	(23.6)
Written options	3,346.1	0.1	(2.5)	2,711.5	–	(2.7)
Purchased options	2,342.5	2.2	(0.1)	948.4	0.8	–
Foreign currency forward contracts	1,624.2	47.8	(6.6)	2,028.8	77.2	(12.0)
Total Return Swap (TRS)	1,152.8	–	(54.9)	1,091.9	–	(24.5)
Equity Warrants	1.0	0.3	–	1.0	0.1	–
Interest Rate Lock Commitments	9.9	0.1	–	–	–	–
Credit derivatives	37.6	–	(0.3)	–	–	–
Total Non-qualifying Hedges	13,159.8	95.6	(103.3)	8,683.6	93.7	(62.8)
Total Hedges	$13,947.4	$141.1	$(103.6)	$9,876.7	$168.4	$(62.8)

(1)	Presented on a gross basis.
(2)	Fair value balances include accrued interest.

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Total Return Swaps (“TRS”)

Two financing facilities between two wholly-owned subsidiaries of CIT and Goldman Sachs International (“GSI”) are structured as total return swaps (“TRS”), under which amounts available for advances are accounted for as derivatives.

Pursuant to applicable accounting guidance, the unutilized portion of the TRS is accounted for as a derivative and recorded at its estimated fair value. The CIT Financial Ltd. (“CFL”) facility is $1.5 billion and the CIT TRS Funding B.V. (“BV”) facility is $625 million.

The aggregate “notional amounts” of the total return swaps derivative of $1,152.8 million at December 31, 2015 and $1,091.9 million at December 31, 2014 represent the aggregate unused portions under the CFL and BV facilities and constitute derivative financial instruments. These notional amounts are calculated as the maximum aggregate facility commitment amounts, currently $2,125.0 million, less the aggregate actual adjusted qualifying borrowing base outstanding of $972.2 million at December 31, 2015 and $1,033.1 million at December 31, 2014 under the CFL and BV Facilities. The notional amounts of the derivatives will increase as the adjusted qualifying borrowing base decreases due to repayment of the underlying asset-backed securities (ABS) to investors. If CIT funds additional ABS under the CFL or BV Facilities, the aggregate adjusted qualifying borrowing base of the total return swaps will increase and the notional amount of the derivatives will decrease accordingly.

Valuation of the derivatives related to the GSI facilities is based on several factors using a discounted cash flow (“DCF”) methodology, including:

-	Funding costs for similar financings based on current market conditions;

-	Forecasted usage of the long-dated facilities through the final maturity date in 2028; and

-	Forecasted amortization, due to principal payments on the underlying ABS, which impacts the amount of the unutilized portion.

Based on the Company’s valuation, a liability of $54.9 million and $24.5 million was recorded at December 31, 2015 and December 31, 2014, respectively. The increases in the liability of $30.4 million and $14.8 million for the years ended December 31, 2015 and 2014, respectively, were recognized as a reduction to Other Income.

Impact of Collateral and Netting Arrangements on the Total Derivative Portfolio

The following tables present a summary of our derivative portfolio, which includes the gross amounts of recognized financial assets and liabilities; the amounts offset in the consolidated balance sheet; the net amounts presented in the consolidated balance sheet; the amounts subject to an enforceable master netting arrangement or similar agreement that were not included in the offset amount above, and the amount of cash collateral received or pledged. Substantially all of the derivative transactions are under an International Swaps and Derivatives Association (“ISDA”) agreement.

Offsetting of Derivative Assets and Liabilities (dollars in millions)

				Gross Amounts not offset in the Consolidated Balance Sheet
	Gross Amount of Recognized Assets (Liabilities)	Gross Amount Offset in the Consolidated Balance Sheet	Net Amount Presented in the Consolidated Balance Sheet	Derivative Financial Instruments(1)	Cash Collateral Pledged/ (Received)(1)(2)	Net Amount
December 31, 2015
Derivative assets	$141.1	$–	$141.1	$(9.7)	$(82.7)	$48.7
Derivative liabilities	(103.6)	–	(103.6)	9.7	31.8	(62.1)
December 31, 2014
Derivative assets	$168.4	$–	$168.4	$(13.6)	$(137.3)	$17.5
Derivative liabilities	(62.8)	–	(62.8)	13.6	8.7	(40.5)

(1)	The Company’s derivative transactions are governed by ISDA agreements that allow for net settlements of certain payments as well as offsetting of all contracts (“Derivative Financial Instruments”) with a given counterparty in the event of bankruptcy or default of one of the two parties to the transaction. We believe our ISDA agreements meet the definition of a master netting arrangement or similar agreement for purposes of the above disclosure. In conjunction with the ISDA agreements, the Company has entered into collateral arrangements with its counterparties which provide for the exchange of cash depending on change in the market valuation of the derivative contracts outstanding. Such collateral is available to be applied in settlement of the net balances upon an event of default of one of the counterparties.

(2)	Collateral pledged or received is included in Other assets or Other liabilities, respectively.

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The following table presents the impact of derivatives on the statements of income.

Derivative Instrument Gains and Losses (dollars in millions)

		Years Ended December 31,
Derivative Instruments	Gain / (Loss) Recognized	2015	2014	2013
Qualifying Hedges
Foreign currency forward contracts – cash flow hedges	Other income	$–	$–	$0.7
Total Qualifying Hedges		–	–	0.7
Non Qualifying Hedges
Cross currency swaps	Other income	–	4.1	11.5
Interest rate swaps	Other income	3.6	7.2	19.1
Interest rate options	Other income	1.6	(2.4)	–
Foreign currency forward contracts	Other income	116.5	118.1	(12.1)
Equity warrants	Other income	0.2	(0.7)	0.8
TRS	Other income	(30.4)	(14.8)	(3.9)
Total Non-qualifying Hedges		91.5	111.5	15.4
Total derivatives-income statement impact		$91.5	$111.5	$16.1

The following table presents the changes in AOCI relating to derivatives:

Changes in AOCI Relating to Derivatives (dollars in millions)

Contract Type	Derivatives- effective portion reclassified from AOCI to income	Hedge ineffectiveness recorded directly in income	Total income statement impact	Derivatives- effective portion recorded in OCI	Total change in OCI for period
Year Ended December 31, 2015
Foreign currency forward contracts – net investment hedges	$33.8	$–	$33.8	$128.4	$94.6
Total	$33.8	$–	$33.8	$128.4	$94.6
Year Ended December 31, 2014
Foreign currency forward contracts – cash flow hedges	$–	$–	$–	$0.2	$0.2
Foreign currency forward contracts – net investment hedges	(18.1)	–	(18.1)	111.1	129.2
Cross currency swaps – net investment hedges	–	–	–	1.1	1.1
Total	$(18.1)	$–	$(18.1)	$112.4	$130.5
Year Ended December 31, 2013
Foreign currency forward contracts – cash flow hedges	$0.7	$–	$0.7	$0.6	$(0.1)
Foreign currency forward contracts – net investment hedges	(7.7)	–	(7.7)	5.8	13.5
Cross currency swaps – net investment hedges	(0.1)	–	(0.1)	10.0	10.1
Total	$(7.1)	$–	$(7.1)	$16.4	$23.5

NOTE 12 — OTHER LIABILITIES

The following table presents components of other liabilities:

(dollars in millions)	December 31, 2015	December 31, 2014
Equipment maintenance reserves	$1,012.4	$960.4
Accrued expenses and accounts payable	628.1	478.3
Current and deferred federal and state taxes	363.1	319.1
Security and other deposits	263.0	368.0
Accrued interest payable	209.6	243.7
Valuation adjustment relating to aerospace commitments	73.1	121.2
Other(1)	609.4	398.1
Total other liabilities	$3,158.7	$2,888.8

(1)	Other consists of fair value of derivative financial instruments, liabilities for taxes other than income, contingent liabilities and other miscellaneous liabilities.
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NOTE 13 — FAIR VALUE

Fair Value Hierarchy

The Company is required to report fair value measurements for specified classes of assets and liabilities. See Note 1 — “Business and Summary of Significant Accounting Policies” for fair value measurement policy.

The Company characterizes inputs in the determination of fair value according to the fair value hierarchy. The fair value of the Company’s assets and liabilities where the measurement objective specifically requires the use of fair value are set forth in the tables below.

Disclosures that follow in this note exclude assets and liabilities classified as discontinued operations.

Financial Assets and Liabilities Measured at Estimated Fair Value on a Recurring Basis

The following table summarizes the Company’s assets and liabilities measured at estimated fair value on a recurring basis, including those management elected under the fair value option.

Assets and Liabilities Measured at Fair Value on a Recurring Basis (dollars in millions)

	Total	Level 1	Level 2	Level 3
December 31, 2015
Assets
Debt Securities AFS	$2,007.8	$–	$1,440.7	$567.1
Securities carried at fair value with changes recorded in net income	339.7	–	–	339.7
Equity Securities AFS	14.3	0.3	14.0	–
FDIC receivable	54.8	–	–	54.8
Derivative assets at fair value – non-qualifying hedges(1)	95.6	–	95.6	–
Derivative assets at fair value – qualifying hedges	45.5	–	45.5	–
Total	$2,557.7	$0.3	$1,595.8	$961.6
Liabilities
Derivative liabilities at fair value – non-qualifying hedges(1)	$(103.3)	$–	$(47.8)	$(55.5)
Derivative liabilities at fair value – qualifying hedges	(0.3)	–	(0.3)	–
Consideration holdback liability	(60.8)	–	–	(60.8)
FDIC True-up Liability	(56.9)	–	–	(56.9)
Total	$(221.3)	$–	$(48.1)	$(173.2)
December 31, 2014
Assets
Debt Securities AFS	$1,116.5	$212.3	$904.2	$–
Equity Securities AFS(2)	14.0	0.2	13.8	–
Derivative assets at fair value – non-qualifying hedges(1)	93.7	–	93.7	–
Derivative assets at fair value – qualifying hedges	74.7	–	74.7	–
Total	$1,298.9	$212.5	$1,086.4	$–
Liabilities
Derivative liabilities at fair value – non-qualifying hedges(1)	$(62.8)	$–	$(36.2)	$(26.6)
Total	$(62.8)	$–	$(36.2)	$(26.6)

(1)	Derivative fair values include accrued interest
(2)	In preparing the year-end financial statements as of December 31, 2015, the Company discovered and corrected an immaterial error impacting the fair value leveling for Equity Securities AFS as of December 31, 2014. $13.8 million has been reclassified from level 1 to Level 2.

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Debt and Equity Securities Classified as AFS and securities carried at fair value with changes recorded in Net Income — Debt and equity securities classified as AFS are carried at fair value, as determined either by Level 1, Level 2 or Level 3 inputs. Debt securities classified as AFS included investments in U.S. federal government agency and supranational securities and were valued using Level 2 inputs, primarily quoted prices for similar securities. Certain equity securities classified as AFS were valued using Level 1 inputs, primarily quoted prices in active markets. For Agency pass-through MBS, which are classified as Level 2, the Company generally determines estimated fair value utilizing prices obtained from independent broker dealers and recent trading activity for similar assets. Debt securities classified as AFS and securities carried at fair value with changes recorded in net income represent non-Agency MBS, the market for such securities is not active and the estimated fair value was determined using a discounted cash flow technique. The significant unobservable assumptions, which are verified to the extent possible using broker dealer quotes, are estimated by type of underlying collateral, including credit loss assumptions, estimated prepayment speeds and appropriate discount rates. Given the lack of observable market data, the estimated fair value of the non-agency MBS is classified as Level 3.

FDIC Receivable — The Company elected to measure its receivable under a participation agreement with the FDIC in connection with the IndyMac Transaction at estimated fair value under the fair value option. The participation agreement provides the Company a secured interest in certain homebuilder, home construction and lot loans, which entitle the Company to a 40% share of the underlying loan cash flows. The receivable is valued by first grouping the loans into similar asset types and stratifying the loans based on their underlying key features such as product type, current payment status and other economic attributes in order to project future cash flows.

Projected future cash flows are estimated by taking the Company’s share (40%) of the future cash flows from the underlying loans and real estate properties that include proceeds and interest offset by servicing expenses and servicing fees. Estimated fair value of the FDIC receivable is based on a discounted cash flow technique using significant unobservable inputs, including prepayment rates, default rates, loss severities and liquidation assumptions.

To determine the estimated fair value, the cash flows are discounted using a market interest rate that represents an overall weighted average discount rate based on the underlying collateral specific discount rates. Due to the reduced liquidity that exists for such loans and lack of observable market data available, this requires the use of significant unobservable inputs; as a result these measurements are classified as Level 3.

Derivative Assets and Liabilities — The Company’s financial derivatives include interest rate swaps, floors, caps, forwards and credit derivatives. These derivatives are valued using models that incorporate inputs depending on the type of derivative, such as, interest rate curves, foreign exchange rates and volatility. Readily observable market inputs to models can be validated to external sources, including industry pricing services, or corroborated through recent trades, broker dealer quotes, yield curves, or other market-related data. As such, these derivative instruments are valued using a Level 2 methodology. In addition, these derivative values incorporate an assessment of the risk of counterparty nonperformance, measured based on the Company’s evaluation of credit risk. The fair values of the TRS derivative, written options on certain CIT Bank CDs and credit derivatives were estimated using Level 3 inputs.

FDIC True-up Liability — In connection with the La Jolla Transaction, the Company recognized a FDIC True-up liability due to the FDIC 45 days after the tenth anniversary of the loss sharing agreement (the maturity) because the actual and estimated cumulative losses on the acquired covered PCI loans are lower than the cumulative losses originally estimated by the FDIC at the time of acquisition. The FDIC True-up liability was recorded at estimated fair value as of the acquisition date and is remeasured to fair value at each reporting date until the contingency is resolved. The FDIC True-up liability was valued using the discounted cash flow method based on the terms specified in the loss-sharing agreements with the FDIC, the actual FDIC payments collected and significant unobservable inputs, including a risk-adjusted discount rate (reflecting the Company’s credit risk plus a liquidity premium), prepayment and default rates. Due to the significant unobservable inputs used to calculate the estimated fair value, these measurements are classified as Level 3.

Consideration Holdback Liability — In connection with the OneWest acquisition, the parties negotiated four separate holdbacks related to selected trailing risks, totaling $116 million, which reduced the cash consideration paid at closing. Any unapplied Holdback funds at the end of the respective holdback periods, which range from 1 – 5 years, are payable to the former OneWest shareholders. Unused funds for any of the four holdbacks cannot be applied against another holdback amount. The range of potential holdback to be paid is from $0 to $116 million. Based on management’s estimate of the probability of each holdback it was determined that the probable amount of holdback to be paid was $62.4 million. The amount expected to be paid was discounted based on CIT’s cost of funds. This contingent consideration was measured at fair value at the acquisition date and is re-measured at fair value in subsequent accounting periods, with the changes in fair value recorded in the statement of income, until the related contingent issues are resolved. Gross payments, which are determined based on the Company’s probability assessment, are discounted at a rate approximating

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the Company’s average coupon rate on deposits and borrowings. Due to the significant unobservable inputs used to calculate the estimated fair value, these measurements are classified as Level 3.

The following tables summarize information about significant unobservable inputs related to the Company’s categories of Level 3 financial assets and liabilities measured on a recurring basis as of December 31, 2015.

Quantitative Information about Level 3 Fair Value Measurements — Recurring (dollars in millions)

Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average
December 31, 2015
Assets
Securities – AFS	$567.1	Discounted cash flow	Discount Rate	0.0% – 94.5%	6.4%
			Prepayment Rate	2.7% – 20.8%	9.2%
			Default Rate	0.0% – 9.5%	4.1%
			Loss Severity	0.2% – 83.5%	36.4%
Securities carried at fair value with changes recorded in net income	$339.7	Discounted cash flow	Discount Rate	0.0% – 19.9%	6.3%
			Prepayment Rate	2.5% – 22.4%	11.5%
			Default Rate	0.0% – 5.9%	4.1%
			Loss Severity	3.8% – 39.0%	25.1%
FDIC Receivable	54.8	Discounted cash flow	Discount Rate	7.8% – 18.4%	9.4%
			Prepayment Rate	2.0% – 14.0%	3.6%
			Default Rate	6.0% – 36.0%	10.8%
			Loss Severity	20.0% – 65.0%	31.6%
Total Assets	$961.6
Liabilities
FDIC True-up liability	$(56.9)	Discounted cash flow	Discount Rate	4.1% – 4.1%	4.1%
Consideration holdback liability	(60.8)	Discounted cash flow	Payment Probability	0% – 100%	53.8%
			Discount Rate	3.0% – 3.0%	3.0%
Derivative liabilities - non qualifying	(55.5)	Market Comparables(1)
Total Liabilities	$(173.2)

(1)	The valuation of these derivatives is primarily related to the GSI facilities which is based on several factors using a discounted cash flow methodology, including a) funding costs for similar financings based on current market conditions; b) forecasted usage of long-dated facilities through the final maturity date in 2018; and c) forecasted amortization, due to principal payments on the underlying ABS, which impacts the amount of the unutilized portion.

The level of aggregation and diversity within the products disclosed in the tables results in certain ranges of inputs being wide and unevenly distributed across asset and liability categories. For instruments backed by residential real estate, diversity in the portfolio is reflected in a wide range for loss severity due to varying levels of default. The lower end of the range represents high performing loans with a low probability of default while the higher end of the range relates to more distressed loans with a greater risk of default.

The valuation techniques used for the Company’s Level 3 assets and liabilities, as presented in the previous tables, are described as follows:

-	Discounted cash flow — Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of an instrument and then discounting those cash flows at a rate of return that results in the estimated fair value amount. The Company utilizes both the direct and indirect valuation methods. Under the direct method, contractual cash flows are adjusted for expected losses. The adjusted cash flows are discounted at a rate which considers other costs and risks, such as market risk and liquidity. Under the indirect method, contractual cash flows are discounted at a rate which reflects the costs and risks associated with the likelihood of generating the contractual cash flows.

-	Market comparables — Market comparable(s) pricing valuation techniques are used to determine the estimated fair value of certain instruments by incorporating known inputs such as recent transaction prices, pending transactions, or prices of other similar investments which require significant adjustment to reflect differences in instrument characteristics.

Significant unobservable inputs presented in the previous tables are those the Company considers significant to the estimated fair value of the Level 3 asset or liability. The Company considers unobservable inputs to be significant if, by their exclusion, the estimated fair value of the Level 3 asset or liability would be significantly impacted based on qualitative

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factors such as nature of the instrument, type of valuation technique used, and the significance of the unobservable inputs on the values relative to other inputs used within the valuation. Following is a description of the significant unobservable inputs provided in the tables.

-	Default rate — is an estimate of the likelihood of not collecting contractual amounts owed expressed as a constant default rate.

-	Discount rate — is a rate of return used to present value the future expected cash flows to arrive at the estimated fair value of an instrument. The discount rate consists of a benchmark rate component and a risk premium component. The benchmark rate component, for example, LIBOR or U.S. Treasury rates, is generally observable within the market and is necessary to appropriately reflect the time value of money. The risk premium component reflects the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.

-	Loss severity — is the percentage of contractual cash flows lost in the event of a default.

-	Prepayment rate — is the estimated rate at which forecasted prepayments of principal of the related loan or debt instrument are expected to occur, expressed as a constant prepayment rate (“CPR”).

-	Payment Probability — is an estimate of the likelihood the consideration holdback amount will be required to be paid expressed as a percentage.

As reflected above, the Company generally uses discounted cash flow techniques to determine the estimated fair value of Level 3 assets and liabilities. Use of these techniques requires determination of relevant inputs and assumptions, some of which represent significant unobservable inputs and assumptions and as a result, changes in these unobservable inputs (in isolation) may have a significant impact to the estimated fair value. Increases in the probability of default and loss severities will result in lower estimated fair values, as these increases reduce expected cash flows. Increases in the discount rate will result in lower estimated fair values, as these increases reduce the present value of the expected cash flows.

Alternatively a change in one unobservable input may result in a change to another unobservable input due to the interrelationship among inputs, which may counteract or magnify the estimated fair value impact from period to period. Generally, the value of the Level 3 assets and liabilities estimated using a discounted cash flow technique would decrease (increase) upon an increase (decrease) in discount rate, default rate, loss severity or weighted average life inputs. Discount rates are influenced by market expectations for the underlying collateral performance, and therefore may directionally move with probability and severity of default; however, discount rates are also impacted by broader market forces, such as competing investment yields, sector liquidity, economic news, and other macroeconomic factors. There is no direct interrelationship between prepayments and discount rate. Prepayment rates generally move in the opposite direction of market interest rates. Increase in the probability of default will generally be accompanied with an increase in loss severity, as both are impacted by underlying collateral values.

The following table summarizes the changes in estimated fair value for all assets and liabilities measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3):

Changes in Estimated Fair Value of Level 3 Financial Assets and Liabilities Measured on a Recurring Basis (dollars in millions)

	Securities- AFS	Securities carried at fair value with changes recorded in net income	FDIC Receivable	Derivative liabilities- non-qualifying(1)	FDIC True-up Liability	Consideration holdback Liability
December 31, 2014	$–	$–	$–	$(26.6)	$–	$–
Included in earnings	(2.9)	(2.5)	3.4	(28.9)	(0.6)	–
Included in comprehensive income	(6.8)	–	–	–	–	–
Impairment	(2.8)	–	–	–	–	–
Purchases	619.4	373.4	54.8	–	(56.3)	(60.8)
Paydowns	(39.8)	(31.2)	(3.4)	–	–	–
Balance as of December 31, 2015	$567.1	$339.7	$54.8	$(55.5)	$(56.9)	$(60.8)
December 31, 2013	$–	$–	$–	$(9.7)	$–	$–
Included in earnings	–	–	–	(16.9)	–	–
Balance as of December 31, 2014	$–	$–	$–	$(26.6)	$–	$–

(1)	Valuation of the derivatives related to the GSI facilities and written options on certain CIT Bank CDs.

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The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in the observability of key inputs to a fair value measurement may result in a transfer of assets or liabilities between Level 1, 2 and 3. The Company’s policy is to recognize transfers in and transfers out as of the end of the reporting period. For the years ended December 31, 2015 and 2014, there were no transfers into or out of Level 1, Level 2 and Level 3.

Financial Assets Measured at Estimated Fair Value on a Non-recurring Basis

Certain assets or liabilities are required to be measured at estimated fair value on a nonrecurring basis subsequent to initial recognition. Generally, these adjustments are the result of LOCOM or other impairment accounting. In determining the estimated fair values during the period, the Company determined that substantially all the changes in estimated fair value were due to declines in market conditions versus instrument specific credit risk. This was determined by examining the changes in market factors relative to instrument specific factors.

Assets and liabilities acquired in the OneWest Transaction were recorded at fair value on the acquisition date. See Note 2 — Acquisition and Disposition Activities for balances and assumptions used in the valuations.

The following table presents financial assets measured at estimated fair value on a non-recurring basis for which a non-recurring change in fair value has been recorded in the current year:

Carrying Value of Assets Measured at Fair Value on a Non-recurring Basis (dollars in millions)

		Fair Value Measurements at Reporting Date Using:
	Total	Level 1	Level 2	Level 3	Total (Losses)
Assets
December 31, 2015
Assets held for sale	$1,648.3	$–	$31.0	$1,617.3	$(32.0)
Other real estate owned and repossessed assets	127.3	–	–	127.3	(5.7)
Impaired loans	127.6	–	–	127.6	(21.9)
Total	$1,903.2	$–	$31.0	$1,872.2	$(59.6)
December 31, 2014
Assets held for sale	$949.6	$–	$–	$949.6	$(73.6)
Impaired loans(1)	35.6	–	–	35.6	(12.4)
Total	$985.2	$–	$–	$985.2	$(86.0)

(1)	In preparing the year-end financial statements as of December 31, 2015, the Company discovered and corrected an immaterial error impacting the carrying amount and total losses related to Impaired Loans in the amount of $224 million (carrying amount) and $7.5 million (total losses) as of December 31, 2014.

Assets of continuing operations that are measured at fair value on a non-recurring basis are as follows:

Loans are transferred from held for investment to AHFS at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a charge-off, if applicable. Once classified as AHFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance.

Assets Held for Sale — Assets held for sale are recorded at the lower of cost or fair value on the balance sheet. As there is no liquid secondary market for the other assets held for sale in the Company’s portfolio, the fair value is estimated based on a binding contract, current letter of intent or other third-party valuation, or using internally generated valuations or discounted cash flow technique, all of which are Level 3 inputs. In those instances where third party valuations were utilized, the most significant assumptions were the discount rates which ranged from 4.4% to 13.0%. The estimated fair value of assets held for sale with impairment at the reporting date was $1,652.5 million.

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Other Real Estate Owned — Other real estate owned represents collateral acquired from the foreclosure of secured real estate loans. Other real estate owned is measured at LOCOM less disposition costs. Estimated fair values of other real estate owned are reviewed on a quarterly basis and any decline in value below cost is recorded as impairment. Estimated fair value is generally based upon broker price opinions or independent appraisals, adjusted for costs to sell. The estimated costs to sell are incremental direct costs to transact a sale, such as broker commissions, legal fees, closing costs and title transfer fees. The costs must be essential to the sale and would not have been incurred if the decision to sell had not been made. The range of inputs in estimating appraised value or the sales price was 4.5% to 42.7% with a weighted average of 5.9%. The significant unobservable input is the appraised value or the sales price and thus is classified as Level 3. As of the reporting date, OREO estimated fair value was $128.6 million ..

Impaired Loans — Impaired finance receivables of $500,000 or greater that are placed on non-accrual status are subject to periodic individual review in conjunction with the Company’s ongoing problem loan management (PLM) function. Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. Impairment is measured as the shortfall between estimated value and recorded investment in the finance receivable, with the estimated value determined using fair value of collateral and other cash flows if the finance receivable is collateralized, the present value of expected future cash flows discounted at the contract’s effective interest rate, or observable market prices. The significant unobservable inputs result in the Level 3 classification. As of the reporting date, the carrying value of impaired loans approximates fair value.

Fair Value Option

FDIC Receivable

The Company has made an irrevocable option to elect fair value for the initial and subsequent measurement of the FDIC receivable acquired by OneWest Bank in the IndyMac Transaction, as it was determined at the time of election that this treatment would allow a better economic offset of the changes in estimated fair values of the loans.

The following table summarizes the differences between the estimated fair value carrying amount of those assets measured at estimated fair value under the fair value option, and the aggregate unpaid principal amount the Company is contractually entitled to receive or pay respectively:

	December 31, 2015
(dollars in millions)	Estimated Fair Value Carrying Amount	Aggregate Unpaid Principal	Estimated Fair Value Carrying Amount Less Aggregate Unpaid Principal
FDIC Receivable	$54.8	$204.5	$(149.7)

The gains and losses due to changes in the estimated fair value of the FDIC receivable under the fair value option are included in earnings for the period from August 3, 2015 (the date of the OneWest transaction) to December 31, 2015 and are shown in the Financial Assets and Liabilities Measured at Estimated Fair Value on a Recurring Basis section of this Note.

Securities Carried at Fair Value with Changes Recorded in Net Income

These securities were initially classified as available-for-sale upon acquisition; however, upon further review following the filing of the Company’s September 30, 2015 Form 10-Q, management determined that $373.4 million of these securities should have been classified as securities carried at fair value with changes recorded in net income as of the acquisition date, with the remainder classified as available-for-sale, and in the fourth quarter of 2015 management corrected this immaterial error impacting classification of investment securities. As of December 31, 2015, the non-agency MBS securities carried at fair value with changes recorded in net income totaled approximately $340 million.

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The acquisition date fair value of the securities was based on market quotes, where available, or on discounted cash flow techniques using assumptions for prepayment rates, market yield requirements and credit losses where market quotes were not available. Future prepayment rates were estimated based on current and expected future interest rate levels, collateral seasoning and market forecasts, as well as relevant characteristics of the collateral underlying the securities, such as loan types, prepayment penalties, interest rates and recent prepayment experience.

Fair Values of Financial Instruments

The carrying values and estimated fair values of financial instruments presented below exclude leases and certain other assets and liabilities, which are not required for disclosure.

Financial Instruments (dollars in millions)

		Estimated Fair Value
December 31, 2015	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and interest bearing deposits	$8,301.5	$8,301.5	$–	$–	$8,301.5
Derivative assets at fair value – non-qualifying hedges	95.6	–	95.6	–	95.6
Derivative assets at fair value – qualifying hedges	45.5	–	45.5	–	45.5
Assets held for sale (excluding leases)	738.8	21.8	55.8	669.1	746.7
Loans (excluding leases)	28,244.2	–	975.5	26,509.1	27,484.6
Investment securities(1)	2,953.8	11.5	1,678.7	1,265.0	2,955.2
Indemnification assets(2)	348.4	–	–	323.2	323.2
Other assets subject to fair value disclosure and unsecured counterparty receivables(3)	1,004.5	–	–	1,004.5	1,004.5
Financial Liabilities
Deposits(4)	(32,813.8)	–	–	(32,972.2)	(32,972.2)
Derivative liabilities at fair value – non-qualifying hedges	(103.3)	–	(47.8)	(55.5)	(103.3)
Derivative liabilities at fair value – qualifying hedges	(0.3)	–	(0.3)	–	(0.3)
Borrowings(4)	(18,717.1)	–	(16,358.2)	(2,808.8)	(19,167.0)
Credit balances of factoring clients	(1,344.0)	–	–	(1,344.0)	(1,344.0)
Other liabilities subject to fair value disclosure(5)	(1,943.5)	–	–	(1,943.5)	(1,943.5)

		Estimated Fair Value
December 31, 2014	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and interest bearing deposits	$7,119.7	$7,119.7	$–	$–	$7,119.7
Derivative assets at fair value – non-qualifying hedges	93.7	–	93.7	–	93.7
Derivative assets at fair value – qualifying hedges	74.7	–	74.7	–	74.7
Assets held for sale (excluding leases)(6)	67.0	–	8.0	59.2	67.2
Loans (excluding leases)(7)	14,859.6	–	1,585.4	12,995.6	14,581.0
Securities purchased under agreements to resell	650.0	–	650.0	–	650.0
Investment securities(8)	1,550.3	247.8	1,173.1	137.4	1,558.3
Other assets subject to fair value disclosure and unsecured counterparty receivables(3)	809.5	–	–	809.5	809.5
Financial Liabilities
Deposits(4)	(15,891.4)	–	–	(15,972.2)	(15,972.2)
Derivative liabilities at fair value – non-qualifying hedges	(62.8)	–	(36.2)	(26.6)	(62.8)
Borrowings(4)	(18,657.9)	–	(15,906.3)	(3,338.1)	(19,244.4)
Credit balances of factoring clients	(1,622.1)	–	–	(1,622.1)	(1,622.1)
Other liabilities subject to fair value disclosure(5)	(1,811.8)	–	–	(1,811.8)	(1,811.8)

(1)	Level 3 estimated fair value includes debt securities AFS ($567.1 million), debt securities carried at fair value with changes recorded in net income ($339.7 million), non-marketable investments ($291.9 million), and debt securities HTM ($66.3 million).
(2)	The indemnification assets included in the above table does not include Agency claims indemnification ($65.6 million) and Loan indemnification ($0.7) million, as they are not considered financial instruments.
(3)	Other assets subject to fair value disclosure primarily include accrued interest receivable and miscellaneous receivables. These assets have carrying values that approximate fair value generally due to the short-term nature and are classified as Level 3. The unsecured counterparty receivables primarily consist of amounts owed to CIT from GSI for debt discount, return of collateral posted to GSI and settlements resulting from market value changes to asset-backed securities underlying the GSI Facilities. Amounts as of December 31, 2014 have been conformed to the current presentation.
(4)	Deposits and borrowings include accrued interest, which is included in “Other liabilities” in the Balance Sheet.
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(5)	Other liabilities subject to fair value disclosure include accounts payable, accrued liabilities, customer security and maintenance deposits and miscellaneous liabilities. The fair value of these approximate carrying value and are classified as level 3. Amounts as of December 31, 2014 have been conformed to the current presentation.
(6)	In preparing the year-end financial statements as of December 31, 2015, the Company discovered and corrected an immaterial error impacting the fair value leveling for assets held for sale (excluding leases) as of December 31, 2014. $8.0 million has been reclassified from Level 3 to Level 2.
(7)	In preparing the interim financial statements for the quarter ended September 30, 2015 and the year-end financial statements as of December 31, 2015, the Company discovered and corrected an immaterial error impacting the carrying value and estimated Level 3 fair value relating to the Loans (excluding leases) line item in the amount of $480.1 million; with an estimated fair value using Level 3 inputs of $504.8 million as of December 31, 2014.
(8)	In preparing the year-end financial statements as of December 31, 2015, the Company discovered and corrected an immaterial error impacting the fair value leveling for Investment Securities as of December 31, 2014. $203.3 million of debt securities HTM and $13.8 million Equity Securities AFS have been reclassified from Level 1 to Level 2.

The methods and assumptions used to estimate the fair value of each class of financial instruments are explained below:

Cash and interest bearing deposits — The carrying values of cash and interest bearing deposits are at face amount. The impact of the time value of money from the unobservable discount rate for restricted cash is inconsequential as of December 31, 2015 and December 31, 2014. Accordingly cash and cash equivalents and restricted cash approximate estimated fair value and are classified as Level 1.

Derivatives — The estimated fair values of derivatives were calculated using observable market data and represent the gross amount receivable or payable to terminate, taking into account current market rates, which represent Level 2 inputs, except for the TRS derivative, written options on certain CIT Bank CDs and credit derivatives that utilized Level 3 inputs. See Note 11 — Derivative Financial Instruments for notional principal amounts and fair values.

Securities purchased under agreements to resell — The estimated fair values of securities purchased under agreements to resell were calculated internally based on discounted cash flows that utilize observable market rates for the applicable maturity and which represent Level 2 inputs.

Investment Securities — Debt and equity securities classified as AFS are carried at fair value, as determined either by Level 1 or Level 2 inputs. Debt securities classified as AFS included investments in U.S. federal government agency and supranational securities and were valued using Level 2 inputs, primarily quoted prices for similar securities. Debt securities carried at fair value with changes recorded in net income include non-agency MBS where the market for such securities is not active; therefore the estimated fair value was determined using a discounted cash flow technique which is a Level 3 input. Certain equity securities classified as AFS were valued using Level 1 inputs, primarily quoted prices in active markets. Debt securities classified as HTM include government agency securities and foreign government treasury bills and were valued using Level 1 or Level 2 inputs. For debt securities HTM where no market rate was available, Level 3 inputs were utilized. Debt securities HTM are securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost and periodically assessed for OTTI, with the cost basis reduced when impairment is deemed to be other-than-temporary. Non-marketable equity investments utilize Level 3 inputs to estimate fair value and are generally recorded under the cost or equity method of accounting and are periodically assessed for OTTI, with the net asset values reduced when impairment is deemed to be other-than-temporary. For investments in limited partnership equity interests, (included in other assets) we use the net asset value provided by the fund manager as an appropriate measure of fair value.

Assets held for sale — Assets held for sale are recorded at the lower of cost or fair value on the balance sheet. Of the assets held for sale above, $21.1 million carrying amount was valued using quoted prices, which are Level 1 inputs, and $51.1 million carrying amount at December 31, 2015 was valued using Level 2 inputs. As there is no liquid secondary market for the other assets held for sale in the Company’s portfolio, the fair value is estimated based on a binding contract, current letter of intent or other third-party valuation, or using internally generated valuations or discounted cash flow technique, all of which are Level 3 inputs. Commercial loans are generally valued individually, which small ticket commercial loans are value on an aggregate portfolio basis.

Loans — Within the Loans category, there are several types of loans as follows:

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-	Commercial Loans — Of the loan balance above, approximately $1.0 billion at December 31, 2015 and $1.6 billion at December 31, 2014, was valued using Level 2 inputs. As there is no liquid secondary market for the other loans in the Company’s portfolio, the fair value is estimated based on discounted cash flow analyses which use Level 3 inputs at both December 31, 2015 and December 31, 2014. In addition to the characteristics of the underlying contracts, key inputs to the analysis include interest rates, prepayment rates, and credit spreads. For the commercial loan portfolio, the market based credit spread inputs are derived from instruments with comparable credit risk characteristics obtained from independent third party vendors. As these Level 3 unobservable inputs are specific to individual loans / collateral types, management does not believe that sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of the loans. The fair value of loans at December 31, 2015 was $27.5 billion, which was 97.3% of carrying value. The fair value of loans at December 31, 2014 was $14.6 billion, which was 98.2% of carrying value.

-	Impaired Loans — The value of impaired loans is estimated using the fair value of collateral (on an orderly liquidation basis) if the loan is collateralized, the present value of expected cash flows utilizing the current market rate for such loan, or observable market price. As these Level 3 unobservable inputs are specific to individual loans / collateral types, management does not believe that sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of impaired loans relative to contractual amounts owed (unpaid principal balance or “UPB”) from customers. As of December 31, 2015, the UPB related to impaired loans totaled $172.5 million. Including related allowances, these loans are carried at $121.8 million, or 70.6% of UPB. Of these amounts, $33.3 million and $21.9 million of UPB and carrying value, respectively, relate to loans with no specific allowance. As of December 31, 2014 the UPB related to impaired loans, including loans for which the Company was applying the income recognition and disclosure guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality), totaled $85.3 million and including related allowances, these loans were carried at $45.1 million, or 53% of UPB. Of these amounts, $29.2 million and $21.2 million of UPB and carrying value relate to loans with no specific allowance. The difference between UPB and carrying value reflects cumulative charge-offs on accounts remaining in process of collection, FSA discounts and allowances. See Note 3 — Loans for more information.

-	PCI loans — These loans are valued by grouping the loans into performing and non-performing groups and stratifying the loans based on common risk characteristics such as product type, FICO score and other economic attributes. Due to a lack of observable market data, the estimated fair value of these loan portfolios was based on an internal model using unobservable inputs, including discount rates, prepayment rates, delinquency roll-rates, and loss severities. Due to the significance of the unobservable inputs, these instruments are classified as Level 3.

-	Jumbo Mortgage Loans — The estimated fair value was determined by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these loans are classified as Level 3.

Indemnification Assets — The Company’s indemnification assets relating to the SFR loans purchased in the OneWest Bank Transaction are measured on the same basis as the related indemnified item, the underlying SFR and commercial loans. The estimated fair values reflect the present value of expected reimbursements under the indemnification agreements based on the loan performance discounted at an estimated market rate, and classified as Level 3. See “Loans Held for Investment” above for more information.

Deposits — The estimated fair value of deposits with no stated maturity such as: demand deposit accounts (including custodial deposits), money market accounts and savings accounts is the amount payable on demand at the reporting date. In preparing the interim financial statements for the quarter ended September 30, 2015, the Company discovered and corrected an immaterial error impacting the fair value balance related to deposit balances with no stated maturity in the amount of $134 million as of December 31, 2014. The fair value of these deposits should equal the carrying value.

The estimated fair value of time deposits is determined using a discounted cash flow analysis. The discount rate for the time deposit accounts is derived from the rate currently offered on alternate funding sources with similar maturities. Discount rates used in the present value calculation are based on the Company’s average current deposit rates for similar terms, which are Level 3 inputs.

Borrowings

-	Unsecured debt — Approximately $10.7 billion par value at December 31, 2015 and $12.0 billion par value at December 31, 2014 were valued using market inputs, which are Level 2 inputs.
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-	Structured financings — Approximately $5.1 billion par value at December 31, 2015 and $3.3 billion par value at December 31, 2014 were valued using market inputs, which are Level 2 inputs. Where market estimates were not available for approximately $2.7 billion and $3.2 billion par value at December 31, 2015 and December 31, 2014, respectively, values were estimated using a discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar debt, which are Level 3 inputs.
-	FHLB Advances — Estimated fair value is based on a discounted cash flow model that utilizes benchmark interest rates and other observable market inputs. The discounted cash flow model uses the contractual advance features to determine the cash flows with a zero spread to the forward FHLB curve, which are discounted using observable benchmark interest rates. As the model inputs can be observed in a liquid market and the model does not require significant judgment, FHLB advances are classified as Level 2.

Credit balances of factoring clients — The impact of the time value of money from the unobservable discount rate for credit balances of factoring clients is inconsequential due to the short term nature of these balances (typically 90 days or less) as of December 31, 2015 and December 31, 2014. Accordingly, credit balances of factoring clients approximate estimated fair value and are classified as Level 3.

NOTE 14 — STOCKHOLDERS’ EQUITY

In conjunction with the OneWest Transaction, consideration paid included the issuance of approximately 30.9 million shares of CIT Group Inc. common stock, which came out of Treasury shares. A roll forward of common stock activity is presented in the following table.

	Issued	Less Treasury	Outstanding
Common Stock – December 31, 2014	203,127,291	(22,206,716)	180,920,575
Common stock issuance – acquisition(1)	–	30,946,249	30,946,249
Restricted stock issued	1,273,708	–	1,273,708
Repurchase of common stock	–	(11,631,838)	(11,631,838)
Shares held to cover taxes on vesting restricted shares and other	–	(533,956)	(533,956)
Employee stock purchase plan participation	46,770	–	46,770
Common Stock – December 31, 2015	204,447,769	(3,426,261)	201,021,508

(1)	Excludes approximately 1.0 million of unvested RSUs.

We declared and paid dividends totaling $0.60 per common share during 2015. We declared and paid cash dividends totaling $0.50 per common share during 2014.

Accumulated Other Comprehensive Income/(Loss)

Total comprehensive income was $1,048.4 million for the year ended December 31, 2015, compared to $1,069.7 million for the year ended December 31, 2014 and $679.8 million for the year ended December 31, 2013, including accumulated other comprehensive loss of $142.1 million and $133.9 million at December 2015 and 2014, respectively.

The following table details the components of Accumulated Other Comprehensive Loss, net of tax:

Components of Accumulated Other Comprehensive Income (Loss) (dollars in millions)

	December 31, 2015			December 31, 2014
	Gross Unrealized	Income Taxes	Net Unrealized	Gross Unrealized	Income Taxes	Net Unrealized
Foreign currency translation adjustments	$(29.8)	$(35.9)	$(65.7)	$(75.4)	$–	$(75.4)
Changes in benefit plan net gain (loss) and prior service (cost)/credit	(76.3)	7.0	(69.3)	(58.7)	0.2	(58.5)
Unrealized net gains (losses) on available for sale securities	(11.4)	4.3	(7.1)	–	–	–
Total accumulated other comprehensive loss	$(117.5)	$(24.6)	$(142.1)	$(134.1)	$0.2	$(133.9)
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The following table details the changes in the components of Accumulated Other Comprehensive Income (Loss), net of income taxes:

Changes in Accumulated Other Comprehensive Loss by Component (dollars in millions)

	Foreign currency translation adjustments	Changes in benefit plan net gain (loss) and prior service (cost) credit	Changes in fair values of derivatives qualifying as cash flow hedges	Unrealized net gains (losses) on available for sale securities	Total AOCI
Balance as of December 31, 2014	$(75.4)	$(58.5)	$–	$–	$(133.9)
AOCI activity before reclassifications	(70.8)	(12.8)	–	(7.1)	(90.7)
Amounts reclassified from AOCI	80.5	2.0	–	–	82.5
Net current period AOCI	9.7	(10.8)	–	(7.1)	(8.2)
Balance as of December 31, 2015	$(65.7)	$(69.3)	$–	$(7.1)	$(142.1)
Balance as of December 31, 2013	$(49.4)	$(24.1)	$(0.2)	$0.1	$(73.6)
AOCI activity before reclassifications	(41.8)	(42.5)	0.2	(0.6)	(84.7)
Amounts reclassified from AOCI	15.8	8.1	–	0.5	24.4
Net current period AOCI	(26.0)	(34.4)	0.2	(0.1)	(60.3)
Balance as of December 31, 2014	$(75.4)	$(58.5)	$–	$–	$(133.9)

Other Comprehensive Income/(Loss)

The amounts included in the Statement of Comprehensive Income (Loss) are net of income taxes.

Foreign currency translation reclassification adjustments impacting net income were $80.5 million for 2015, $15.8 million for 2014 and $8.4 million for 2013. The change in income taxes associated with foreign currency translation adjustments was $(35.9) million for the year ended December 31, 2015 and there were no taxes associated with foreign currency translation adjustments for 2014 and 2013.

The changes in benefit plans net gain/(loss) and prior service (cost)/credit reclassification adjustments impacting net income was $2.0 million, $8.1 million and $(0.2) million for the years ended December 31, 2015, 2014 and 2013, respectively. The change in income taxes associated with changes in benefit plans net gain/(loss) and prior service (cost)/credit was $6.8 million for the year ended December 31, 2015 was not significant for the prior year periods.

There were no reclassification adjustments impacting net income related to changes in fair value of derivatives qualifying as cash flow hedges for the year ended December 31, 2015 and were insignificant for 2014 and 2013. There were no income taxes associated with changes in fair values of derivatives qualifying as cash flow hedges for the years ended December 31, 2015, 2014 and 2013.

There were no reclassification adjustments impacting net income related to unrealized gains (losses) on available for sale securities for the year ended December 31, 2015 compared to $0.5 million for 2014 and $0.8 million for 2013. The change in income taxes associated with net unrealized gains on available for sale securities was $4.3 million, $0.2 million and $1.3 million for the years ended December 31, 2015, 2014 and 2013.

The Company has operations in Canada and other countries. The functional currency for foreign operations is generally the local currency. The value of assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in AOCI. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are recorded in Other Income.

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Reclassifications Out of Accumulated Other Comprehensive Income (dollars in millions)

	Years Ended December 31,
	2015			2014
	Gross Amount	Tax	Net Amount	Gross Amount	Tax	Net Amount	Affected Income Statement line item
Foreign currency translation adjustments gains (losses)	$73.4	$7.1	$80.5	$15.8	$–	$15.8	Other Income
Changes in benefit plan net gain/(loss) and prior service (cost)/credit gains (losses)	2.3	(0.3)	2.0	8.1	–	8.1	Operating Expenses
Unrealized net gains (losses) on available for sale securities	–	–	–	0.8	(0.3)	0.5	Other Income
Total Reclassifications out of AOCI	$75.7	$6.8	$82.5	$24.7	$(0.3)	$24.4

NOTE 15 — REGULATORY CAPITAL

CIT acquired the assets and liabilities of OneWest Bank in August 2015, as described in Note 2 — Acquisition and Disposition Activities. The impact of the acquisition is reflected in the balances and ratios as of December 31, 2015 for both CIT and CIT Bank, N.A.

The Company and the Bank are each subject to various regulatory capital requirements administered by the FRB and the OCC. Quantitative measures established by regulation to ensure capital adequacy require that the Company and the Bank each maintain minimum amounts and ratios of Total, Tier 1 and Common Equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. We compute capital ratios in accordance with Federal Reserve capital guidelines and OCC capital guidelines for assessing adequacy of capital for the Company and CIT Bank, respectively. At December 31, 2015, the regulatory capital guidelines applicable to the Company and CIT Bank were based on the Basel III Final Rule. At December 31, 2014, the regulatory capital guidelines that were applicable to the Company and CIT Bank were based on the Capital Accord of the Basel Committee on Banking Supervision (Basel I).

The calculation of the Company’s regulatory capital ratios are subject to review and consultation with the FRB, which may result in refinements to amounts reported at December 31, 2015.

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The following table summarizes the actual and minimum required capital ratios:

Tier 1 Capital and Total Capital Components(1) (dollars in millions)

	CIT		CIT Bank, N.A.
Tier 1 Capital	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Total stockholders’ equity(2)	$10,978.1	$9,068.9	$5,606.4	$2,716.4
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 Capital and qualifying noncontrolling interests	76.9	53.0	7.0	(0.2)
Adjusted total equity	11,055.0	9,121.9	5,613.4	2,716.2
Less: Goodwill(3)	(1,130.8)	(571.3)	(830.8)	(167.8)
Disallowed deferred tax assets	(904.5)	(416.8)	–	–
Disallowed intangible assets(3)	(53.6)	(25.7)	(58.3)	(12.1)
Investment in certain subsidiaries	NA	(36.7)	NA	–
Other Tier 1 components(4)	(0.1)	(4.1)	–	–
Common Equity Tier 1 Capital	8,966.0	8,067.3	4,724.3	2,536.3
Tier 1 Capital	8,966.0	8,067.3	4,724.3	2,536.3
Tier 2 Capital
Qualifying allowance for credit losses and other reserves(5)	403.3	381.8	374.7	245.1
Less: Investment in certain subsidiaries	NA	(36.7)	NA	–
Other Tier 2 components(6)	–	–	–	0.1
Total qualifying capital	$9,369.3	$8,412.4	$5,099.0	$2,781.5
Risk-weighted assets	$69,563.6	$55,480.9	$36,843.8	$19,552.3
Common Equity Tier 1 Capital (to risk-weighted assets):
Actual	12.9%	NA	12.8%	NA
Effective minimum ratios under Basel III guidelines(7)	4.5%	NA	4.5%	NA
Tier 1 Capital (to risk-weighted assets):
Actual	12.9%	14.5%	12.8%	13.0%
Effective minimum ratios under Basel III and Basel I guidelines(7)	6.0%	6.0%	6.0%	6.0%
Total Capital (to risk-weighted assets):
Actual	13.5%	15.2%	13.8%	14.2%
Effective minimum ratios under Basel III and Basel I guidelines(7)	8.0%	10.0%	8.0%	10.0%
Tier 1 Leverage Ratio:
Actual	13.5%	17.4%	10.9%	12.2%
Required minimum ratio for capital adequacy purposes	4.0%	4.0%	4.0%	4.0%

NA – Balance is not applicable under the respective guidelines.

(1)	The 2015 presentation reflects the risk-based capital guidelines under Basel III, which became effective on January 1, 2015. The December 31, 2014 presentation reflects the risk-based capital guidelines under the then effective Basel I.
(2)	See Consolidated Balance Sheets for the components of Total stockholders’ equity.
(3)	Goodwill and disallowed intangible assets adjustments include the respective portion of deferred tax liability in accordance with guidelines under Basel III.
(4)	Includes the Tier 1 capital charge for nonfinancial equity investments under Basel I.
(5)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit, and deferred purchase agreements, all of which are recorded in Other Liabilities.
(6)	Banking organizations are permitted to include in Tier 2 Capital up to 45% of net unrealized pretax gains on available-for-sale equity securities with readily determinable fair values.
(7)	Required ratios under Basel III Final Rule currently in effect.

As it currently applies to CIT, the Basel III Final Rule: (i) introduces a new capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandates that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expands the scope of the deductions from and adjustments to capital as compared to the prior regulations. Prior to 2015, the Company had been subject to the guidelines under Basel I.

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The Basel III Final Rule also prescribed new approaches for risk weightings. Of these, CIT will calculate risk weightings using the Standardized Approach. This approach expands the risk-weighting categories from the former four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories, depending on the nature of the exposure, ranging from 0% for U.S. government and agency securities to as high as 1,250% for such exposures as mortgage backed securities, credit-enhancing interest-only strips or unsettled security/commodity transactions.

The Basel III Final Rule established new minimum capital ratios for CET1, Tier 1 capital, and Total capital of 4.5%, 6.0% and 8.0%, respectively. In addition, the Basel III Final Rule also introduced a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. This buffer will be implemented beginning January 1, 2016 at the 0.625% level and increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

With respect to CIT Bank, the Basel III Final Rule revises the “prompt corrective action” (“PCA”) regulations adopted pursuant to Section 38 of the Federal Deposit Insurance Act, by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the previous 6%); and (iii) eliminating the prior provision that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and requiring a minimum Tier 1 leverage ratio of 5.0%. The Basel III Final Rule does not change the total risk-based capital requirement for any PCA category.

As non-advanced approaches banking organizations, the Company and CIT Bank will not be subject to the Basel III Final Rule’s countercyclical buffer or the supplementary leverage ratio.

An FHC’s status will also depend upon its maintaining its status as “well-capitalized” and “well-managed” under applicable FRB regulations. If an FHC ceases to meet these capital and management requirements, the FRB’s regulations provide that the FHC must enter into an agreement with the FRB to comply with all applicable capital and management requirements.

The Company and CIT Bank have met all capital requirements under the Basel III Final Rule, including the capital conservation buffer.

CIT Bank’s capital ratios were all in excess of minimum guidelines for well capitalized at December 31, 2015. Neither CIT nor CIT Bank is subject to any order or written agreement regarding any capital requirements.

NOTE 16 — EARNINGS PER SHARE

The reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

	Years Ended December 31,
(dollars in millions, except per share amounts; shares in thousands)	2015	2014	2013
Earnings / (Loss)
Income from continuing operations	$1,067.0	$1,077.5	$644.4
Income (loss) from discontinued operations	(10.4)	52.5	31.3
Net income	$1,056.6	$1,130.0	$675.7
Weighted Average Common Shares Outstanding
Basic shares outstanding	185,500	188,491	200,503
Stock-based awards(1)	888	972	1,192
Diluted shares outstanding	186,388	189,463	201,695
Basic Earnings Per common share data
Income from continuing operations	$5.75	$5.71	$3.21
Income (loss) from discontinued operation	$(0.05)	$0.28	$0.16
Basic income per common share	$5.70	$5.99	$3.37
Diluted Earnings Per common share data
Income from continuing operations	$5.72	$5.69	$3.19
Income (loss) from discontinued operation	$(0.05)	$0.27	$0.16
Diluted income per common share	$5.67	$5.96	$3.35

(1)	Represents the incremental shares from in-the-money non-qualified restricted stock awards, performance shares, and stock options. Weighted average restricted shares, performance shares and options that were out-of-the money and excluded from diluted earnings per share totaled 2.0 million for the year ended December 31, 2015.

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NOTE 17 — NON-INTEREST INCOME

The following table sets forth the components of non-interest income:

Non-interest Income (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Rental income on operating leases	$2,152.5	$2,093.0	$1,897.4
Other Income:
Factoring commissions	116.5	120.2	122.3
Fee revenues	108.6	93.1	101.5
Gains on sales of leasing equipment	101.1	98.4	130.5
Gains on investments	0.9	39.0	8.2
Loss on OREO sales	(5.4)	–	–
Gains (losses) on derivatives and foreign currency exchange	(32.9)	(37.8)	1.0
(Loss) gains on loan and portfolio sales	(47.3)	34.3	48.8
Impairment on assets held for sale	(59.6)	(100.7)	(124.0)
Other revenues	37.6	58.9	93.0
Total other income	219.5	305.4	381.3
Total non-interest income	$2,372.0	$2,398.4	$2,278.7

NOTE 18 — NON-INTEREST EXPENSES

The following table sets forth the components of Non-interest expenses:

Non-interest Expense (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Depreciation on operating lease equipment	$640.5	$615.7	$540.6
Maintenance and other operating lease expenses	231.0	196.8	163.1
Operating expenses:
Compensation and benefits	594.0	533.8	535.4
Professional fees	141.0	80.6	69.1
Technology	109.8	85.2	83.3
Provision for severance and facilities exiting activities	58.2	31.4	36.9
Net occupancy expense	50.7	35.0	35.3
Advertising and marketing	31.3	33.7	25.2
Intangible assets amortization	13.3	1.4	–
Other expenses	170.0	140.7	185.0
Total operating expenses	1,168.3	941.8	970.2
Loss on debt extinguishments	2.6	3.5	–
Total non-interest expenses	$2,042.4	$1,757.8	$1,673.9

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NOTE 19 — INCOME TAXES

The following table presents the U.S. and non-U.S. components of income (loss) before (benefit)/provision for income taxes:

Income (Loss) From Continuing Operations Before Benefit (Provision) for Income Taxes (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
U.S. operations	$238.8	$342.4	$374.2
Non-U.S. operations	339.7	338.4	360.0
Income from continuing operations before benefit/(provision) for income taxes	$578.5	$680.8	$734.2

The (benefit) provision for income taxes is comprised of the following:

(Benefit) Provision for Income Taxes (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Current U.S. federal income tax provision	$0.3	$0.9	$0.1
Deferred U.S. federal income tax provision/(benefit)	(563.6)	(405.6)	18.9
Total federal income tax (benefit)/provision	(563.3)	(404.7)	19.0
Current state and local income tax provision	5.8	6.9	6.0
Deferred state and local income tax (benefit)/provision	(20.0)	2.1	1.0
Total state and local income tax (benefit)/provision	(14.2)	9.0	7.0
Total non-U.S. income tax provision	82.4	1.2	66.5
Total (benefit)/provision for income taxes	$(495.1)	$(394.5)	$92.5
Continuing operations	$(488.4)	$(397.9)	$83.9
Discontinued operations	(6.7)	3.4	8.6
Total (benefit)/provision for income taxes	$(495.1)	$(394.5)	$92.5

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A reconciliation from the U.S. Federal statutory rate to the Company’s actual effective income tax rate is as follows:

Percentage of Pretax Income Years Ended December 31 (dollars in millions)

	Effective Tax Rate
	2015			2014			2013
Continuing Operations	Pretax Income	Income tax expense (benefit)	Percent of pretax income	Pretax (loss)	Income tax expense (benefit)	Percent of pretax (loss)	Pretax (loss)	Income tax expense (benefit)	Percent of pretax income (loss)
Federal income tax rate	$578.5	$202.4	35.0%	$680.8	$238.3	35.0%	$734.2	$256.9	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit		(8.7)	(1.5)		9.0	1.3		6.2	0.8
Lower tax rates applicable to non-U.S. earnings		(88.7)	(15.3)		(99.7)	(14.6)		(97.1)	(13.2)
International income subject to U.S. tax		50.2	8.7		46.0	6.8		55.7	7.6
Unrecognized tax expense (benefit)		4.5	0.8		(269.2)	(39.5)		0.3	–
Deferred income taxes on international unremitted earnings		30.2	5.2		(7.8)	(1.2)		(24.7)	(3.4)
Valuation allowances		(693.8)	(120.0)		(313.3)	(46.0)		(100.6)	(13.7)
International tax settlements		(3.5)	(0.6)		(1.1)	(0.2)		(11.2)	(1.5)
Other		19.0	3.2		(0.1)	–		(1.6)	(0.2)
Effective Tax Rate – Continuing operations		$(488.4)	(84.5)%		$(397.9)	(58.4)%		$83.9	11.4%
Discontinued Operation
Federal income tax rate	$(17.1)	$(6.0)	35.0%	$55.9	$19.6	35.0%	$39.9	$14.0	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit		(0.7)	3.7		(0.1)	(0.1)		0.7	1.7
Lower tax rates applicable to non-U.S. earnings		–	–		1.5	2.7		15.3	38.5
International income subject to U.S. tax		–	–		(2.7)	(4.7)		(17.9)	(44.9)
Valuation Allowances		–	–		(14.9)	(26.7)		(3.5)	(8.8)
Effective Tax Rate – Discontinued operation		$(6.7)	38.7%		$3.4	6.2%		$8.6	21.5%
Total Effective Tax Rate		$(495.1)	(88.2)%		$(394.5)	(53.5)%		$92.5	11.9%

The tax effects of temporary differences that give rise to deferred income tax assets and liabilities are presented below:

Components of Deferred Income Tax Assets and Liabilities (dollars in millions)

	December 31,
	2015	2014
Deferred Tax Assets:
Net operating loss (NOL) carry forwards	$2,779.4	$2,837.0
Loans and direct financing leases	18.5	48.5
Basis difference in loans	288.2	–
Provision for credit losses	164.3	163.7
Accrued liabilities and reserves	183.1	91.7
FSA adjustments – aircraft and rail contracts	27.1	46.1
Deferred stock-based compensation	46.1	29.5
Other	126.5	135.1
Total gross deferred tax assets	3,633.2	3,351.6
Deferred Tax Liabilities:
Operating leases	(1,953.7)	(1,797.6)
Basis difference in mortgage backed securities	(145.4)	–
Basis difference in federal home loan bank stock	(33.0)	–
Non-U.S. unremitted earnings	(145.9)	(162.0)
Unrealized foreign exchange gains	(47.3)	(19.3)
Goodwill and intangibles	(123.8)	(62.4)
Other	(40.7)	(32.6)
Total deferred tax liabilities	(2,489.8)	(2,073.9)
Total net deferred tax asset before valuation allowances	1,143.4	1,277.7
Less: Valuation allowances	(341.0)	(1,122.4)
Net deferred tax asset (liability) after valuation allowances	$802.4	$155.3
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2009 Bankruptcy

CIT filed prepackaged voluntary petitions for relief under the U.S. bankruptcy Code on November 1, 2009 and emerged from bankruptcy on December 10, 2009. As a consequence of the bankruptcy, CIT realized cancellation of indebtedness income (“CODI”) which generally reduced certain favorable tax attributes of CIT existing at that time. CIT tax attribute reductions included a reduction to the Company’s U.S. federal net operating loss carry-forwards (“NOLs”) of approximately $4.3 billion and the tax bases in its assets of $2.8 billion.

CIT’s reorganization in 2009 constituted an ownership change under Section 382 of the Internal Revenue Code, which placed an annual dollar limit on the use of the remaining pre-bankruptcy NOLs. In general, the Company’s annual limitation on use of pre-bankruptcy NOLs is approximately $265 million per annum. NOLs arising in post-emergence years are not subject to this limitation absent another ownership change as defined by Section 382. The acquisition of OneWest Bank created no further annual dollar limit under Section 382.

Net Operating Loss Carry-forwards

As of December 31, 2015, CIT has deferred tax assets (“DTAs”) totaling $2.8 billion on its global NOLs. This includes: (1) a DTA of $2.0 billion relating to its cumulative U.S. federal NOLs of $5.7 billion, after the CODI reduction of tax attributes described in the section above; (2) DTAs of $0.4 billion relating to cumulative state NOLs of $8.0 billion, including amounts of reporting entities that file in multiple jurisdictions, and (3) DTAs of $0.4 billion relating to cumulative non-U.S. NOLs of $3.1 billion.

Of the $5.7 billion U.S. federal NOLs, approximately $2.9 billion relate to the pre-emergence bankruptcy period and are subject to the Section 382 limitation discussed above, of which approximately $1.2 billion is no longer subject to the limitation. There was little change in the U.S. federal NOLs from the prior year as a result of minimal amount of taxable income for the current year, primarily due to accelerated tax depreciation on the operating lease portfolios. The U.S. federal NOL’s will expire beginning in 2027 through 2033. Approximately $260 million of state NOLs will expire in 2016. While most of the non-U.S. NOLs have no expiration date, a small portion will expire over various periods, including an insignificant amount expiring in 2016.

The determination of whether or not to maintain the valuation allowances on certain reporting entities’ DTAs requires significant judgment and an analysis of all positive and negative evidence to determine whether it is more likely than not that these future benefits will be realized. ASC 740-10-30-18 states that “future realization of the tax benefit of an existing deductible temporary difference or NOL carry-forward ultimately depends on the existence of sufficient taxable income within the carryback and carry-forward periods available under the tax law.” As such, the Company considered the following potential sources of taxable income in its assessment of a reporting entity’s ability to recognize its net DTA:

-	Taxable income in carryback years,
-	Future reversals of existing taxable temporary differences (deferred tax liabilities),
-	Prudent and feasible tax planning strategies, and
-	Future taxable income forecasts.

Through the second quarter of 2014, the Company generally maintained a full valuation allowance against its net DTAs. During the third quarter of 2014, management concluded that it was more likely than not that the Company will generate sufficient future taxable income within the applicable carry-forward periods to realize $375 million of its U.S. net federal DTAs. This conclusion was reached after weighing all of the evidence and determining that the positive evidence outweighed the negative evidence which included consideration of:

-	The U.S. group transitioned into a 3-year (12 quarter) cumulative normalized income position in the third quarter of 2014, resulting in the Company’s ability to significantly increase the reliance on future taxable income forecasts.
-	Management’s long-term forecast of future U.S. taxable income supporting partial utilization of the U.S. federal NOLs prior to their expiration, and
-	U.S. federal NOLs not expiring until 2027 through 2033.

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The forecast of future taxable income for the Company reflects a long-term view of growth and returns that management believes is more likely than not of being realized.

For the U.S. state valuation allowance, the Company analyzed the state net operating loss carry-forwards for each reporting entity to determine the amounts that are expected to expire unused. Based on this analysis, it was determined that the existing valuation allowance was still required on the U.S. state DTAs on net operating loss carry-forwards. Accordingly, no discrete adjustment was made to the U.S. State valuation allowance in 2014. The negative evidence supporting this conclusion was as follows:

-	Certain separate U.S. state filing entities remaining in a three year cumulative loss, and
-	State NOLs expiration periods varying in time.

Additionally, during 2014, the Company reduced the U.S. federal and state valuation allowances in the normal course as the Company recognized U.S. taxable income. This taxable income reduced the DTA on NOLs, and, when combined with a concurrent increase in net deferred tax liabilities, which are mainly related to accelerated tax depreciation on the operating lease portfolios, resulted in a reduction in the net DTA and corresponding reduction in the valuation allowance. This net reduction was further offset by favorable IRS audit adjustments and the favorable resolution of an uncertain tax position related to the computation of cancellation of debt income “CODI” coming out of the 2009 bankruptcy, which resulted in adjustments to the NOLs. As of December 31, 2014, the Company retained a valuation allowance of $1.0 billion against its U.S. net DTAs, of which approximately $0.7 billion was against its DTA on the U.S. federal NOLs and $0.3 billion was against its DTA on the U.S. state NOLs.

The ability to recognize the remaining valuation allowances against the DTAs on the U.S. federal and state NOLs, and capital loss carry-forwards was evaluated on a quarterly basis to determine if there were any significant events that affected our ability to utilize the DTAs. If events were identified that affected our ability to utilize our DTAs, the analysis was updated to determine if any adjustments to the valuation allowances were required. Such events included acquisitions that support the Company’s long-term business strategies while also enabling it to accelerate the utilization of its net operating losses, as evidenced by the acquisition of Direct Capital Corporation in 2014 and the acquisition of OneWest Bank in 2015.

During the third quarter of 2015, Management updated the Company’s long-term forecast of future U.S. federal taxable income to include the anticipated impact of the OneWest Bank acquisition. The updated long-term forecast supports the utilization of all of the U.S. federal DTAs (including those relating to the NOLs prior to their expiration). Accordingly, Management concluded that it is more likely than not that the Company will generate sufficient future taxable income within the applicable carry-forward periods to enable the Company to reverse the remaining $690 million of U.S. federal valuation allowance, $647 million of which was recorded as a discrete item in the third quarter, and the remainder of which was included in determining the annual effective tax rate as normal course in the third and fourth quarters of 2015 as the Company recognized additional U.S. taxable income related to the OneWest Bank acquisition.

The Company also evaluated the impact of the OneWest Bank acquisition on its ability to utilize the NOLs of its state income tax reporting entities and concluded that no additional reduction to the U.S. state valuation allowance was required in 2015. These state income tax reporting entities include both combined unitary state income tax reporting entities and separate state income tax reporting entities in various jurisdictions. The Company analyzed the state net operating loss carry-forwards for each of these reporting entities to determine the amounts that are expected to expire unused. Based on this analysis, it was determined that the valuation allowance was still required on U.S. state DTAs on certain net operating loss carry-forwards. The Company retained a valuation allowance of $250 million against the DTA on the U.S. state NOLs at December 31, 2015.

The Company maintained a valuation allowance of $91 million against certain non-U.S. reporting entities’ net DTAs at December 31, 2015. The reduction from the prior year balance of $141 million was primarily attributable to the sale of various international entities resulting in the transfer of their respective DTAs and associated valuation allowances, and the write-off of approximately $28 million of DTAs for certain reporting entities due to the remote likelihood that they will ever utilize their respective DTAs. In January 2016, the Company sold its U.K. equipment leasing business. Thus, in the first quarter of 2016, there will be a reduction of approximately $70 million to the respective U.K. reporting entities’ net DTAs along with their associated valuation allowances. In the evaluation process related to the net DTAs of the

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Company’s other international reporting entities, uncertainties surrounding the future international business operations have made it challenging to reliably project future taxable income. Management will continue to assess the forecast of future taxable income as the business plans for these international reporting entities evolve and evaluate potential tax planning strategies to utilize these net DTAs.

Post-2015, the Company’s ability to recognize DTAs is evaluated on a quarterly basis to determine if there are any significant events that would affect our ability to utilize existing DTAs. If events are identified that affect our ability to utilize our DTAs, valuation allowances may be adjusted accordingly.

Indefinite Reinvestment Assertion

During the third quarter of 2015, Management’s changed its intent to indefinitely reinvest its unremitted earnings in China and certain subsidiaries in Canada. This decision was driven by Management announcements in the third quarter to sell its operations in China and certain lending operations in Canada. As of December 31, 2015, Management continues to assert its intent to indefinitely reinvest its international earnings for international subsidiaries in select jurisdictions. If the undistributed earnings of the select international subsidiaries were distributed, additional domestic and international income tax liabilities would result. However, it is not practicable to determine the amount of such taxes because of the variability of multiple factors that would need to be assessed at the time of any assumed distribution.

During 2015, the Company increased its deferred tax liabilities for international withholding taxes by $6.5 million and reduced the U.S. Federal deferred income tax liabilities by $3.3 million. The net change in the deferred tax liabilities included $28 million for the establishment of deferred tax liabilities for withholding and income taxes due to Management’s decision to no longer assert its intent to indefinitely reinvest its unremitted earnings in China, partially offset by the recognition of $24.3 million of deferred income tax liabilities due to the sale of Mexico. As of December 31, 2015, the Company has a recorded deferred tax liability of $146 million for U.S. and non-U.S. taxes associated with the potential future repatriation of undistributed earnings of certain non-U.S. subsidiaries.

Liabilities for Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits (dollars in millions)

	Liabilities for Unrecognized Tax Benefits	Interest/ Penalties	Grand Total
Balance at December 31, 2014	$53.7	$13.3	$67.0
Additions for tax positions related to prior years	35.1	18.2	53.3
Reductions for tax positions of prior years	(9.6)	(0.3)	(9.9)
Income Tax Audit Settlements	(17.0)	(3.1)	(20.1)
Expiration of statutes of limitations	(9.9)	(8.3)	(18.2)
Foreign currency revaluation	(5.6)	(1.8)	(7.4)
Balance at December 31, 2015	$46.7	$18.0	$64.7

During the year ended December 31, 2015, the Company recorded a net $2.3 million reduction on uncertain tax positions, including interest, penalties, and net of a $7.4 million decrease attributable to foreign currency revaluation. The majority of the net reduction related to prior years’ uncertain tax positions and primarily comprised of the following items: 1) a $29 million increase associated with an uncertain tax position taken on certain prior-year non-U.S. income tax returns, 2) a $24 million increase from pre-acquisition uncertain tax positions of OneWest assumed by the Company partially offset by 3) a $9 million tax benefit resulting from the receipt of a favorable tax ruling on an uncertain tax position taken on a pre-acquisition tax status filing position by Direct Capital and, 4) a $18 million tax benefit from expiration of statutes of limitations related to uncertain tax positions taken on certain prior year non-U.S. tax returns. Of the $24 million increase mentioned above related to the OneWest transaction, $9 million was fully offset by a corresponding decrease to goodwill included in the purchase price accounting adjustments.

During the year ended December 31, 2015, the Company recognized $4.7 million net income tax expense relating to interest and penalties on its uncertain tax positions, net of a $1.8 million decrease attributable to foreign currency translation. The change in balance is mainly related to the interest and penalties associated with the above mentioned uncertain tax position taken on certain prior-year international income tax returns. As of December 31, 2015, the accrued

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liability for interest and penalties is $18.0 million. The Company recognizes accrued interest and penalties on unrecognized tax benefits in income tax expense.

The entire $64.7 million of unrecognized tax benefits including interest and penalties at December 31, 2015 would lower the Company’s effective tax rate, if realized. The Company believes that the total unrecognized tax benefits before interest and penalties may decrease, in the range of $10 to $15 million, from resolution of open tax matters, settlements of audits, and the expiration of various statutes of limitations prior to December 31, 2016.

Income Tax Audits

On February 13, 2015, the Company and the Internal Revenue Service (IRS) concluded the audit examination of the Company’s U.S. federal income tax returns for the taxable years ended December 31, 2008 through December 31, 2010. The audit settlement resulted in no additional regular or alternative minimum tax liability. A new IRS examination will commence in 2016 for the taxable years ending December 31, 2011 through December 31, 2013.

IMB Holdco LLC, the parent company of OneWest Bank, and its subsidiaries, which was acquired on August 3, 2015 by CIT, are currently under examination by the Internal Revenue Service for taxable years ended December 31, 2012 and December 31, 2013.

While ongoing, the examination is expected to result in a significant cash tax refund, which was reflected in the acquisition date balance sheet. Management believes this audit will not have a material impact on the financial statements.

IMB Holdco LLC and its subsidiaries is also under examination by the California Franchise Tax Board (“FTB”) for tax years 2009 through 2013. The FTB has completed its audit of the 2009 return and has issued a notice of proposed assessment. The issues raised by California were anticipated by the Company, and the Company believes it has provided adequate reserves in accordance with ASC 740 for any potential adjustments. An appeal for 2009 has been filed with the California Board of Equalization and the Company expects resolution of the issues during 2016. As of the financial statement date, the State of California has not proposed final adjustments to the Company’s tax returns for 2010 through 2013. The Company does not anticipate any issues being raised by California that would have a material impact on the financial statements.

The Company and its subsidiaries are under examination in various states, provinces and countries for years ranging from 2005 through 2013. Management does not anticipate that these examination results will have any material financial impact.

NOTE 20 — RETIREMENT, POSTRETIREMENT AND OTHER BENEFIT PLANS

CIT provides various benefit programs, including defined benefit retirement and postretirement plans, and defined contribution savings incentive plans. A summary of major plans is provided below.

Retirement and Postretirement Benefit Plans

Retirement Benefits

CIT has both funded and unfunded noncontributory defined benefit pension plans covering certain U.S. and non-U.S. employees, each of which is designed in accordance with practices and regulations in the related countries. Retirement benefits under defined benefit pension plans are based on an employee’s age, years of service and qualifying compensation.

The Company’s largest plan is the CIT Group Inc. Retirement Plan (the “Plan”), which accounts for 80% of the Company’s total pension projected benefit obligation at December 31, 2015.

The Company also maintains a U.S. noncontributory supplemental retirement plan, the CIT Group Inc. Supplemental Retirement Plan (the “Supplemental Plan”), for participants whose benefit in the Plan is subject to Internal Revenue Code limitations, and an Executive Retirement Plan, which has been closed to new members since 2006. In aggregate, these two plans account for 18.4% of the total pension projected benefit obligation at December 31, 2015.

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Effective December 31, 2012, the Company amended the Plan and the Supplemental Plan to freeze benefits earned. Due to the freeze, future service cost accruals and credits for services were discontinued under both plans. However, accumulated balances under the cash balance formula continue to receive periodic interest, subject to certain government limits. The interest credit was 2.55%, 3.63%, and 2.47% for the years ended December 31, 2015, 2014, and 2013, respectively.

At December 31, 2015, all Plan participants are vested in both plans. Upon termination or retirement, participants under the “cash balance” formula have the option of receiving their benefit in a lump sum, deferring their payment to age 65 or converting their vested benefit to an annuity. Traditional formula participants can only receive an annuity upon a qualifying retirement.

Postretirement Benefits

CIT provides healthcare and life insurance benefits to eligible retired employees. U.S. retiree healthcare and life insurance benefits account for 40.8% and 55.0% of the total postretirement benefit obligation, respectively. For most eligible retirees, healthcare is contributory and life insurance is non-contributory. The U.S. retiree healthcare plan pays a stated percentage of most medical expenses, reduced by a deductible and any payments made by the government and other programs. The U.S. retiree healthcare benefit includes a maximum limit on CIT’s share of costs for employees who retired after January 31, 2002. All postretirement benefit plans are funded on a pay-as-you-go basis.

Effective December 31, 2012, the Company amended CIT’s postretirement benefit plans to discontinue benefits. Due to the freeze, future service cost accruals were reduced. CIT no longer offers retiree medical, dental and life insurance benefits to those who did not meet the eligibility criteria for these benefits by December 31, 2013. Employees who met the eligibility requirements for retiree health insurance by December 31, 2013 will be offered retiree medical and dental coverage upon retirement. To receive retiree life insurance, employees must have met the eligibility criteria for retiree life insurance by, and must have retired from CIT on or before, December 31, 2013.

Obligations and Funded Status

The following tables set forth changes in benefit obligation, plan assets, funded status and net periodic benefit cost of the retirement plans and postretirement plans:

Obligations and Funded Status (dollars in millions)

	Retirement Benefits		Post-Retirement Benefits
	2015	2014	2015	2014
Change in benefit obligation
Benefit obligation at beginning of year	$463.6	$452.4	$38.6	$38.8
Service cost	0.2	0.2	–	–
Interest cost	16.9	20.2	1.4	1.6
Plan amendments, curtailments, and settlements	(2.4)	(29.5)	–	–
Actuarial (gain) / loss	(10.9)	50.4	(1.6)	0.8
Benefits paid	(21.3)	(25.8)	(4.9)	(4.3)
Other(1)	(0.6)	(4.3)	1.6	1.7
Benefit obligation at end of year	445.5	463.6	35.1	38.6
Change in plan assets
Fair value of plan assets at beginning of period	359.9	356.9	–	–
Actual return on plan assets	(12.3)	28.5	–	–
Employer contributions	12.8	33.7	3.3	2.5
Plan settlements	(1.1)	(29.3)	–	–
Benefits paid	(21.3)	(25.8)	(4.9)	(4.3)
Other(1)	(0.1)	(4.1)	1.6	1.8
Fair value of plan assets at end of period	337.9	359.9	–	–
Funded status at end of year(2)(3)	$(107.6)	$(103.7)	$(35.1)	$(38.6)

(1)	Consists of the following: plan participants’ contributions and currency translation adjustments.
(2)	These amounts were recognized as liabilities in the Consolidated Balance Sheet at December 31, 2015 and 2014.
(3)	Company assets of $85.9 million and $91.0 million as of December 31, 2015 and December 31, 2014, respectively, related to the non-qualified U.S. executive retirement plan obligation are not included in plan assets but related liabilities are in the benefit obligation.
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During 2015, the Company entered into a buy-in/buy-out transaction in Germany with an insurance company that is expected to result in a full buy-out of the related pension plan in 2016. This contract did not meet the settlement requirements in ASC 715, Compensation — Retirement Benefits as of the year ended December 31, 2015 and resulted in a $1.2 million actuarial loss that is included in the net actuarial gain of $10.9 million as of December 31, 2015, as the plan’s pension liabilities were valued at their buy-in value basis.

The accumulated benefit obligation for all defined benefit pension plans was $445.5 million and $463.1 million, at December 31, 2015 and 2014, respectively. Information for those defined benefit plans with an accumulated benefit obligation in excess of plan assets is as follows:

Defined Benefit Plans with an Accumulated Benefit Obligation in Excess of Plan Assets (dollars in millions)

	December 31,
	2015	2014
Projected benefit obligation	$439.3	$463.6
Accumulated benefit obligation	439.3	463.1
Fair value of plan assets	331.7	359.9

The net periodic benefit cost and other amounts recognized in AOCI consisted of the following:

Net Periodic Benefit Costs and Other Amounts (dollars in millions)

	Retirement Benefits			Post-Retirement Benefits
	2015	2014	2013	2015	2014	2013
Service cost	$0.2	$0.2	$0.5	$–	$–	$0.1
Interest cost	16.9	20.2	17.8	1.4	1.6	1.6
Expected return on plan assets	(20.1)	(20.8)	(18.9)	–	–	–
Amortization of prior service cost	–	–	–	(0.5)	(0.5)	(0.6)
Amortization of net loss/(gain)	2.6	7.5	1.0	(0.3)	(0.7)	(0.2)
Settlement and curtailment (gain)/loss	–	2.9	0.2	–	–	(0.3)
Net periodic benefit cost (credit)	(0.4)	10.0	0.6	0.6	0.4	0.6
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Net loss / (gain)	20.9	42.6	(17.1)	(1.5)	1.0	(2.5)
Amortization, settlement or curtailment recognition of net (loss) / gain	(2.6)	(10.4)	(1.1)	0.3	0.7	0.1
Amortization, settlement or curtailment recognition of prior service credit	–	–	–	0.5	0.5	1.4
Total recognized in OCI	18.3	32.2	(18.2)	(0.7)	2.2	(1.0)
Total recognized in net periodic benefit cost and OCI	$17.9	$42.2	$(17.6)	$(0.1)	$2.6	$(0.4)

The amounts recognized in AOCI during the year ended December 31, 2015 were net losses (before taxes) of $18.3 million for retirement benefits. The net losses (before taxes) include losses of $39.5 million, netted by gains of $18.6 million. The losses include asset losses of $32.4 million, demographic experience losses of $3.4 million; losses of $2.5 million due to the US retirement benefit plans’ interest crediting rate’s 25 basis points increase to 2.75% at December 31, 2015, and the actuarial loss related to the German plan buy-in transaction of $1.2 million. The gains were primarily driven by the impacts of the 25 basis point increase in the U.S. benefit plans’ discount rate from 3.75% to 4.00% at December 31, 2015 resulting in a gain of $11.9 million, and the adoption of the new Society of Actuaries’ improvement scale MP-2015 for the U.S. benefit plans resulting in a gain of $6.0 million. The estimated net loss for CIT’s retirement benefits that will be amortized from AOCI into net periodic benefit cost over the next fiscal year is $2.7 million.

The post retirement AOCI net gains (before taxes) of $0.7 million during the year ended December 31, 2015 include gains of $2.5 million, netted by losses of $0.9 million. The gains were primarily driven by the impacts of the updated healthcare assumptions of $1.1 million and the 25 basis points increase in the post retirement plans’ discount rate from 3.75% to

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4.00% at December 31, 2015 resulting in a gain of $1.0 million. The losses were primarily driven by actuarial losses on benefit payments. The estimated prior service credit and net gain for CIT’s post-retirement benefits that will be amortized from AOCI into net periodic benefit cost over the next fiscal year is $0.5 million and $0.8 million, respectively.

The amounts recognized in AOCI during the year ended December 31, 2014 were net losses (before taxes) of $32.2 million for retirement benefits. Changes in assumptions, primarily the discount rate and mortality tables, accounted for $46.8 million of the overall net retirement benefits AOCI losses. The discount rate for the Plan and the Supplemental Plan decreased 100 basis points to 3.75% at December 31, 2014, and the rate for the executive retirement plan decreased 75 basis points to 3.75% at December 31, 2014. This decline in the discount rate accounted for $33.5 million of the net AOCI loss for retirement benefits. Additionally, the adoption of the new Society of Actuaries’ mortality table and improvement scale RP-2014/SP-2014 resulted in an increase in retirement benefit obligations of $10.2 million. Partially offsetting these losses were the settlement of the U.K. pension scheme, which resulted in $8.0 million of loss amortization and settlement charges recorded during 2014, and U.S. asset gains of $7.7 million. The postretirement AOCI net losses (before taxes) of $2.2 million during the year ended December 31, 2014 were primarily driven by a 75 basis point decrease in the U.S. postretirement plan discount rate from 4.50% at December 31, 2013 to 3.75% at December 31, 2014.

The amounts recognized in AOCI during the year ended December 31, 2013 were net gains (before taxes) of $18.2 million for retirement benefits. The net retirement benefits AOCI gains were primarily driven by a reduction in benefit obligations of $17.1 million resulting from changes in assumptions. The discount rate for the U.S. pension and postretirement plans increased by 100 basis points from 3.75% at December 31, 2012 to 4.75% at December 31, 2013 and accounted for the majority of the AOCI gains arising from assumption changes.

The postretirement AOCI net gains (before taxes) of $1.0 million during the year ended December 31, 2013 were primarily driven by a 75 basis point increase in the discount rate from 3.75% at December 31, 2012 to 4.50% at December 31, 2013.

Assumptions

Discount rate assumptions used for pension and post-retirement benefit plan accounting reflect prevailing rates available on high-quality, fixed-income debt instruments with maturities that match the benefit obligation. The rate of compensation used in the actuarial model is based upon the Company’s long-term plans for any increases, taking into account both market data and historical increases.

Expected long-term rate of return assumptions on assets are based on projected asset allocation and historical and expected future returns for each asset class. Independent analysis of historical and projected asset returns, inflation, and interest rates are provided by the Company’s investment consultants and actuaries as part of the Company’s assumptions process.

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The weighted average assumptions used in the measurement of benefit obligations are as follows:

Weighted Average Assumptions

	Retirement Benefits		Post-Retirement Benefits
	2015	2014	2015	2014
Discount rate	3.97%	3.74%	3.99%	3.74%
Rate of compensation increases	–	0.09%	(1)	(1)
Health care cost trend rate
Pre-65	(1)	(1)	6.70%	7.20%
Post-65	(1)	(1)	8.20%	7.30%
Ultimate health care cost trend rate	(1)	(1)	4.50%	4.50%
Year ultimate reached	(1)	(1)	2037	2029

The weighted average assumptions used to determine net periodic benefit costs are as follows:

Weighted Average Assumptions

	Retirement Benefits		Post-Retirement Benefits
	2015	2014	2015	2014
Discount rate	3.74%	4.58%	3.74%	4.50%
Expected long-term return on plan assets	5.75%	5.74%	(1)	(1)
Rate of compensation increases	0.09%	3.03%	(1)	(1)

Healthcare rate trends have a significant effect on healthcare plan costs. The Company uses both external and historical data to determine healthcare rate trends. An increase (decrease) of one-percentage point in assumed healthcare rate trends would increase (decrease) the postretirement benefit obligation by $0.8 million and ($0.7 million), respectively. The service and interest cost are not material.

Plan Assets

CIT maintains a “Statement of Investment Policies and Objectives” which specifies guidelines for the investment, supervision and monitoring of pension assets in order to manage the Company’s objective of ensuring sufficient funds to finance future retirement benefits. The asset allocation policy allows assets to be invested between 15% to 35% in Equities, 35% to 65% in Fixed-Income, 15% to 25% in Global Asset Allocation, and 5% to 10% in Alternative Investments. The asset allocation follows a Liability Driven Investing (“LDI”) strategy. The objective of LDI is to allocate assets in a manner that their movement will more closely track the movement in the benefit liability. The policy provides specific guidance on asset class objectives, fund manager guidelines and identification of prohibited and restricted transactions. It is reviewed periodically by the Company’s Investment Committee and external investment consultants.

Members of the Investment Committee are appointed by the Chief Executive Officer and include the Chief Financial Officer as the committee Chairman, and other senior executives.

There were no direct investments in equity securities of CIT or its subsidiaries included in pension plan assets in any of the years presented.

Plan investments are stated at fair value. Common stock traded on security exchanges as well as mutual funds and exchange traded funds are valued at closing market prices; when no trades are reported, they are valued at the most recent bid quotation (Level 1). Investments in Common Collective Trusts and Short Term Investment Funds are carried at fair value based upon net asset value (“NAV”) (Level 2). Funds that invest in alternative assets that do not have quoted market prices are valued at estimated fair value based on capital and financial statements received from fund managers (Level 3). Given the valuation of Level 3 assets is dependent upon assumptions and expectations, management, with the assistance of third party experts, periodically assesses the controls and governance employed by the investment firms that manage Level 3 assets.

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The tables below set forth asset fair value measurements.

Fair Value Measurements (dollars in millions)

December 31, 2015	Level 1	Level 2	Level 3	Total Fair Value
Cash	$1.7	$–	$–	$1.7
Mutual Fund	67.9	–	–	67.9
Common Collective Trust	–	183.1	–	183.1
Common Stock	19.7	–	–	19.7
Exchange Traded Funds	24.6	–	–	24.6
Short Term Investment Fund	–	1.7	–	1.7
Partnership	–	–	7.7	7.7
Hedge Fund	–	–	25.3	25.3
Insurance Contracts	–	–	6.2	6.2
	$113.9	$184.8	$39.2	$337.9
December 31, 2014
Cash	$5.8	$–	$–	$5.8
Mutual Fund	72.0	–	–	72.0
Common Collective Trust	–	200.1	–	200.1
Common Stock	19.6	–	–	19.6
Exchange Traded Funds	25.7	–	–	25.7
Short Term Investment Fund	–	1.5	–	1.5
Partnership	–	–	9.7	9.7
Hedge Fund	–	–	25.5	25.5
	$123.1	$201.6	$35.2	$359.9

The table below sets forth changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2015:

Fair Value of Level 3 Assets (dollars in millions)

	Total	Partnership	Hedge Funds	Insurance Contracts
December 31, 2014	$35.2	$9.7	$25.5	$–
Realized and Unrealized losses	(2.2)	(2.0)	(0.2)	–
Purchases, sales, and settlements, net	6.2	–	–	6.2
December 31, 2015	$39.2	$7.7	$25.3	$6.2
Change in Unrealized Losses for Investments still held at December 31, 2015	$(2.2)	$(2.0)	$(0.2)	$–

Contributions

The Company’s policy is to make contributions so that they exceed the minimum required by laws and regulations, are consistent with the Company’s objective of ensuring sufficient funds to finance future retirement benefits and are tax deductible. CIT currently does not expect to have a required minimum contribution to the U.S. Retirement Plan during 2016. For all other plans, CIT currently expects to contribute $9.0 million during 2016.

Estimated Future Benefit Payments

The following table depicts benefits projected to be paid from plan assets or from the Company’s general assets calculated using current actuarial assumptions. Actual benefit payments may differ from projected benefit payments.

Projected Benefits (dollars in millions)

For the years ended December 31,	Retirement Benefits	Gross Postretirement Benefits	Medicare Subsidy
2016	$26.0	$3.0	$0.3
2017	25.8	2.9	0.3
2018	25.9	2.9	0.3
2019	26.4	2.8	0.3
2020	28.6	2.7	0.4
2021-2025	138.4	12.0	0.8
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Savings Incentive Plan

CIT has a number of defined contribution retirement plans covering certain of its U.S. and non-U.S. employees designed in accordance with conditions and practices in the respective countries. The U.S. plan, which qualifies under section 401(k) of the Internal Revenue Code, is the largest and accounts for 88% of the Company’s total defined contribution retirement expense for the year ended December 31, 2015. Generally, employees may contribute a portion of their eligible compensation, as defined, subject to regulatory limits and plan provisions, and the Company matches these contributions up to a threshold. During 2015, the Board of Directors of the Company approved amendments to reduce the Company match on eligible contributions effective January 1, 2016. Participants are also eligible for an additional discretionary company contribution. The cost of these plans totaled $19.0 million, $21.6 million and $24.9 million for the years ended December 31, 2015, 2014, and 2013, respectively.

Stock-Based Compensation

In December 2009, the Company adopted the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “LTIP”), which provides for grants of stock-based awards to employees, executive officers and directors, and replaced the Predecessor CIT Group Inc. Long-Term Incentive Plan (the “Prior Plan”). The number of shares of common stock that may be issued for all purposes under the LTIP is 10,526,316. Currently under the LTIP, the issued and unvested awards consists mainly of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”).

Compensation expense related to equity-based awards are measured and recorded in accordance with ASC 718, Stock Compensation. The fair value of RSUs and PSUs are based on the fair market value of CIT’s common stock on the date of grant. Compensation expense is recognized over the vesting period (requisite service period), which is generally three years for restricted stock/units, under the graded vesting method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. Compensation expenses for PSUs that cliff vest are recognized over the vesting period, which is generally three years, and on a straight-line basis.

Operating expenses includes $72.9 million of compensation expense related to equity-based awards granted to employees or members of the Board of Directors for the year ended December 31, 2015, including $72.6 million related to restricted and retention stock and unit awards and the remaining related to stock purchases. Compensation expense related to equity-based awards included $48.8 million in 2014 and $52.5 million in 2013. Total unrecognized compensation cost related to nonvested awards was $27.4 million at December 31, 2015. That cost is expected to be recognized over a weighted average period of 1.5 years.

Employee Stock Purchase Plan

In December 2010, the Company adopted the CIT Group Inc. 2011 Employee Stock Purchase Plan (the “ESPP”), which was approved by shareholders in May 2011. Eligibility for participation in the ESPP includes employees of CIT and its participating subsidiaries who are customarily employed for at least 25 hours per week, except that any employees designated as highly compensated are not eligible to participate in the ESPP. The ESPP is available to employees in the United States and to certain international employees. Under the ESPP, CIT is authorized to issue up to 2,000,000 shares of common stock to eligible employees. Eligible employees can choose to have between 1% and 10% of their base salary withheld to purchase shares quarterly, at a purchase price equal to 85% of the fair market value of CIT common stock on the last business day of the quarterly offering period. The amount of common stock that may be purchased by a participant through the ESPP is generally limited to $25,000 per year. A total of 46,770, 31,497 and 25,490 shares were purchased under the plan in 2015, 2014 and 2013, respectively.

Restricted Stock Units and Performance Stock Units

Under the LTIP, RSUs and PSUs are awarded at no cost to the recipient upon grant. RSUs are generally granted annually at the discretion of the Company, but may also be granted during the year to new hires or for retention or other purposes.

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RSUs granted to employees and members of the Board during 2015 and 2014 generally were scheduled to vest either one third per year for three years or 100% after three years. During 2015, retention RSUs scheduled to vest 100% after nine months were granted to certain key employees in connection with the acquisition of OneWest Bank. Beginning in 2014, RSUs granted to employees were also subject to performance-based vesting based on the Company’s pre-tax income results. A limited number of vested stock awards are scheduled to remain subject to transfer restrictions through the first anniversary of the grant date for members of the Board who elected to receive stock in lieu of cash compensation for their retainer. Certain RSUs granted to directors, and in limited instances to employees, are designed to settle in cash and are accounted for as “liability” awards as prescribed by ASC 718. The values of these cash-settled RSUs are re-measured at the end of each reporting period until the award is settled.

The Company awarded two forms of PSUs to certain senior executives during 2015, versus one form during 2014. The first form of 2015 PSUs, “2015 PSUs-ROA/EPS,” are broadly similar to the design on the 2014 PSU awards, which may be earned at the end of a three-year performance period from 0% to 150% of target based on performance against two pre-established performance measures: fully diluted EPS (weighted 75%) and pre-tax ROA (weighted 25%). The second form of 2015 PSUs, “2015 PSUs-ROTCE,” are earned in each year during a three-year performance period from 0% to a maximum of 150% of target based on pre-tax ROTC as follows: (1) one-third based on the pre-tax ROTCE for the first year of the performance period; (2) one-third based on the average pre-tax ROTCE for the first two years of the performance period; and (3) one-third based on the three-year average ROTCE during the performance period. Performance measures have a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved, then no portion of the PSU target will be payable. Achievement against either performance measures is calculated independently of the other performance measure and each measure is weighted equally.

The fair value of restricted stock and RSUs that vested and settled in stock during 2015, 2014 and 2013 was $56.2 million, $42.8 million and $38.6 million, respectively. The fair value of RSUs that vested and settled in cash during 2015, 2014 and 2013 was $0.2 million, $0.2 million and $0.4 million, respectively.

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The following tables summarize restricted stock and RSU activity for 2015 and 2014:

Stock and Cash — Settled Awards Outstanding

	Stock-Settled Awards		Cash-Settled Awards
December 31, 2015	Number of Shares	Weighted Average Grant Date Value	Number of Shares	Weighted Average Grant Date Value
Unvested at beginning of period	2,268,484	$44.22	6,353	$41.99
Vested / unsettled awards at beginning of period	25,255	40.38	1,082	39.05
PSUs – granted to employees	445,020	45.88	–	–
PSUs – incremental for performance above 2012-14 targets	102,881	45.88	–	–
RSUs – granted to employees	2,001,931	45.36	–	–
RSUs – granted to directors	28,216	46.22	6,166	46.42
Forfeited / cancelled	(173,903)	45.30	–	–
Vested / settled awards	(1,273,961)	42.50	(3,978)	40.85
Vested / unsettled awards	(39,626)	40.46	–	–
Unvested at end of period	3,384,297	$45.55	9,623	$44.97
December 31, 2014
Unvested at beginning of period	2,219,463	$41.51	5,508	$41.93
Vested / unsettled Stock Salary at beginning of period	15,066	41.46	2,165	39.05
PSUs – granted to employees	138,685	47.77	–	–
RSUs – granted to employees	905,674	47.71	–	–
RSUs – granted to directors	35,683	43.07	4,046	42.01
Forfeited / cancelled	(107,445)	43.87	–	–
Vested / settled awards	(913,387)	41.70	(4,284)	41.20
Vested / unsettled Stock Salary Awards	(25,255)	40.38	(1,082)	39.05
Unvested at end of period	2,268,484	$44.22	6,353	$41.99

NOTE 21 — COMMITMENTS

The accompanying table summarizes credit-related commitments, as well as purchase and funding commitments:

Commitments (dollars in millions)

	December 31, 2015
	Due to Expire			December 31, 2014
	Within One Year	After One Year	Total Outstanding	Total Outstanding
Financing Commitments
Financing assets	$1,646.3	5,739.3	$7,385.6	$4,747.9
Letters of credit
Standby letters of credit	38.2	277.1	315.3	360.1
Other letters of credit	18.3	–	18.3	28.3
Guarantees
Deferred purchase agreements	1,806.5	–	1,806.5	1,854.4
Guarantees, acceptances and other recourse obligations	0.7	–	0.7	2.8
Purchase and Funding Commitments
Aerospace purchase commitments	448.7	9,169.4	9,618.1	10,820.4
Rail and other purchase commitments	747.1	151.1	898.2	1,323.2

Financing Commitments

Commercial

Financing commitments, referred to as loan commitments or lines of credit, reflect CIT’s agreements to lend to its customers, subject to the customers’ compliance with contractual obligations. Included in the table above are commitments that have been extended to and accepted by customers, clients or agents, but on which the criteria for funding have not been completed of $859 million at December 31, 2015 and $355 million at December 31, 2014.

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Financing commitments also include credit line agreements to Business Capital clients that are cancellable by us only after a notice period. The notice period is typically 90 days or less. The amount available under these credit lines, net of the amount of receivables assigned to us, was $406 million at December 31, 2015 and $112 million at December 31, 2014. As financing commitments may not be fully drawn, may expire unused, may be reduced or cancelled at the customer’s request, and may require the customer to be in compliance with certain conditions, total commitment amounts do not necessarily reflect actual future cash flow requirements.

The table above includes approximately $1.7 billion of undrawn financing commitments at December 31, 2015 and $1.3 billion at December 31, 2014 for instances where the customer is not in compliance with contractual obligations, and therefore CIT does not have the contractual obligation to lend.

At December 31, 2015, substantially all undrawn financing commitments were senior facilities. Most of the Company’s undrawn and available financing commitments are in the Commercial Banking segment. The OneWest Transaction added over $1 billion of commercial lines of credit.

The table above excludes uncommitted revolving credit facilities extended by Business Capital to its clients for working capital purposes. In connection with these facilities, Business Capital has the sole discretion throughout the duration of these facilities to determine the amount of credit that may be made available to its clients at any time and whether to honor any specific advance requests made by its clients under these credit facilities.

Consumer

Financing commitments in the table above include $50 million associated with discontinued operations at December 31, 2015, consisting of HECM reverse mortgage loan commitments.

In conjunction with the OneWest Transaction, the Company is committed to fund draws on certain reverse mortgages in conjunction with loss sharing agreements with the FDIC. The FDIC agreed to indemnify the Company for losses on the first $200 million of draws that occur subsequent to the purchase date. In addition, the FDIC agreed to fund any other draws in excess of the $200 million. The Company’s net exposure for loan commitments on the reverse mortgage draws on those purchased loans was $48 million at December 31, 2015. See Note 5 — Indemnification Assets for further discussion on loss sharing agreements with the FDIC. In addition, as servicer of HECM loans, the Company is required to repurchase the loan out of the GNMA HMBS securitization pools once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount.

Also included was the Company’s commitment to fund draws on certain home equity lines of credit (“HELOCs”). Under the HELOC participation and servicing agreement entered into with the FDIC, the FDIC agreed to reimburse the Company for a portion of the draws that the Company made on the purchased HELOCs.

Letters of Credit

In the normal course of meeting the needs of clients, CIT sometimes enters into agreements to provide financing and letters of credit. Standby letters of credit obligate the issuer of the letter of credit to pay the beneficiary if a client on whose behalf the letter of credit was issued does not meet its obligation. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral and in some cases additional forms of credit support from the client.

Deferred Purchase Agreements

A Deferred Purchase Agreement (“DPA”) is provided in conjunction with factoring, whereby CIT provides a client with credit protection for trade receivables without purchasing the receivables. The trade receivable terms are generally ninety days or less. If the client’s customer is unable to pay an undisputed receivable solely as the result of credit risk, then CIT purchases the receivable from the client. The outstanding amount in the table above is the maximum potential exposure that CIT would be required to pay under all DPAs. This maximum amount would only occur if all receivables subject to DPAs default in the manner described above, thereby requiring CIT to purchase all such receivables from the DPA clients.

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The table above includes $1,720 million and $1,775 million of DPA credit protection at December 31, 2015 and December 31, 2014, respectively, related to receivables which have been presented to us for credit protection after shipment of goods has occurred and the customer has been invoiced. The table also includes $87 million and $79 million available under DPA credit line agreements, net of the amount of DPA credit protection provided at December 31, 2015 and December 31, 2014, respectively. The DPA credit line agreements specify a contractually committed amount of DPA credit protection and are cancellable by us only after a notice period. The notice period is typically 90 days or less.

The methodology used to determine the DPA liability is similar to the methodology used to determine the allowance for loan losses associated with the finance receivables, which reflects embedded losses based on various factors, including expected losses reflecting the Company’s internal customer and facility credit ratings. The liability recorded in Other Liabilities related to the DPAs totaled $4.4 million and $5.2 million at December 31, 2015 and December 31, 2014, respectively.

Purchase and Funding Commitments

CIT’s purchase commitments relate primarily to purchases of commercial aircraft and rail equipment. Commitments to purchase new commercial aircraft are predominantly with Airbus Industries (“Airbus”) and The Boeing Company (“Boeing”). CIT may also commit to purchase an aircraft directly from an airline. Aerospace equipment purchases are contracted for specific models, using baseline aircraft specifications at fixed prices, which reflect discounts from fair market purchase prices prevailing at the time of commitment. The delivery price of an aircraft may change depending on final specifications. Equipment purchases are recorded at the delivery date. The estimated commitment amounts in the preceding table are based on contracted purchase prices reduced for pre-delivery payments to date and exclude buyer furnished equipment selected by the lessee. Pursuant to existing contractual commitments, 139 aircraft remain to be purchased from Airbus, Boeing and Embraer at December 31, 2015. Aircraft deliveries are scheduled periodically through 2020. Commitments exclude unexercised options to order additional aircraft.

The Company’s rail business entered into commitments to purchase railcars from multiple manufacturers. At December 31, 2015, approximately 6,800 railcars remain to be purchased from manufacturers with deliveries through 2018. Rail equipment purchase commitments are at fixed prices subject to price increases for certain materials.

Other vendor purchase commitments primarily relate to Equipment Finance.

Other Commitments

The Company has commitments to invest in affordable housing investments, and other investments qualifying for community reinvestment tax credits. These commitments are payable on demand. As of December 31, 2015, these commitments were $15.7 million. These commitments are recorded in accrued expenses and Other liabilities.

In addition, as servicer of HECM loans, the Company is required to repurchase loans out of the GNMA HMBS securitization pools once the outstanding principal balance is equal to or greater than 98% of the maximum claim amount. Refer to Note 3 — Loans for further detail regarding the purchased HECM loans due to this servicer obligation.

NOTE 22 — CONTINGENCIES

Litigation

CIT is involved, and from time to time in the future may be involved, in a number of pending and threatened judicial, regulatory, and arbitration proceedings relating to matters that arise in connection with the conduct of its business (collectively, “Litigation”). In view of the inherent difficulty of predicting the outcome of Litigation matters, particularly when such matters are in their early stages or where the claimants seek indeterminate damages, CIT cannot state with confidence what the eventual outcome of the pending Litigation will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines, or penalties related to each pending matter will be, if any. In accordance with applicable accounting guidance, CIT establishes reserves for Litigation when those matters present loss contingencies as to which it is both probable that a loss will occur and the amount of such loss can be reasonably estimated. Based on currently available information, CIT believes that the results of Litigation that is currently pending, taken together, will not have a material adverse effect on the Company’s financial condition, but may be material to the Company’s operating results or cash flows for any particular period, depending in part on its operating results for that period. The actual results of resolving such matters may be substantially higher than the amounts reserved.

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For certain Litigation matters in which the Company is involved, the Company is able to estimate a range of reasonably possible losses in excess of established reserves and insurance. For other matters for which a loss is probable or reasonably possible, such an estimate cannot be determined. For Litigation where losses are reasonably possible, management currently estimates the aggregate range of reasonably possible losses as up to $185 million in excess of established reserves and insurance related to those matters, if any. This estimate represents reasonably possible losses (in excess of established reserves and insurance) over the life of such Litigation, which may span a currently indeterminable number of years, and is based on information currently available as of December 31, 2015. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from this estimate.

Those Litigation matters for which an estimate is not reasonably possible or as to which a loss does not appear to be reasonably possible, based on current information, are not included within this estimated range and, therefore, this estimated range does not represent the Company’s maximum loss exposure.

The foregoing statements about CIT’s Litigation are based on the Company’s judgments, assumptions, and estimates and are necessarily subjective and uncertain. The Company has several hundred threatened and pending judicial, regulatory and arbitration proceedings at various stages. Several of the Company’s Litigation matters are described below.

LAC-MEGANTIC, QUEBEC DERAILMENT

On July 6, 2013, a freight train including five locomotives and seventy-two tank cars carrying crude oil derailed in the town of Lac-Mégantic, Quebec. Nine of the tank cars were owned by The CIT Group/Equipment Financing, Inc. (“CIT/EF”) (a wholly-owned subsidiary of the Company) and leased to Western Petroleum Company (“WPC”), a subsidiary of World Fuel Services Corp. (“WFS”). Two of the locomotives were owned by CIT/EF and leased to Montreal, Maine & Atlantic Railway, Ltd. (“MMA”), a subsidiary of Rail World, Inc., the railroad operating the freight train at the time of the derailment.

The derailment was followed by explosions and fire, which resulted in the deaths of over forty people and an unknown number of injuries, the destruction of more than thirty buildings in Lac-Mégantic, and the release of crude oil on land and into the Chaudière River. The extent of the property and environmental damage has not yet been determined. Twenty lawsuits were filed in Illinois by representatives of the deceased in connection with the derailment. The Company was named as a defendant in seven of the Illinois lawsuits, together with 13 other defendants, including WPC, MMA (who was dismissed without prejudice as a result of its chapter 11 bankruptcy filing on August 7, 2013), and the lessors of the other locomotives and tank cars. Liability could be joint and several among some or all of the defendants. All but two of these cases were consolidated in the U.S. District Court in the Northern District of Illinois and transferred to the U.S. District Court in Maine. The Company was named as an additional defendant in a class action in the Superior Court of Quebec, Canada.

The plaintiffs in the U.S. and Canadian actions asserted claims of negligence and strict liability based upon alleged design defect against the Company in connection with the CIT/EF tank cars. The Company has rights of indemnification and defense against its lessees, WPC and MMA (a debtor in bankruptcy), and also has rights as an additional insured under liability coverage maintained by the lessees. On July 28, 2014, the Company commenced a lawsuit against WPC in the U.S. District Court in the District of Minnesota to enforce its rights of indemnification and defense. In addition to its indemnification and insurance rights against its lessees, the Company and its subsidiaries maintained contingent and general liability insurance for claims of this nature.

The Lac-Mégantic derailment triggered a number of regulatory investigations and actions. The Transportation Safety Board of Canada issued its final report on the cause(s) of the derailment in September 2014. In addition, Quebec’s Environment Ministry has issued an order to WFS, WPC, MMA, and Canadian Pacific Railway (which allegedly subcontracted with MMA) to pay for the full cost of environmental clean-up and damage assessment related to the derailment.

Effective on November 4, 2015, the Company settled all claims that have been or could be asserted in the various pending lawsuits with MMA’s U.S. bankruptcy trustee and the Canadian bankruptcy monitor. In addition, the Company settled its indemnification claims against the lessees. The settlements, net of insurance and indemnification recoveries and existing reserves were not material.

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BRAZILIAN TAX MATTERS

Banco Commercial Investment Trust do Brasil S.A. (“Banco CIT”), CIT’s Brazilian bank subsidiary, was sold in a stock sale in the fourth quarter of 2015, thereby transferring the legal liabilities of Banco CIT to the buyer. Under the terms of the stock sale, CIT remains liable for indemnification to the buyer for any losses resulting from certain tax appeals relating to disputed local tax assessments on leasing services and importation of equipment (the “ICMS Tax Appeals”).

ICMS Tax Appeals

Notices of infraction were received relating to the payment of Imposto sobre Circulaco de Mercadorias e Servicos (“ICMS”) taxes charged by states in connection with the importation of equipment. The state of São Paulo claims that Banco CIT should have paid it ICMS tax for tax years 2006 – 2009 because Banco CIT, the purchaser, was located in São Paulo. Instead, Banco CIT paid ICMS tax to the states of Espirito Santo where the imported equipment arrived. A regulation issued by São Paulo in December 2013 reaffirms a 2009 agreement by São Paulo to conditionally recognize ICMS tax payments made to Espirito Santo. One of the pending notices of infraction against Banco CIT related to taxes paid to Espirito Santo was extinguished in May 2014. Another assessment related to taxes paid to Espirito Santo in the amount of 71.1 million Reais ($18.0 million) was upheld in a ruling issued by the administrative court in May 2014. That ruling has been appealed. Another assessment related to taxes paid to Espirito Santo in the amount of 5.8 million Reais ($1.5 million) is pending. Petitions seeking recognition of the taxes paid to Espirito Santo have been filed in a general amnesty program. The amounts claimed by São Paulo collectively for open ICMS tax assessments and penalties are approximately 76.9 million Reais ($19.4 million) for goods imported into the state of Espirito Santo from 2006 – 2009.

ISS Tax Appeals

Notices of infraction were received relating to the payment of Imposto sobre Serviços (“ISS”), charged by municipalities in connection with services. The Brazilian municipalities of Itu and Cascavel claim that Banco CIT should have paid them ISS tax on leasing services for tax years 2006 – 2011. Instead, Banco CIT paid the ISS tax to Barueri, the municipality in which it is domiciled in São Paulo, Brazil. The disputed issue is whether the ISS tax should be paid to the municipality in which the leasing company is located or the municipality in which the services were rendered or the customer is located. One of the pending ISS tax matters was resolved in favor of Banco CIT in April 2014. The amounts claimed by the taxing authorities of Itu and Cascavel collectively for open tax assessments and penalties are approximately 533,000 Reais (approximately $135,000). Favorable legal precedent in a similar tax appeal has been issued by Brazil’s highest court resolving the conflict between municipalities.

ICMS Tax Rate Appeal

A notice of infraction was received relating to São Paulo’s challenge of the ICMS tax rate paid by Banco CIT for tax years 2004 – 2007. São Paulo alleges that Banco CIT paid a lower rate of ICMS tax on imported equipment than was required (8.8% instead of 18%). Banco CIT challenged the notice of infraction and was partially successful based upon the type of equipment imported. Banco CIT has commenced a judicial proceeding challenging the unfavorable portion of the administrative ruling. The amount claimed by São Paulo for tax assessments and penalties is approximately 4 million Reais (approximately $1.0 million).

HUD OIG INVESTIGATION

In 2009, OneWest Bank acquired the reverse mortgage loan portfolio and related servicing rights of Financial Freedom Senior Funding Corporation, including HECM loans, from the FDIC as Receiver for IndyMac Federal Bank. HECM loans are insured by the Federal Housing Administration (“FHA”), administered by the Department of Housing and Urban Development (“HUD”). Subject to certain requirements, the loans acquired from the FDIC are covered by indemnification agreements. In addition, Financial Freedom is the servicer of HECM loans owned by the Federal National Mortgage Association (FNMA) and other third party investors. In the third and fourth quarters of 2015, HUD’s Office of Inspector General (“OIG”), served subpoenas on the Company regarding HECM loans. The subpoenas request documents and other information related to the servicing of HECM loans and the curtailment of interest payments on HECM loans. The Company is responding to the subpoenas and does not have sufficient information to make an assessment of the outcome or the impact of the HUD OIG investigation.

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Servicer Obligations

As a servicer of residential mortgage loans, the Company is exposed to contingent obligations for breaches of servicer obligations as set forth in industry regulations established by HUD and FHA and in servicing agreements with the applicable counterparties, such as Fannie Mae and other investors, which could include fees imposed for failure to comply with foreclosure timeframe requirements.

The Company has established reserves for contingent servicing-related liabilities associated with continuing operations. While the Company believes that such accrued liabilities are adequate, it is reasonably possible that such losses could ultimately exceed the Company’s liability for probable and reasonably estimable losses by up to approximately $5 million.

Indemnification Obligations

In connection with the OneWest acquisition, CIT assumed the obligation to indemnify Ocwen Loan Servicing, LLC (“Ocwen”) against certain claims that may arise from servicing errors which are deemed attributable to the period prior to June 2013, when OneWest sold its servicing business to Ocwen, such as repurchase demands, non-recoverable servicing advances and compensatory fees imposed by the GSEs for servicer delays in completing the foreclosure process within the prescribed timeframe established by the servicer guides or agreements. The Company’s indemnification obligations to Ocwen, exclusive of losses or repurchase obligations and certain Agency fees, are limited to an aggregate amount of $150.0 million and expire three years from closing (February 2017). Ocwen is responsible for liabilities arising from servicer obligations following the service transfer date because substantially all risks and rewards of ownership have been transferred, except for certain Agency fees or loan repurchase amounts on foreclosures completed on or before 90 days following the applicable transfer date. As of December 31, 2015, the cumulative indemnification obligation totaled approximately $47.0 million, which reduced the Company’s $150.0 million maximum potential indemnity obligation to Ocwen. Because of the uncertainty in the ultimate resolution and estimated amount of the indemnification obligation, it is reasonably possible that the obligation could exceed the Company’s recorded liability by up to approximately $15 million.

In addition, CIT assumed OneWest Bank’s obligations to indemnify Specialized Loan Servicing, LLC (“SLS”) against certain claims that may arise that are attributable to the period prior to September 2013, the servicing transfer date, when OneWest sold a portion of its servicing business to SLS, such as repurchase demands and non-recoverable servicing advances. SLS is responsible for substantially all liabilities arising from servicer obligations following the service transfer date.

NOTE 23 — LEASE COMMITMENTS

Lease Commitments

The following table presents future minimum rental payments under non-cancellable long-term lease agreements for premises and equipment at December 31, 2015:

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Future Minimum Rentals (dollars in millions)

Years Ended December 31,
2016	$56.6
2017	47.0
2018	44.7
2019	41.7
2020	35.2
Thereafter	80.0
Total	$305.2

 In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to escalation provisions. Minimum payments include $67.1 million ($14.1 million for 2016) which will be recorded against the facility exiting liability when paid and therefore will not be recorded as rental expense in future periods. Minimum payments have not been reduced by minimum sublease rentals of $60.3 million due in the future under non-cancellable subleases which will be recorded against the facility exiting liability when received. See Note 27 — “Severance and Facility Exiting Liabilities” for the liability related to closing facilities.

Rental expense for premises, net of sublease income (including restructuring charges from exiting office space), and equipment, was as follows. The 2015 balances include five months of activity related to OneWest Bank.

	Years Ended December 31,
(dollars in millions)	2015	2014	2013
Premises	$30.6	$20.1	$19.0
Equipment	6.4	3.4	3.0
Total	$37.0	$23.5	$22.0

NOTE 24 — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steven Mnuchin, a Director and Vice Chairman of CIT and CIT Bank and previously the Chairman and CEO of IMB and Chairman of OneWest Bank, is also Chairman, CEO, and principal owner of Dune Capital Management LP, a privately owned investment firm (“Dune Capital”). Through Dune Capital, Mr. Mnuchin owns or controls interests in several entities that have made various investments in the media and entertainment industry, including Ratpac-Dune Entertainment LLC, a film investment business (“Ratpac-Dune”) and Relativity Media LLC, a media production and distribution company (“Relativity”). CIT Bank was a lender and participant in a $300 million credit facility provided to Ratpac-Dune, which is led by Bank of America and was entered into prior to the OneWest Transaction. As of September 30, 2015, CIT Bank had a commitment in the facility of $17.8 million. CIT Bank sold its interest in the loan on October 14, 2015 and it is no longer a related party transaction.

On October 2, 2014, Mr. Mnuchin purchased certain classes of equity interests in and was appointed as co-chairman of the Board of Relativity Holdings LLC (“Relativity”). As a result, several revolving credit facilities and term loan facilities that previously existed among OneWest Bank and certain other banks, as lenders, and certain subsidiaries and affiliates of Relativity (the “Borrowers”), including one revolving credit facility that was increased in size after October 2, 2014, and certain deposits of the Borrowers with OneWest Bank, were considered to be related party transactions. Prior to October 2, 2014, James Wiatt, a director of both IMB and OneWest Bank, was also a director of Relativity. After Mr. Mnuchin joined the Board of Relativity on October 2, 2014, all subsequent actions between OneWest Bank and the Borrowers were approved by the full Board of OneWest Bank, excluding Mr. Mnuchin and Mr. Wiatt. As of December 31, 2015, the contractual loan commitments by CIT Bank, N.A. (formerly OneWest Bank) to the Borrowers was $39.9 million, of which $38.5 million was outstanding, and the deposit totaled $40.7 million. Effective as of May 29, 2015, Mr. Mnuchin ceased to be co-chairman of the Board of Relativity. Relativity filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on July 30, 2015 seeking protection for itself and certain of its subsidiaries.

During the third quarter of 2015, Strategic Credit Partners Holdings LLC (the “JV”), a joint venture between CIT Group Inc. (“CIT”) and TPG Special Situations Partners (“TSSP”), was formed. The JV will extend credit in senior-secured, middle-market corporate term loans, and, in certain circumstances, be a participant to such loans. Participation could be in corporate loans originated by CIT. The JV may acquire other types of loans, such as subordinate corporate loans, second lien loans, revolving loans, asset backed loans and real estate loans. During the year ended December 31, 2015, loans of $70 million were sold to the joint venture, while our investment is $4.6 million at December 31, 2015. CIT also maintains an equity interest of 10% in the JV.

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During 2014, the Company formed two joint ventures (collectively “TC-CIT Aviation”) between CIT Aerospace and Century Tokyo Leasing Corporation (“CTL”). CIT records its net investment under the equity method of accounting. Under the terms of the agreements, TC-CIT Aviation will acquire commercial aircraft that will be leased to airlines around the globe. CIT Aerospace is responsible for arranging future aircraft acquisitions, negotiating leases, servicing the portfolio and administering the entities. Initially, CIT Aerospace sold 14 commercial aircraft to TC-CIT Aviation in transactions with an aggregate value of approximately $0.6 billion, including nine aircraft sold in 2014 and five aircraft sold in the first quarter of 2015 (these five aircraft were sold at an aggregate amount of $240 million). In addition to the initial 14 commercial aircraft, CIT sold 5 commercial aircraft with an aggregate value of $226 million in the year ended December 31, 2015. CIT also made and maintains a minority equity investment in TC-CIT Aviation in the amount of approximately $50 million. CTL made and maintains a majority equity interest in the joint venture and is a lender to the companies.

CIT invests in various trusts, partnerships, and limited liability corporations established in conjunction with structured financing transactions of equipment, power and infrastructure projects. CIT’s interests in these entities were entered into in the ordinary course of business. Other assets included approximately $224 million and $73 million at December 31, 2015 and December 31, 2014, respectively, of investments in non-consolidated entities relating to such transactions that are accounted for under the equity or cost methods.

The combination of investments in and loans to non-consolidated entities represents the Company’s maximum exposure to loss, as the Company does not provide guarantees or other forms of indemnification to non-consolidated entities.

As of December 31, 2015, a wholly-owned subsidiary of the Company subserviced loans for a related party with unpaid principal balances of $204.5 million.

NOTE 25 — BUSINESS SEGMENT INFORMATION

Management’s Policy in Identifying Reportable Segments

CIT’s reportable segments are comprised of divisions that are aggregated into segments primarily based upon industry categories, geography, target markets and customers served, and, to a lesser extent, the core competencies relating to product origination, distribution methods, operations and servicing and the nature of their regulatory environment. This segment reporting is consistent with the presentation of financial information to the Board of Directors and executive management.

Types of Products and Services

We made certain changes to our segments during 2015 to reflect the inclusion of OneWest Bank operations. North American Commercial Finance (“NACF”) was renamed North America Banking (“NAB”) and included the Commercial Real Estate, Commercial Banking and Consumer Banking divisions. We created a new segment, Legacy Consumer Mortgages (“LCM”), which included single-family residential mortgage (“SFR”) loans and reverse mortgage loans that were acquired as part of the OneWest Bank acquisition. Certain of the LCM loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses. These changes were presented in our originally filed annual Report on Form 10-K for the year ended December 31, 2015 (“Form 10-K”).

Effective January 1, 2016, we changed our segment reporting to reflect our reorganized management structure that we announced in December 2015. CIT manages its business and reports its financial results in four operating segments: Commercial Banking, Transportation Finance, Consumer and Community Banking, and Non-Strategic Portfolios (“NSP”), and a fifth non-operating segment, Corporate and Other.

The following summarizes changes to our segment presentation from the originally filed Form 10-K for the year ended December 31, 2015:

■	Commercial Banking (formerly North America Banking, or “NAB”) no longer includes the Consumer Banking division or the Canadian lending and equipment finance business. Commercial Banking is comprised of three divisions, Commercial Finance, Real Estate Finance, and Business Capital. Business Capital includes the former Equipment Finance and Commercial Services divisions.
■	Transportation Finance (formerly Transportation & International Finance or “TIF”) no longer includes the China and the U.K. businesses. Transportation Finance is comprised of three divisions, Aerospace, Rail, and Maritime Finance.
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■	Consumer and Community Banking is a new segment that includes Legacy Consumer Mortgages (the former LCM segment) and other banking divisions that were included in the former NAB segment (Consumer Banking, Mortgage Lending, Wealth Management and SBA Lending).
■	NSP includes businesses that we no longer consider strategic, including those in Canada, China and the recently exited U.K., that had been included in the former NAB and TIF segments. Historical data will also include other businesses and portfolios that have been sold, such as Mexico and Brazil.

All prior period comparisons are conformed to the current period presentation.

Commercial Banking provides a range of lending, leasing and deposit products, as well as ancillary products and services, including factoring, cash management and advisory services, to small and medium- sized companies. Revenue is generated from interest earned on loans, rents on equipment leased, fees and other revenue from lending and leasing activities, capital markets transactions and banking services, commissions earned on factoring and related activities, and to a lesser extent, interest and dividends on investments. Revenue is also generated from gains on asset sales. Commercial Banking is comprised of three divisions, Commercial Finance, Real Estate Finance, and Business Capital. Business Capital includes the former Equipment Finance and Commercial Services divisions.

Transportation Finance provides leasing and financing solutions to operators and suppliers in the global aviation and railcar industries, and also has a maritime business. The segment consists of three divisions: Aerospace (Commercial Air and Business Air), Rail, and Maritime Finance. Revenues generated primarily include rents collected on leased assets, interest on loans, fees, and gains from assets sold.

Consumer and Community Banking is a new segment that includes Legacy Consumer Mortgages (the former LCM segment) and other banking divisions that were included in the former NAB segment (Consumer Banking, Mortgage Lending, Wealth Management, and SBA Lending), which are grouped together for purposes of discussion as Other Consumer Banking. These were all businesses and portfolios acquired from OneWest Bank, therefore there are no prior year comparisons.

Other Consumer Banking offers mortgage loans, deposits and private banking services to its consumer customers. The division offers jumbo residential mortgage loans and conforming residential mortgage loans, primarily in Southern California. Mortgage loans are originated directly through leads generated from the retail branch network, private bankers, the commercial business units, as well as indirectly through institutional intermediaries. Mortgage lending includes product specialists, internal sales support and origination processing, structuring and closing. Retail banking is the primary deposit gathering business of CIT Bank and operates through 70 retail branches in Southern California and an online direct channel. We offer a broad range of deposit and lending products to meet the needs of our clients (both individuals and small businesses), including: checking, savings, certificates of deposit, residential mortgage loans, and fiduciary services. We also offer banking services to high net worth individuals and business owners. The division also originates qualified Small Business Administration (“SBA”) 504 loans (generally, the financing provides growing small businesses with long-term, fixed-rate financing for major fixed assets, such as land and building) and 7(a) (generally, for purchase/refinance of owner occupied commercial real estate, working capital, acquisition of inventory, machinery, equipment, furniture, and fixtures, the refinance of outstanding debt subject to any program guidelines, and acquisition of businesses, including partnership buyouts).

LCM holds the reverse mortgage and SFR mortgage portfolios acquired in the OneWest Transaction. Certain of these assets and related receivables include loss sharing arrangements with the FDIC, which will continue to reimburse CIT Bank, N.A. for certain losses realized due to foreclosure, short-sale, charge-offs or a restructuring of a single family residential mortgage loan pursuant to an agreed upon loan modification framework.

NSP includes businesses that we no longer consider strategic. Portfolios at December 31, 2015 include those in Canada and China, along with the U.K., which was sold in January 2016. These portfolios were previously included in the former NAB and TIF segments. Historic data will also include other businesses and portfolios that have been sold, such as Mexico, Brazil and Small Business Lending in the U.S. In conjunction with the closing of these transactions, we recognized a loss on sale, essentially all of which, $70 million pre-tax, was related to the recognition of CTA loss related to the Mexico and Brazil portfolios and the tax effect included in the provision for income taxes.

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On a limited basis, the remaining businesses offer equipment financing, secured lending and leasing and advisory services to small and middle-market businesses in China and Canada, all of which were included in assets held for sale at December 31, 2015.

Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate & Other. Some of the more significant items include interest income on investment securities, a portion of interest expense, primarily related to corporate liquidity costs (interest expense), mark-to-market adjustments on non-qualifying derivatives (Other Income), restructuring charges for severance and facilities exit activities (operating expenses), certain intangible asset amortization expenses (other expenses) and loss on debt extinguishments.

Segment Profit and Assets

In order to more accurately reflect segment results and improve segment reporting, the Company refined its operating expense and capital allocation methodologies during the first quarter of 2016. The refinements included, but are not limited to, changing the methodology of allocating indirect expense to a proportion methodology, based on the segment’s proportion of direct expenses to total direct expenses, from a method that was based on number of employees and assets of the segment. The result of the expense allocation refinements reduced the amount of operating expenses reflected in Corporate and Other for 2015 by $28 million and 2013 by $19 million, and increased the amount in 2014 by $11 million. The capital allocation methodology refinements now reflect allocations based on average earning asset levels in the segments, and did not change the amount allocated to the segments in total. The changes for 2015 and 2014 were not significant, while the 2013 allocation increased Commercial Banking interest expense by approximately $36 million, with offsetting decreases in Transportation Finance of $22 million and NSP of $14 million.

Management considered these as changes in segment performance measures to better reflect segment profitability for users of the financial information. All periods presented are conformed to the current allocation methodologies.

For the year ended December 31, 2015, amounts also include the acquired business activities of OneWest Bank for five months.

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Segment Pre-tax Income (Loss) (dollars in millions)

	Transportation Finance	Commercial Banking	Consumer and Community Banking	Non-Strategic Portfolios	Corporate & Other	Total CIT
For the year ended December 31, 2015
Interest income	$187.1	$904.2	$183.4	$184.9	$53.3	$1,512.9
Interest expense	(582.4)	(264.9)	(27.0)	(121.3)	(107.9)	(1,103.5)
Provision for credit losses	(14.5)	(131.0)	(8.7)	(6.3)	–	(160.5)
Rental income on operating leases	2,018.5	97.3	–	36.7	–	2,152.5
Other income	97.0	270.5	5.4	(97.0)	(56.4)	219.5
Depreciation on operating lease equipment	(558.1)	(71.6)	–	(10.8)	–	(640.5)
Maintenance and other operating lease expenses	(231.0)	–	–	–	–	(231.0)
Operating expenses / loss on debt extinguishment	(234.8)	(556.5)	(143.7)	(123.8)	(112.1)	(1,170.9)
Income (loss) from continuing operations before (provision) benefit for income taxes	$681.8	$248.0	$9.4	$(137.6)	$(223.1)	$578.5
Select Period End Balances
Loans	$3,542.1	$20,929.2	$7,200.4	$–	$–	$31,671.7
Credit balances of factoring clients	–	(1,344.0)	–	–	–	(1,344.0)
Assets held for sale	54.9	414.9	45.1	1,577.5	–	2,092.4
Operating lease equipment, net	16,358.0	259.0	–	–	–	16,617.0
For the year ended December 31, 2014
Interest income	$157.5	$758.9	$–	$295.9	$14.2	$1,226.5
Interest expense	(558.8)	(240.7)	–	(218.4)	(68.3)	(1,086.2)
Provision for credit losses	(5.5)	(63.5)	–	(30.9)	(0.2)	(100.1)
Rental income on operating leases	1,955.7	83.7	–	53.6	–	2,093.0
Other income	51.8	306.1	–	(27.8)	(24.7)	305.4
Depreciation on operating lease equipment	(516.9)	(70.0)	–	(28.8)	–	(615.7)
Maintenance and other operating lease expenses	(196.8)	–	–	–	–	(196.8)
Operating expenses / loss on debt extinguishment	(209.5)	(474.5)	–	(180.9)	(80.4)	(945.3)
Income (loss) from continuing operations before (provision) benefit for income taxes	$677.5	$300.0	$–	$(137.3)	$(159.4)	$680.8
Select Period End Balances
Loans	$2,933.2	$15,029.0	$–	$1,532.8	$–	$19,495.0
Credit balances of factoring clients	–	(1,622.1)	–	–	–	(1,622.1)
Assets held for sale	412.5	22.8	–	782.8	–	1,218.1
Operating lease equipment, net	14,664.8	221.8	–	43.8	–	14,930.4
For the year ended December 31, 2013
Interest income	$125.4	$733.7	$–	$381.6	$14.5	$1,255.2
Interest expense	(482.1)	(269.6)	–	(248.2)	(61.0)	(1,060.9)
Provision for credit losses	8.6	(42.9)	–	(30.7)	0.1	(64.9)
Rental income on operating leases	1,674.0	89.9	–	133.5	–	1,897.4
Other income	72.5	290.3	–	11.4	7.1	381.3
Depreciation on operating lease equipment	(426.6)	(63.8)	–	(50.2)	–	(540.6)
Maintenance and other operating lease costs	(163.0)	–	–	(0.1)	–	(163.1)
Operating expenses / loss on debt extinguishment	(178.1)	(456.7)	–	(261.7)	(73.7)	(970.2)
Income (loss) from continuing operations before (provisions) benefit for income taxes	$630.7	$280.9	$–	$(64.4)	$(113.0)	$734.2
Select Period End Balances
Loans	$1,767.4	$13,673.1	$–	$3,188.7	$–	$18,629.2
Credit balances of factoring clients	–	(1,336.1)	–	–	–	(1,336.1)
Assets held for sale	152.0	38.2	–	813.2	–	1,003.4
Operating lease equipment, net	12,771.8	215.1	–	48.5	–	13,035.4
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Geographic Information

The following table presents information by major geographic region based upon the location of the Company’s legal entities.

Geographic Region (dollars in millions)

		Total Assets(1)	Total Revenue from continuing operations	Income from continuing operations before benefit (provision) for income taxes	Income from continuing operations before attribution of noncontrolling interests
U.S.(1)	2015	$55,550.4	$2,565.3	$238.8	$808.7
	2014	$34,985.8	$2,174.3	$342.4	$740.9
	2013	$34,121.0	$2,201.7	$374.2	$354.6
Europe	2015	$8,390.9	$769.2	$149.0	$101.0
	2014	$7,950.5	$857.7	$161.2	$175.4
	2013	$7,679.6	$807.4	$167.3	$121.5
Other foreign(2) (3)	2015	$3,557.5	$550.4	$190.7	$157.2
	2014	$4,943.7	$592.9	$177.2	$162.4
	2013	$5,338.4	$524.8	$192.7	$174.2
Total consolidated	2015	$67,498.8	$3,884.9	$578.5	$1,066.9
	2014	$47,880.0	$3,624.9	$680.8	$1,078.7
	2013	$47,139.0	$3,533.9	$734.2	$650.3

(1)	Includes Assets of discontinued operation of $500.5 million at December 31, 2015, none at December 31, 2014 and $3,821.4 million at December 31, 2013.
(2)	Includes Canada region results which had income before income taxes of $131.9 million in 2015, and $72.6 million in 2014, and $79.5 million in 2013 and income before noncontrolling interest of $98.2 million in 2015, $57.4 million in 2014, and $69.2 million in 2013.
(3)	Includes Caribbean region results which had income before income taxes of $42.2 million in 2015, and $161.0 million in 2014, and $103.3 million in 2013 and income before noncontrolling interest of $48.9 million in 2015, $161.7 million in 2014, and $103.4 million in 2013.

NOTE 26 — GOODWILL AND INTANGIBLE ASSETS

The following table summarizes goodwill balances by segment. Total goodwill has not changed; however, goodwill balances allocated to the segments have been updated from amounts originally reported due to the changes to the segments as described in Note 25 – Business Segment Information.

Goodwill (dollars in millions)

	Transportation Finance	Commercial Banking	Consumer and Community Banking	Non-Strategic Portfolios	Total
December 31, 2013	$183.1	$122.5	$–	$29.0	$334.6
Additions, Other activity (1)	68.9	167.8	–	–	236.7
December 31, 2014	252.0	290.3	–	29.0	571.3
Additions (2)	–	288.8	374.2	–	663.0
Other activity (3)	(7.0)	–	–	(29.0)	(36.0)
December 31, 2015	$245.0	$579.1	$374.2	$–	$1,198.3

(1)	Includes adjustments related to purchase accounting and foreign exchange translation.
(2)	Includes measurement period adjustments related to the OneWest transaction, as described below.
(3)	Includes adjustments related to transfer to held for sale and foreign exchange translation.

The December 31, 2014 goodwill included amounts from CIT’s emergence from bankruptcy in 2009, and its 2014 acquisitions of Capital Direct Group and its subsidiaries (“Direct Capital”), and Nacco, an independent full service railcar lessor. On January 31, 2014, CIT acquired 100% of the outstanding shares of Paris-based Nacco, an independent full service railcar lessor in Europe. The purchase price was approximately $250 million and the acquired assets and liabilities were recorded at their estimated fair values as of the acquisition date, resulting in $77 million of goodwill. On August 1, 2014, CIT Bank acquired 100% of Direct Capital, a U.S. based lender providing equipment financing to small and mid-sized businesses operating across a range of industries. The purchase price was approximately $230 million and the

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acquired assets and liabilities were recorded at their estimated fair values as of the acquisition date resulting in approximately $170 million of goodwill. In addition, intangible assets of approximately $12 million were recorded relating mainly to the valuation of existing customer relationships and trade names.

The 2015 addition relates to the OneWest Transaction. On August 3, 2015 CIT acquired 100% of IMB HoldCo LLC, the parent company of OneWest Bank. The purchase price was approximately $3.4 billion and the acquired assets and liabilities were recorded during the third quarter 2015 at their estimated fair value as of the acquisition date resulting in $598 million of goodwill recorded in the third quarter of 2015. The determination of estimated fair values required management to make certain estimates about discount rates, future expected cash flows (that may reflect collateral values), market conditions and other future events that are highly subjective in nature and may require adjustments, which can be updated throughout the year following the acquisition. Subsequent to the acquisition, management continued to review information relating to events or circumstances existing at the acquisition date. This review resulted in adjustments to the acquisition date valuation amounts, which increased the goodwill balance to $663.0 million. $374.2 million of the goodwill balance is associated with the Consumer and Community Banking business segment. The remaining goodwill was allocated to the Commercial Finance and Real Estate Finance reporting units in Commercial Banking. Additionally, intangible assets of approximately $165 million were recorded relating mainly to the valuation of core deposit intangibles, trade name and customer relationships, as detailed in the table below.

Once goodwill has been assigned, it no longer retains its association with a particular event or acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of goodwill.

Intangible Assets

The following table presents the gross carrying value and accumulated amortization for intangible assets, excluding fully amortized intangible assets.

Intangible Assets (dollars in millions)

	December 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangibles	$126.3	$(7.5)	$118.8	$–	$–	$–
Trade names	27.4	(3.0)	24.4	7.4	(0.5)	6.9
Operating lease rental intangibles	35.1	(24.2)	10.9	42.7	(31.2)	11.5
Customer relationships	23.9	(3.2)	20.7	7.2	(0.4)	6.8
Other	2.1	(0.6)	1.5	0.5	–	0.5
Total intangible assets	$214.8	$(38.5)	$176.3	$57.8	$(32.1)	$25.7

The addition to intangible assets in 2015 reflects the OneWest Bank Transaction. The largest component related to the valuation of core deposits. Core deposit intangibles (“CDIs”) represent future benefits arising from non-contractual customer relationships (e.g., account relationships with the depositors) acquired from the purchase of demand deposit accounts, including interest and non-interest bearing checking accounts, money market and savings accounts. CDIs have a finite life and are amortized on a straight line basis over the estimated useful life of seven years. Amortization expense for the intangible assets is recorded in Operating expenses.

In preparing the interim financial statements for the quarter ended September 30, 2015, the Company discovered and corrected an immaterial error impacting the accumulated amortization on the intangible assets which resulted in a decrease of $35 million in the intangible asset accumulated amortization as of December 31, 2014. In addition, we have excluded fully amortized intangible assets from all amounts.

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The following table presents the changes in intangible assets:

Intangible Assets Rollforward (dollars in millions)

	Customer Relationships	Core Deposit Intangibles	Trade Names	Operating Lease Rental Intangibles	Other	Total
December 31, 2013	$–	$–	$–	$20.3	$–	$20.3
Additions	7.2	–	7.8	(3.6)	0.5	11.9
Amortization, Other(1)	(0.4)	–	(0.9)	(5.2)	–	(6.5)
December 31, 2014	$6.8	$–	$6.9	$11.5	$0.5	$25.7
Additions(2)	16.6	126.3	20.1	4.4	1.7	169.1
Amortization(1)	(2.7)	(7.5)	(2.4)	(5.0)	(0.7)	(18.3)
Other(3)	–	–	(0.2)	–	–	(0.2)
December 31, 2015	$20.7	$118.8	$24.4	$10.9	$1.5	$176.3

(1)	Includes amortization recorded in operating expenses and operating lease rental income.
(2)	Includes measurement period adjustments related to the OneWest Transaction.
(3)	Includes foreign exchange translation and other miscellaneous adjustments.

Intangible assets prior to the OneWest Transaction included the operating lease rental intangible assets comprised of amounts related to net favorable (above current market rates) operating leases. The net intangible asset will be amortized as an offset to rental income over the remaining life of the leases, generally 5 years or less. The intangible assets also include approximately $9.5 million, net, related to the valuation of existing customer relationships and trade names recorded in conjunction with the acquisition of Direct Capital in 2014.

Accumulated amortization totaled $38.5 million at December 31, 2015, primarily related to intangible assets recorded prior to the OneWest Transaction. Projected amortization for the years ended December 31, 2016 through December 31, 2020 is approximately $29.0 million, $26.6 million, $26.1 million, $25.6 million, and $25.0 million, respectively.

NOTE 27 — SEVERANCE AND FACILITY EXITING LIABILITIES

The following table summarizes liabilities (pre-tax) related to closing facilities and employee severance:

Severance and Facility Exiting Liabilities (dollars in millions)

	Severance		Facilities
	Number of Employees	Liability	Number of Facilities	Liability	Total Liabilities
December 31, 2013	125	$17.7	15	$33.3	$51.0
Additions and adjustments	150	28.8	2	(2.2)	26.6
Utilization	(228)	(37.8)	(5)	(7.4)	(45.2)
December 31, 2014	47	8.7	12	23.7	32.4
Additions and adjustments	74	38.7	2	1.6	40.3
Utilization	(68)	(10.5)	(6)	(6.2)	(16.7)
December 31, 2015	53	$36.9	8	$19.1	$56.0

CIT continued to implement various organization efficiency and cost reduction initiatives, such as our international rationalization activities and CIT announced a reorganization of management in the 2015 fourth quarter. The severance additions primarily relate to employee termination benefits incurred in conjunction with these initiatives. The facility additions primarily relate to location closings and consolidations in connection with these initiatives. These additions, along with charges related to accelerated vesting of equity and other benefits, were recorded as part of the $58.2 million and $31.4 million provisions for the years ended December 31, 2015 and 2014, respectively.

114

NOTE 28 — PARENT COMPANY FINANCIAL STATEMENTS

The following tables present the Parent Company only financial statements:

Condensed Parent Company Only Balance Sheets (dollars in millions)

	December 31, 2015	December 31, 2014
Assets:
Cash and deposits	$1,014.5	$1,432.6
Cash held at bank subsidiary	15.3	20.3
Securities purchased under agreements to resell	–	650.0
Investment securities	300.1	1,104.2
Receivables from nonbank subsidiaries	8,951.4	10,735.2
Receivables from bank subsidiaries	35.6	321.5
Investment in nonbank subsidiaries	4,998.8	6,600.1
Investment in bank subsidiaries	5,606.4	2,716.4
Goodwill	319.6	334.6
Other assets	2,158.9	1,625.2
Total Assets	$23,400.6	$25,540.1
Liabilities and Equity:
Borrowings	$10,677.7	$11,932.4
Liabilities to nonbank subsidiaries	1,049.7	3,924.1
Other liabilities	695.1	614.7
Total Liabilities	$12,422.5	$16,471.2
Total Stockholders’ Equity	10,978.1	9,068.9
Total Liabilities and Equity	$23,400.6	$25,540.1

115

Condensed Parent Company Only Statements of Income and Comprehensive Income (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Income
Interest income from nonbank subsidiaries	$435.1	$560.3	$636.6
Interest and dividends on interest bearing deposits and investments	3.2	1.4	2.0
Dividends from nonbank subsidiaries	630.3	526.8	551.1
Dividends from bank subsidiaries	459.2	39.4	15.5
Other income from subsidiaries	(138.8)	(62.4)	35.3
Other income	128.8	103.8	(4.6)
Total income	1,517.8	1,169.3	1,235.9
Expenses
Interest expense	(570.7)	(649.6)	(686.9)
Interest expense on liabilities to subsidiaries	(43.9)	(166.4)	(199.6)
Other expenses	(267.2)	(199.4)	(220.4)
Total expenses	(881.8)	(1,015.4)	(1,106.9)
Income (loss) before income taxes and equity in undistributed net income of subsidiaries	636.0	153.9	129.0
Benefit for income taxes	827.2	769.6	367.9
Income before equity in undistributed net income of subsidiaries	1,463.2	923.5	496.9
Equity in undistributed net income of bank subsidiaries	(248.1)	83.8	95.9
Equity in undistributed net income of nonbank subsidiaries	(158.5)	122.7	82.9
Net income	1,056.6	1,130.0	675.7
Other Comprehensive income (loss) income, net of tax	(8.2)	(60.3)	4.1
Comprehensive income	$1,048.4	$1,069.7	$679.8

Condensed Parent Company Only Statements of Cash Flows (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Cash Flows From Operating Activities:
Net income	$1,056.6	$1,130.0	$675.7
Equity in undistributed earnings of subsidiaries	406.6	(206.5)	(178.8)
Other operating activities, net	(588.6)	(735.4)	(88.2)
Net cash flows (used in) provided by operations	874.6	188.1	408.7
Cash Flows From Investing Activities:
Decrease (increase) in investments and advances to subsidiaries	620.1	(92.6)	21.0
Acquisitions	(1,559.5)	–	–
Decrease (increase) in Investment securities and securities purchased under agreements to resell	1,454.1	342.3	(1,346.2)
Net cash flows provided by (used in) investing activities	514.7	249.7	(1,325.2)
Cash Flows From Financing Activities:
Proceeds from the issuance of term debt	–	991.3	735.2
Repayments of term debt	(1,256.7)	(1,603.0)	(60.5)
Repurchase of common stock	(531.8)	(775.5)	(193.4)
Dividends paid	(114.9)	(95.3)	(20.1)
Net change in advances from subsidiaries	91.0	902.1	728.2
Net cash flows (used in) provided by financing activities	(1,812.4)	(580.4)	1,189.4
Net (decrease) increase in unrestricted cash and cash equivalents	(423.1)	(142.6)	272.9
Unrestricted cash and cash equivalents, beginning of period	1,452.9	1,595.5	1,322.6
Unrestricted cash and cash equivalents, end of period	$1,029.8	$1,452.9	$1,595.5

116

NOTE 29 — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following data presents quarterly data:

Selected Quarterly Financial Data (dollars in millions)

	Unaudited
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
For the year ended December 31, 2015
Interest income	$510.4	$437.7	$283.8	$281.0
Interest expense	(286.7)	(280.3)	(265.2)	(271.3)
Provision for credit losses	(57.6)	(49.9)	(18.4)	(34.6)
Rental income on operating leases	550.9	539.3	531.7	530.6
Other income	30.4	39.2	63.5	86.4
Depreciation on operating lease equipment	(166.8)	(159.1)	(157.8)	(156.8)
Maintenance and other operating lease expenses	(79.6)	(55.9)	(49.4)	(46.1)
Operating expenses	(357.8)	(333.9)	(235.0)	(241.6)
Loss on debt extinguishment	(2.2)	(0.3)	(0.1)	–
Benefit (provision) for income taxes	10.2	560.0	(37.8)	(44.0)
Net loss attributable to noncontrolling interests, after tax	–	–	–	0.1
Loss from discontinued operations, net of taxes	(6.7)	(3.7)	–	–
Net income	$144.5	$693.1	$115.3	$103.7
Net income per diluted share	$0.72	$3.61	$0.66	$0.59
For the year ended December 31, 2014
Interest income	$306.2	$308.3	$309.8	$302.2
Interest expense	(276.9)	(275.2)	(262.2)	(271.9)
Provision for credit losses	(15.0)	(38.2)	(10.2)	(36.7)
Rental income on operating leases	546.5	535.0	519.6	491.9
Other income	116.4	24.2	93.7	71.1
Depreciation on operating lease equipment	(153.2)	(156.4)	(157.3)	(148.8)
Maintenance and other operating lease expenses	(49.7)	(46.5)	(49.0)	(51.6)
Operating expenses	(248.8)	(234.5)	(225.0)	(233.5)
Loss on debt extinguishment	(3.1)	–	(0.4)	–
Benefit (provision) for income taxes	28.3	401.2	(18.1)	(13.5)
Net loss (income) attributable to noncontrolling interests, after tax	1.3	(2.5)	(5.7)	5.7
Income (loss) from discontinued operation, net of taxes	(1.0)	(0.5)	51.7	2.3
Net income	$251.0	$514.9	$246.9	$117.2
Net income per diluted share	$1.37	$2.76	$1.29	$0.59

As detailed further in Note 31 – Statements of Cash Flows, revisions to previously reported statements of cash flows were reflected for the years ended December 31, 2015, 2014 and 2013. The following tables reflect the previously reported and newly revised interim statements of cash flows for the quarter ended March 31, 2015, six months ended June 30, 2015 and nine months ended September 30, 2015. In addition, the statement of cash flows for the quarter ended March 31, 2016 is presented to update the interim reported balances as filed in the Form 10-Q for the quarterly period ended March 31, 2016. In no period did the errors in total change the Increase or decrease in cash and cash equivalents. See Note 31 – Statements of Cash Flows for certain revision explanations.

117

Cash Flow Statement Changes (dollars in millions)
	2015
	Three Months Ended March 31		Six Months Ended June 30		Nine Months Ended September 30
	As Reported	As Revised	As Reported*	As Revised*	As Reported	As Revised
Cash Flows From Operations
Net income	$103.7	$103.7	$219.0	$219.0	$912.1	$912.1
Adjustments to reconcile net income to net cash flows from operations:
Provision for credit losses	34.6	34.6	53.0	53.0	102.9	102.9
Net depreciation, amortization and accretion	165.5	196.0	388.5	388.5	500.7	582.1
Net gains on equipment, receivable and investment sales	(29.2)	(29.2)	(45.6)	(45.6)	(66.6)	(63.2)
Provision for deferred income taxes	21.2	21.2	53.0	53.0	(563.6)	(563.6)
(Increase) decrease in finance receivables held for sale	(74.7)	(74.7)	(148.8)	(148.8)	(101.1)	(117.1)
Goodwill Impairment	-	-	-	-	29.0	29.0
Reimbursement of OREO expense from FDIC	-	-	-	-	2.2	2.2
(Increase) decrease in other assets	(46.8)	(37.6)	54.6	54.6	(45.8)	(39.6)
(Decrease) increase in accrued liabilities and payables	(41.7)	(107.8)	(169.4)	(169.4)	11.0	(100.4)

Net cash flows provided by operations	132.6	106.2	404.3	404.3	780.8	744.4

Cash Flows From Investing Activities
Changes in loans, net	(52.3)	(55.4)	(720.7)	(720.7)	(1,323.6)	(1,106.3)
Purchases of investment securities	(3,094.3)	(3,094.3)	(5,061.6)	(5,061.6)	(6,882.1)	(6,829.9)
Proceeds from maturities of investment securities	3,482.3	3,482.3	4,814.6	4,814.6	7,066.0	7,007.7
Proceeds from asset and receivable sales	544.9	542.6	781.9	781.9	1,455.7	1,427.7
Purchases of assets to be leased and other equipment	(408.2)	(424.6)	(973.6)	(973.6)	(1,717.9)	(1,839.9)
Net increase in short-term factoring receivables	(112.3)	(112.3)	91.7	91.7	(32.3)	(32.3)
Purchases of restricted stock	-	-	(2.7)	(2.7)	(126.2)	(128.9)
Proceeds from redemption of restricted stock	1.7	1.7	-	-	18.3	18.3
Payments to the FDIC under loss share agreements	-	-	-	-	(17.4)	(17.4)
Proceeds from the FDIC under loss share agreements and participation agreements	-	-	-	-	11.3	11.3
Proceeds from sales of other real estate owned, net of repurchases	-	-	-	-	24.2	24.2
Acquisition, net of cash received	-	-	-	-	2,521.2	2,521.2
Change in restricted cash	143.8	143.8	167.4	167.4	151.1	151.1

Net cash flows provided by (used in) investing activities	505.6	483.8	(903.0)	(903.0)	1,148.3	1,206.8

Cash Flows From Financing Activities
Proceeds from the issuance of term debt	519.8	519.8	956.8	956.8	1,670.6	1,606.5
Repayments of term debt	(2,126.9)	(2,129.8)	(3,020.0)	(3,020.0)	(3,854.5)	(3,868.2)
Proceeds from the issuance of FHLB Debt	-	-	64.1	64.1	5,100.0	5,164.1
Repayments of FHLB Debt	(167.9)	(167.9)	(3.5)	(3.5)	(4,997.4)	(5,000.9)
Net increase in deposits	908.4	906.4	1,412.5	1,412.5	1,949.2	1,943.1
Collection of security deposits and maintenance funds	255.5	164.9	137.7	137.7	234.9	236.1
Use of security deposits and maintenance funds	(316.7)	(173.0)	(69.0)	(69.0)	(127.1)	(127.1)
Repurchase of common stock	(331.7)	(331.7)	(392.7)	(392.7)	(531.8)	(531.8)
Dividends paid	(27.1)	(27.1)	(53.6)	(53.6)	(84.4)	(84.4)
Purchase of non-controlling interest	(20.5)	(20.5)	(20.5)	(20.5)	(20.5)	(20.5)
Payments on affordable housing investment credits	-	-	-	-	(0.2)	(0.2)

Net cash flows used in financing activities	(1,307.1)	(1,258.9)	(988.2)	(988.2)	(661.2)	(683.3)

(Decrease) increase in unrestricted cash and cash equivalents	(668.9)	(668.9)	(1,486.9)	(1,486.9)	1,267.9	1,267.9
Unrestricted cash and cash equivalents, beginning of period	6,155.5	6,155.5	6,155.5	6,155.5	6,155.5	6,155.5
Unrestricted cash and cash equivalents, end of period	$5,486.6	$5,486.6	$4,668.6	$4,668.6	$7,423.4	$7,423.4

Supplementary Cash Flow Disclosure
Interest paid	$(324.3)	$(324.3)	$(538.3)	$(538.3)	$(866.5)	$(866.5)
Federal, foreign, state and local income taxes (paid) collected, net	(14.0)	(14.0)	(17.7)	(17.7)	(26.4)	(26.4)
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for investment to held for sale	239.4	241.7	397.7	397.7	2,030.0	2,049.0
Transfer of assets from held for sale to held for investment	0.7	0.7	43.5	43.5	93.1	93.1
Deposits on flight equipment purchases applied to acquisition of flight equipment, capitalized interest and buyer furnished equipment	-	99.8	176.1	176.1	-	288.1
Transfers of assets from held for investment to OREO	-	-	-	-	26.4	26.4
Issuance of common stock as consideration	-	-	-	-	1,462.0	1,462.0
* Amounts were revised in the interim filing on Form 10-Q for the quarterly period ended June 30, 2016, therefore reported equates to revised. However, the reported are different from balances included in the interim filing on Form 10-Q for the quarterly period ended June 30, 2015.

118

Cash Flow Statement Changes (dollars in millions)
	2016
	Three Months Ended March 31
	As Reported	As Revised
Cash Flows From Operations
Net income	$146.9	$146.9
Adjustments to reconcile net income to net cash flows from operations:
Provision for credit losses	99.3	99.3
Net depreciation, amortization and accretion	176.9	200.9
Net gains on equipment, receivable and investment sales	(8.5)	(8.5)
Provision for deferred income taxes	67.3	67.3
Increase in finance receivables held for sale	347.1	233.4
Reimbursement of OREO expense from FDIC	4.6	0.9
(Increase) decrease in other assets	(77.2)	(52.8)
(Decrease) increase in accrued liabilities and payables	(190.4)	(206.5)

Net cash flows provided by operations	566.0	480.9

Cash Flows From Investing Activities
Changes in loans, net	(437.7)	(260.9)
Purchases of investment securities	(492.5)	(492.5)
Proceeds from maturities of investment securities	541.5	541.5
Proceeds from asset and receivable sales	455.9	447.8
Purchases of assets to be leased and other equipment	(298.4)	(356.0)
Net increase in short-term factoring receivables	(209.9)	(209.9)
Proceeds from redemption of restricted stock	2.2	2.2
Payments to the FDIC under loss share agreements	(3.1)	(1.1)
Proceeds from the FDIC under loss share agreements and participation agreements	25.4	27.1
Proceeds from sales of other real estate owned, net of repurchases	36.6	36.6
Change in restricted cash	7.6	7.6

Net cash flows provided by (used in) investing activities	(372.4)	(257.6)

Cash Flows From Financing Activities
Proceeds from the issuance of term debt	7.2	7.2
Repayments of term debt	(470.2)	(499.9)
Proceeds from the issuance of FHLB Debt	551.0	551.0
Repayments of FHLB Debt	(552.3)	(552.3)
Net increase in deposits	114.2	114.2
Collection of security deposits and maintenance funds	70.1	70.1
Use of security deposits and maintenance funds	(30.8)	(30.8)
Dividends paid	(30.6)	(30.6)
Payments on affordable housing investment credits	(4.3)	(4.3)

Net cash flows used in financing activities	(345.7)	(375.4)

Decrease in unrestricted cash and cash equivalents	(152.1)	(152.1)
Unrestricted cash and cash equivalents, beginning of period	7,470.6	7,470.6
Unrestricted cash and cash equivalents, end of period	$7,318.5	$7,318.5

Supplementary Cash Flow Disclosure
Interest paid	$(335.9)	$(335.9)
Federal, foreign, state and local income taxes (paid) collected, net	$(0.2)	(0.2)
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for investment to held for sale	$833.4	$833.4
Transfer of assets from held for sale to held for investment	$61.1	$61.1
Deposits on flight equipment purchases applied to acquisition of flight equipment, capitalized interest and buyer furnished equipment	$-	$29.4
Transfer of assets from held for investment to OREO	$19.9	$19.9

119

NOTE 30 — SUBSEQUENT EVENTS

Revolving Credit Facility Amendment

On February 17, 2016 the Revolving Credit Facility was amended to extend the maturity date of the commitments to January 26, 2018, reduce the required minimum guarantor coverage from 1.50:1.0 to 1.375:1.0, and to include Fitch Ratings as a designated Rating Agency within the facilities terms and conditions. The total commitment amount is $1.5 billion consisting of a $1.15 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for the issuance of letters of credit.

On the closing date, no amounts were drawn under the Revolving Credit Facility. However, there was approximately $0.1 billion utilized for the issuance of letters of credit. Any amounts drawn under the facility will be used for general corporate purposes.

The Revolving Credit Agreement is unsecured and is guaranteed by certain of the Company’s domestic operating subsidiaries.

NOTE 31 — STATEMENTS OF CASH FLOWS

In evaluating the impact of errors within the statements of cash flows, management has considered the guidance set forth in SEC Staff Accounting Bulletin 99, Materiality (“SAB 99”), SEC Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), and the FASB’s Accounting Standards Codification Topic 250 Accounting Changes and Error Corrections.

In assessing these errors, management concluded that the corrections did not, individually or in the aggregate, result in a material misstatement of the Company's consolidated statements of cash flows for any of the prior periods. In no year did the errors in total change the Increase or decrease in cash and cash equivalents.

The errors impacted various line items in the statements of cash flows. Specifically, the errors primarily related to the following:

•	Inconsistently recording cash flows for lending activities based on original intent in the operations section. Instances were identified, in which activities related to loan syndication and loans designated as held for sale, remained in the investing section. For syndication activity, the original intent is to resell the loan; therefore, that activity should have been recorded in (Increase) decrease in finance receivables held for sale in the operations section, but the activity was recorded within Change in loans, net and Proceeds from asset and receivable sales within the investing section. In addition, when certain portfolios were designated as held for sale, only loan activities subsequent to the held for sale designation date (for example, new loan extensions and collections on the new loans), should have been recorded in (Increase) decrease in finance receivables held for sale in the operations section, however, all activity was recorded in the operations section. Amounts related to balances recorded prior to the designation as held for sale should have been recorded in Change in Loans, net.
•	Certain activities in other asset and liability accounts should have been recorded as investing activities or non-cash supplemental disclosures. The corrections reflect the use of the pre-delivery progress deposits on aircraft, capitalized interest, and purchases of buyer furnished equipment during the respective periods. These balances were recorded in various accounts that are included in other assets before the equipment was purchased (therefore reflected in (Increase) decrease in other assets). Upon purchase of the equipment, the related balances are then transferred to or included with the carrying value of the operating lease equipment (non-cash activity). The cash related activity is now reported as investing activities at the time of the cash outlay within Purchases of assets to be leased and other. The non-cash component originally was reflected as if it was a cash outlay and included in the Purchases of assets to be leased and other when the equipment was purchased. Non-cash transfers are now included as supplemental disclosures in Deposits on flight equipment purchases applied to acquisition of flight equipment, capitalized interest and buyer furnished equipment. The 2015 correction was also driven by reflecting balances related to certain loan refinancing activities as (Increase) decrease in other assets rather than Changes in loans, net. In addition, valuation adjustments on flight equipment balances, which related to fresh start accounting valuations, was a non-cash transaction that was originally reported in the Purchases of assets to be leased and other. This had the effect of reducing the reported cash outlay amount, with
120

the offset in the (Decrease) increase in accrued liabilities and payables. The amount is no longer being reflected within the statement as it is non-cash.

•	Amortization of non-cash items not included in the proper line item. Amortization of stock compensation costs was reflected in the (Decrease) increase in accrued liabilities and payables when it should have been reflected as a non-cash adjustment to net income and included in Net depreciation, amortization and accretion. In addition, amortization amounts related to debt issuance costs and deferred fees originally recorded in (Increase) decrease in other assets should have been reflected in Net depreciation, amortization and accretion.
•	Inconsistent presentation of gross investment security activities. Corrections include presenting activity for a particular investment security on a gross basis (Purchases of investment securities and Proceeds from the maturity of investment securities), correcting certain intercompany transfers that did not zero out correctly to be displayed on both lines, with an offset to (Decrease) increase in accrued liabilities and payables, and the breakout of activity for investments in restricted stock for all periods prior to the OneWest Transaction.

Included in Note 29 – Select Quarterly Financial Data (Unaudited) are interim unaudited statements of cash flows that display the previously reported and newly revised balances for the quarters ended March 31, 2015 and 2016, six months ended June 30, 2015 and nine months ended September 30, 2015.

The following table summarizes the revisions to the statements of cash flows:

121

Cash Flow Statement Changes (dollars in millions)
	Year Ended December 31, 2015		Year Ended December 31, 2014		Year Ended December 31, 2013
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Cash Flows From Operations
Net income	$1,056.6	$1,056.6	$1,130.0	$1,130.0	$675.7	$675.7
Adjustments to reconcile net income to net cash flows from operations:
Provision for credit losses	160.5	160.5	100.1	100.1	64.9	64.9
Net depreciation, amortization and accretion	653.7	783.9	882.0	973.2	705.5	798.7
Net gains on equipment, receivable and investment sales	(11.7)	(12.3)	(348.6)	(348.4)	(187.2)	(185.3)
Provision for deferred income taxes	(569.2)	(569.2)	(426.7)	(426.7)	59.1	59.1
(Increase) decrease in finance receivables held for sale	(99.3)	(261.5)	(165.1)	(161.9)	404.8	407.6
Goodwill Impairment	29.0	29.0	-	-	-	-
Reimbursement of OREO expense from FDIC	7.2	7.2	-	-	-	-
(Increase) decrease in other assets	195.3	65.9	(34.9)	(106.5)	(251.1)	26.9
(Decrease) increase in accrued liabilities and payables	(264.8)	(408.2)	33.5	32.9	(151.3)	(171.6)

Net cash flows provided by operations	1,157.3	851.9	1,170.3	1,192.7	1,320.4	1,676.0

Cash Flows From Investing Activities
Changes in loans, net	(1,864.5)	(1,475.3)	(1,852.5)	(1,703.3)	(2,932.7)	(2,846.0)
Purchases of investment securities	(8,054.2)	(8,051.5)	(9,824.4)	(10,022.8)	(16,538.8)	(16,462.3)
Proceeds from maturities of investment securities	8,964.9	8,963.2	10,297.8	10,461.2	15,084.5	14,983.4
Proceeds from asset and receivable sales	2,353.8	2,328.8	3,817.2	3,692.4	1,875.4	1,812.3
Purchases of assets to be leased and other equipment	(3,016.3)	(3,052.5)	(3,101.1)	(3,028.9)	(2,071.8)	(2,335.9)
Net increase in short-term factoring receivables	124.7	124.7	(8.0)	(8.0)	105.2	105.2
Purchases of restricted stock	(126.2)	(128.9)	-	(5.9)	-	(0.4)
Proceeds from redemption of restricted stock	18.6	20.3	-	2.4	-	0.8
Payments to the FDIC under loss share agreements	(18.1)	(18.1)	-	-	-	-
Proceeds from the FDIC under loss share agreements and participation agreements	33.7	33.7	-	-	-	-
Proceeds from sales of other real estate owned, net of repurchases	60.8	60.8	-	-	-	-
Acquisition, net of cash received	2,521.2	2,521.2	(448.6)	(448.6)	-	-
Change in restricted cash	156.7	156.7	93.8	93.8	127.0	127.0

Net cash flows provided by (used in) investing activities	1,155.1	1,483.1	(1,025.8)	(967.7)	(4,351.2)	(4,615.9)

Cash Flows From Financing Activities
Proceeds from the issuance of term debt	1,691.0	1,626.9	4,180.1	3,871.5	2,107.6	2,099.9
Repayments of term debt	(4,571.8)	(4,417.7)	(5,874.7)	(5,842.3)	(2,445.8)	(2,498.0)
Proceeds from the issuance of FHLB Debt	5,900.0	5,964.1	-	308.6	-	7.7
Repayments of FHLB Debt	(5,898.8)	(6,070.2)	-	(88.6)	-	(4.7)
Net increase in deposits	2,408.3	2,402.2	3,323.9	3,301.8	2,846.1	2,823.0
Collection of security deposits and maintenance funds	330.1	330.9	334.4	332.2	309.0	295.2
Use of security deposits and maintenance funds	(184.1)	(184.1)	(163.0)	(163.0)	(127.7)	(124.8)
Repurchase of common stock	(531.8)	(531.8)	(775.5)	(775.5)	(193.4)	(193.4)
Dividends paid	(114.9)	(114.9)	(95.3)	(95.3)	(20.1)	(20.1)
Purchase of non-controlling interest	(20.5)	(20.5)	-	-	-	-
Payments on affordable housing investment credits	(4.8)	(4.8)	-	-	-	-

Net cash flows (used in) provided by financing activities	(997.3)	(1,019.9)	929.9	849.4	2,475.7	2,384.8

Increase (decrease) in unrestricted cash and cash equivalents	1,315.1	1,315.1	1,074.4	1,074.4	(555.1)	(555.1)
Unrestricted cash and cash equivalents, beginning of period	6,155.5	6,155.5	5,081.1	5,081.1	5,636.2	5,636.2
Unrestricted cash and cash equivalents, end of period	$7,470.6	$7,470.6	$6,155.5	$6,155.5	$5,081.1	$5,081.1

Supplementary Cash Flow Disclosure
Interest paid	$(1,110.0)	$(1,110.0)	$(1,049.5)	$(1,049.5)	$(997.8)	$(997.8)
Federal, foreign, state and local income taxes (paid) collected, net	$(9.5)	$(9.5)	$(21.6)	$(21.6)	$(68.0)	$(68.0)
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for investment to held for sale	$2,955.3	$3,039.4	$2,551.3	$2,671.0	$5,141.9	$5,167.0
Transfer of assets from held for sale to held for investment	$208.7	$208.7	$64.9	$64.9	$18.0	$10.2
Deposits on flight equipment purchases applied to acquisition of flight equipment, capitalized interest and buyer furnished equipment	$-	$554.2	$-	$589.4	$-	$407.5
Transfers of assets from held for investment to OREO	$65.8	$65.8	$-	$-	$-	$-
Issuance of common stock as consideration	$1,462.0	$1,462.0	$-	$-	$-	$-

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